EXECUTION VERSION
SECURITIES PURCHASE AGREEMENT
dated as of
March 7, 2022
by and between
SEQUA CORPORATION
and
AZZ INC.

    i

EXHIBITS

Exhibit	A	Form of Escrow Agreement
Exhibit	B	Form of Transition Services Agreement
Exhibit	C	Transaction Steps Plan
Exhibit	D	Allocation Principles

SECURITIES PURCHASE AGREEMENT
This SECURITIES PURCHASE AGREEMENT (this “Agreement”), dated as of March 7, 2022, is made by and between Sequa Corporation, a corporation organized under the Laws of the State of Delaware (“Seller”), and AZZ Inc., a corporation organized under the Laws of Texas (“Buyer”). Each of Seller and Buyer is referred to herein as a “Party” and collectively as the “Parties”.
W I T N E S E T H :
WHEREAS, the Precoat Subsidiaries (as defined below) are engaged in the business of applying protective and decorative coatings and films for continuous steel and aluminum coil and performing ancillary services related thereto (the “Precoat Business”); and
WHEREAS, Buyer desires to acquire the Precoat Business by purchasing the Mezzanine Interests (as defined below) from Seller upon the terms and subject to the conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:
ARTICLE I
Definitions
Section 1.01    Definitions. As used herein, the following terms have the following meanings:
“Accounting Principles” means GAAP consistently applied throughout the applicable periods in the preparation of the Financial Statements; provided, however, that (a) the Closing Balance Sheet and the calculations in the Closing Statement shall, in each case, (i) reflect no new reserves or increases in reserves (regardless of whether any such reserve is recorded as an offset to a current asset’s carrying value or is included as an accrued liability in the Closing Balance Sheet) from amounts contained in the Balance Sheet, other than changes therein attributable to changes in facts and circumstances occurring after the Balance Sheet Date and (ii) be determined without giving effect to (A) without prejudice to any clause of the definition of Company Transaction Expenses or Funded Debt, the consummation of the Mezzanine Purchase (including any adjustments as a result of the application of purchase accounting), except as otherwise provided with respect to Tax assets and liabilities in the definition of Net Working Capital, (B) any financing transactions in connection with the consummation of the transactions contemplated by Buyer or its Subsidiaries (including the Precoat Subsidiaries from and after the Closing), (C) any dividend or distribution of any cash or assets after the Closing to any Person other than any other Precoat Subsidiary or any use of Cash to pay expenses of Buyer in connection with the transactions contemplated hereby (including any financing transactions) or for any purpose other than the operation of the Precoat Business, or (D) any other action or omission by Buyer or any of its Subsidiaries (including the Precoat Subsidiaries from and after the Closing) subsequent to the Closing that is not in the ordinary course of business consistent with past practice, (b) the treatment of leases as finance leases or operating leases shall be identical to their treatment in the Balance Sheet, and (c) there shall be no change in classification (i) to a current liability of any liability that was classified as a long-term liability on the Balance Sheet or (ii) to a long-term asset of any asset that was classified as a current asset on the Balance Sheet (in each case, other than any such change resulting solely from the passage of time).
“Action” means any claim, charge, action, suit, audit, assessment, arbitration, cause of action, hearing, litigation, demand, citation, notice of violation, complaint or other similar proceeding (whether civil, criminal, appellate, regulatory or administrative and whether at law or in equity) that is or has been commenced, brought, conducted or heard by or before any Governmental Authority.
“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, through one or more intermediaries or otherwise. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise. For the avoidance of doubt, following the Closing, Affiliates of Buyer shall include the Precoat Subsidiaries and Affiliates of Seller shall include the Chromalloy Subsidiaries.
“Antitrust Authority” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission, United States state attorneys general, or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).
“Antitrust Communication” means any communication from the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission stating that the Parties would close at their own risk and/or that an underlying investigation may continue.
“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authority relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by the Antitrust Division of the United States Department of Justice or the United States Federal Trade Commission or any subpoena, interrogatory or deposition by any Antitrust Authority.
“Assumed Plans” means (a) the Contracts, plans, policies and arrangements set forth in Schedule 1.01(b), and (b) the Precoat Subsidiary Plans.
“Balance Sheet” means the balance sheet included in the Interim Financial Statements.
“Balance Sheet Date” means December 31, 2021.
“Base Purchase Price” means $1,283,000,000.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which the Federal Reserve Bank of New York is closed.
“Business Guarantees (Chromalloy)” means all guarantees, letters of credit, bonds, sureties and other credit support or assurances provided by any of the Precoat Subsidiaries in support of any obligation of the Chromalloy Business or any Chromalloy Subsidiary, including those items listed on Schedule 1.01(d)(i).
“Business Guarantees (Precoat)” means all guarantees, letters of credit, bonds, sureties and other credit support or assurances provided by any of the Chromalloy Subsidiaries in support of any obligation of the Precoat Business or any Precoat Subsidiary, including those items listed on Schedule 1.01(d)(ii).
“Buyer Releasee” means Seller, any of its Affiliates (other than another Buyer Releasor) or any of its or their respective former, current or future directors, officers, employees, general or limited partners, managers, members, direct or indirect equityholders, controlling Persons, affiliates, attorneys, assignees, agents, advisors, or Representatives, or Representatives or Affiliates of any of the foregoing, or any former, current or future estates, heirs, executors, administrators, trustees, successors or assigns of any of the foregoing.
“Buyer Releasor” means Buyer, each of its Affiliates (including the Precoat Subsidiaries) and its and their respective former, current and future directors, officers, employees, general and limited partners, managers, members, direct and indirect equityholders, controlling Persons, Affiliates, attorneys, assignees, agents, advisors, and Representatives, and Representatives and Affiliates of any of the foregoing, and any former, current or future estates, heirs, executors, administrators, trustees, successors and assigns of any of the foregoing.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act, as signed into law by the President of the United States on March 27, 2020.
“Cash” means, as of any date and time, the cash and cash equivalents of the Precoat Subsidiaries as of such date and time as determined and calculated in accordance with the Accounting Principles. Notwithstanding the foregoing, Cash shall (i) be reduced by Restricted Cash, (ii) be increased by checks and drafts deposited for the account of the Precoat Subsidiaries and not included in cash, (iii) not include any cash or cash equivalents of the Chromalloy Subsidiaries and (iv) not be reduced by issued but uncleared checks, overdrafts and/or drafts of the Precoat Subsidiaries.
“Chromalloy Business” means the business of developing, repairing and manufacturing aeroengine and industrial gas turbine components, advanced coatings and castings and providing machining services related thereto; provided that the Chromalloy Business shall exclude the Precoat Business and any legacy business previously conducted by Seller or its Subsidiaries including any discontinued or divested products, product lines or businesses that are not otherwise included within the first clause of this definition of the Chromalloy Business.
“Chromalloy Group Taxes” means (i) United States federal income Taxes of the consolidated group of which Sequa Corporation is the common parent for which any of the Precoat Subsidiaries are liable pursuant to Treasury Regulation Section 1.1502-6 and (ii) any United States state or local income Taxes attributable to the Chromalloy Subsidiaries for which any Precoat Subsidiary is liable by reason of having been a member of a consolidated, combined or unitary state or local income Tax group of which one or more Chromalloy Subsidiaries was a member during a taxable period (or portion thereof) ending on or before the Closing Date. In no event will Chromalloy Group Taxes include any Precoat Tax Liabilities.
“Chromalloy Subject Employees” means (i) the employees of the Chromalloy Subsidiaries, (ii) those individuals listed on Schedule 1.01(c)(i) and (iii) former employees of the Chromalloy Business, as determined based on whether such former employee last primarily performed services for the Chromalloy Business as opposed to either the Precoat Business or any other former business of Seller or its Subsidiaries (other than the Precoat Subsidiaries).
“Chromalloy Subsidiaries” means Seller and all of its Subsidiaries other than the Precoat Subsidiaries.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Collective Bargaining Agreement” means each Contract with a union, labor organization or other similar organization representing or otherwise related to any Precoat Business Employee.
“Columbia Lease” means Amended and Restated Lease Agreement by and between Consys (SC) QRS 16-66, Inc., and Consys-9 (SC) LLC, collectively as landlord, and Precoat Metals Corp., as tenant, dated as of December 15, 2015, as amended by First Amendment to Lease Agreement dated as of March 31, 2017 (Columbia, South Carolina).
“Company Transaction Expenses” means the fees and expenses of the Precoat Subsidiaries incurred at or prior to the Closing in connection with this Agreement and the transactions contemplated hereby (without duplication and excluding fees and expenses incurred by the Precoat Subsidiaries as a result of Contracts entered into by Buyer or any of its Affiliates following the Closing), including: (a) fees and expenses of investment bankers, attorneys, accountants and other consultants and advisors in connection with the transactions contemplated hereby; (b) the aggregate amount of all transaction bonuses, change-of-control payments or severance or retention payments payable as a result of the execution of this Agreement or any other Transaction Document or the consummation of the transactions contemplated hereby or thereby and the employer portion of any payroll Taxes required to be paid in connection therewith (in each case of this clause (b), for the avoidance of doubt, excluding any payments payable under an EAR Plan); and (c) costs of maintaining the Dataroom; provided, however, that “Company Transaction Expenses” shall not include (i) any expense resulting from termination of employment or service as a result of an action taken by Buyer or, after the Closing, the Precoat

Subsidiaries or any post-Closing liabilities or obligations arising as a result of both (A) the consummation of the transactions contemplated by this Agreement or any other Transaction Document and (B) the occurrence of one or more additional post-Closing events under so-called “double-trigger” severance provisions, (ii) any retention payments or other payments pursuant to Contracts or severance payments triggered by an action of Buyer or its Affiliates (including, for clarity, the Precoat Subsidiaries) following the Closing, (iii) any fees or expenses with respect to any financing transaction effected by or on behalf of Buyer, (iv) any fees or expenses for which Buyer is responsible under this Agreement (other than under Section 2.04(b)(iv)(B)), (v) any Excluded Payroll Taxes or Transfer Taxes, (vi) any fees or expenses of the Chromalloy Subsidiaries or (vii) the fees and expenses included in Funded Debt.
“Confidentiality Agreement” means that certain Confidentiality Agreement by and between Seller and Buyer, dated November 19, 2021.
“Consent” means with respect to any Contract, an agreement among the parties to such Contract whereby the non-Precoat party to such Contract consents to the change of control of Mezzanine contemplated under this Agreement and waives any right of any such party to terminate, modify, or accelerate any obligations or payments due under such Contract as a result thereof.
“Contract” means any written legally binding contract, agreement, lease, guaranty, mortgage, note, bond, sublease, license, sublicense, obligation, undertaking, commitment sales order or purchase order or any other similar instrument.
“COTS License” means a non-exclusive license in the form of a “shrink-wrap,” “click-through” or other standard form license agreement covering Software that is generally available to the public under such license.
“COVID-19” means SARS-CoV-2 or COVID-19, and any variants thereof or related outbreaks.
“COVID-19 Response” means any reasonable actions taken or omitted in response to the COVID-19 pandemic and the effects resulting from such taken or omitted actions (including (a) any required or recommended quarantines, travel restrictions, “stay-at-home” orders, social distancing measures, or other safety measures, (b) workforce reductions, workplace or worksite shutdowns or slowdowns and (c) other measures initiated, to the extent reasonably necessary or appropriate to respond to, or mitigate the effects of, the COVID-19 pandemic).
“Dataroom” means that certain virtual data room hosted by Datasite titled “Project Scorpio” and maintained by Seller and its Representatives in connection with the transactions contemplated by this Agreement.
“Debt Financing Documents” means the Debt Commitment Letter, any loan agreements, indentures or credit agreements relating thereto or contemplated thereby (and any joinders or amendments thereto permitted hereunder).
“Debt Financing Sources” means any entities (other than Buyer or its Affiliates) that have committed to provide, have been engaged to provide, arrange or underwrite, or otherwise entered into an agreement to provide, arrange or underwrite any of the Debt Financing, including the banks and other financial institutions party to the Debt Commitment Letter or any other Debt Financing Document, together with each former, current and future Affiliate thereof and each former, current and future officer, director, employee, member, manager, partner, controlling person, advisor, attorney, agent and representative of each such lender, other Person or Affiliate, and together with the heirs, executors, successors and assigns of any of the foregoing.
“Dormant Precoat Subsidiary” means any of those Subsidiaries of Mezzanine set forth on Schedule 1.01(e).
“EAR Plans” means the Sequa Corporation Equity Appreciation Rights Plan, the Sequa Corporation 2015 Equity Appreciation Rights Plan and the 2017 Equity Appreciation Rights Plan.

“Effective Time” means 11:59 PM on the Closing Date.
“Employee Plan” means (a) each “employee benefit plan”, as defined in Section 3(3) of ERISA, and (b) all profit sharing, stock purchase, stock option, equity or equity-based, severance, disability employment, post-termination or post-employment welfare, paid time off, fringe, health or welfare, change-in-control, retention, fringe benefit, bonus, incentive, deferred compensation, employee loan, and all other employee benefit plans, agreements, programs, policies, or other arrangements, whether or not subject to ERISA, whether oral or written, under which any Precoat Business Employee has any present or future right to benefits and is sponsored, maintained or contributed to by Seller or any of its Subsidiaries or Affiliates, but excluding the Precoat Subsidiary Plans and any plan that is required to be maintained by applicable Law or that is sponsored by any Governmental Authority.
“Environmental Laws” means any Law relating to pollution, protection of the environment, natural resources or human health and safety (as it pertains to exposures to Hazardous Substances), or any Law pertaining to the exposure to or the generation, management, manufacture, processing, use, registration, distribution, transportation, treatment, storage, recycling, reuse, disposal, or Release of Hazardous Substances.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“Escrow Amount” means an amount equal to $10,000,000.
“Escrow Funds” means, at any given time after the Closing, the funds remaining in the account in which the Escrow Agent has deposited the Escrow Amount in accordance with the Escrow Agreement, including any amount of interest actually earned thereon.
“Estimated Net Working Capital Adjustment Amount” means the amount, which may be positive or negative, equal to (a) Estimated Closing Date Net Working Capital, minus (b) $52,500,000.
“Excluded Payroll Taxes” means any Taxes due under Section 3111(a) of the Code with respect to compensatory payments made in connection with the transactions contemplated by the Transaction Steps Plan in the case of any recipient whose wages form the Precoat Subsidiaries or the Chromalloy Subsidiaries for the 2021 tax year exceeded $147,000.
“Factoring Facilities” means, collectively, (i) that certain Third Amended and Restated Receivables Purchase Agreement, dated as of January 12, 2017, among Sequa Receivables Corp., as Seller, Mezzanine, as Servicer, the Persons party thereto as CP Conduit Purchasers, Committed Purchasers, LC Participants and Funding Agents and Barclays Bank PLC, as LC Bank and as Collateral Agent, as the same has been amended and modified from time to time and (ii) that certain Second Amended and Restated Purchase and Sale Agreement, dated as of April 30, 2012, between Sequa Receivables Corp., as Buyer, and Chromalloy Castings Tampa Corporation, Chromalloy Gas Turbine LLC, Chromalloy San Diego Corporation, Precoat Metals Corp. and Belac LLC, as Originators, as the same has been amended and modified from time to time.
“Force Majeure Event” means any delay or failure in the performance of a Party’s obligations under this Agreement resulting primarily from and without its fault or negligence any act of God or natural disaster, any acts of terrorism, sabotage, war, riots, insurrections, the outbreak or escalation of hostilities, changes in geopolitical conditions, cyberattacks, acts of civil or military authority, embargoes, fires, explosions, earthquakes, floods, hurricanes, tornadoes, unusually severe weather conditions, or any widespread failure in electrical or telecommunications infrastructure.
“Fraud” means, with respect to Seller or Buyer, an actual and intentional fraud with respect to the making of representations and warranties contained in this Agreement by such Person and not with respect to any other matters; provided that, such actual and intentional fraud of such Person specifically excludes any statement, representation or omission made negligently or recklessly and shall only be deemed to exist if (a) such representations and warranties were inaccurate when made, (b) such representations and warranties were made with the intent to deceive the other Party, (c) such other Party acted or refrained from acting in reliance on such inaccurate representation and warranty and (d) such action or inaction resulted in actual Losses to such other Party (including, in the case of Buyer assuming the Closing occurs, the Precoat Subsidiaries or the Precoat Business).
“Fundamental Representations” means the representations and warranties of Seller contained in Sections 3.01 (Organization of Seller), 3.02 (Due Authorization), 3.05 (Precoat Subsidiaries), 3.14(a) (Title to Assets) and 3.16 (Finders’ Fees).
“Funded Debt” as of any date and time, with respect to any Person, means, without duplication, and as calculated in accordance with the Accounting Principles, (a) all indebtedness of the Precoat Subsidiaries as of such date and time for borrowed money, (b) all obligations of the Precoat Subsidiaries as of such date and time evidenced by bonds, debentures, promissory notes, loans, mortgages or similar instruments (including a purchase money obligation), (c) all finance lease obligations of the Precoat Subsidiaries as of such date and time, (d) all reimbursement obligations of the Precoat Subsidiaries as of such date and time under letters of credit to the extent such letters of credit have been drawn, bank guarantees, banker’s acceptance or note purchase facility in each case to the extent any amount is payable thereunder as of such date and time, (e) all unpaid obligations of the Precoat Subsidiaries for deferred payments of “applicable employment taxes” for periods ending on or prior to the Closing Date pursuant to Section 2302 of the CARES Act, (f) the amount of the difference between cash rent paid by the Precoat Business and rent expense due to free rent and / or purchase accounting adjustments (other than purchase accounting adjustments in connection with the transactions contemplated hereby) in accordance with GAAP, in each case, with respect to the Columbia Lease (and, for the avoidance of doubt, no other amount with respect to any other lease), (g) all obligations of the Precoat Subsidiaries for the deferred purchase price of property or services, including all seller notes and “earn-out” payments, whether or not matured, (h) all obligations of the Precoat Subsidiaries arising out of interest rate and currency rate swap arrangements and any other arrangements designed to provide protection against fluctuations in interest, currency rate or commodity prices, (i) any amount of disbursed but not cleared checks issued by the Precoat Business (but not for the avoidance of doubt any such checks that are issued on behalf of the Precoat Business by the Chromalloy Subsidiaries), (j) all obligations of the Precoat Subsidiaries as of such date and time for guarantees of another Person (other than another Precoat Subsidiary) in respect of any items set forth in clauses (a) through (i), (k) all premium (if any), unpaid prepayment penalties, termination fees and accrued and unpaid interest with respect to any liability or obligation of a type set forth in clauses (a) through (j), and (l) all obligations of Mezzanine with respect to declared but unpaid distributions; provided, however, that Funded Debt shall not include (i) undrawn letters of credit or reimbursement obligations in respect of undrawn letters of credit, (ii) any liabilities related to inter-company debt between one or more of the Precoat Subsidiaries, (iii) any premium, prepayment penalty or similar payment with respect to finance leases included in Funded Debt to the extent such leases are not required by their terms to be repaid in full at the Closing, or (iv) any liabilities for indebtedness outstanding under the Senior Credit Facilities, any related guarantees or hedging arrangements or the Factoring Facilities to the extent that each of the Precoat Subsidiaries are released from any liability thereunder in connection with the consummation of the transactions contemplated hereby (clauses (i) through (iv) collectively, the “Funded Debt Exclusions”); provided, further, however, that, for the avoidance of doubt, Funded Debt shall not include any liabilities or obligations of the Chromalloy Subsidiaries.
“GAAP” means United States generally accepted accounting principles as they exist at the time of execution of this Agreement (or in reference to the Financial Statements of an earlier date, as in effect as of such date of such Financial Statements) and as applicable to the Precoat Subsidiaries as private companies.
“Government Official” means (a) officers, employees or representatives of any national, regional, local or other Governmental Authority; (b) any individual who, although temporarily or without payment, holds a public position, employment, or function; (c) officers, employees or representatives of companies in which a Governmental Authority owns a controlling interest; (d) any private person acting in an official capacity for or on behalf of any Governmental Authority (such as a consultant retained by a government agency); (e) candidates for political office at any level; (f) political parties and their officials; (g) royal family members; and (h) officers, employees or representatives of public international organizations (such as the United Nations, World Bank and International Monetary Fund).

“Governmental Assistance Indebtedness” means indebtedness for borrowed money incurred by any Precoat Subsidiary from any Governmental Authority pursuant to the CARES Act or other federal, state or local stimulus plans adopted by any Governmental Authority in response to the COVID-19 pandemic (including loans provided by the United States Small Business Administration).
“Governmental Authority” means any federal, state, provincial, municipal, local or foreign or multinational government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal or arbitral body (whether public or private), including any agency, instrumentality, subdivision or other body thereof, including any military or law enforcement agency.
“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination, decision, verdict or award, in each case, whether temporary, preliminary or permanent, entered, issued, made, rendered or otherwise put into effect by or with any court, administrative body or other Governmental Authority.
“Hazardous Substances” means any substance, material or waste that is listed, classified or regulated by a Governmental Authority under Environmental Law as a “toxic substance,” “hazardous substance,” “hazardous material,” “contaminant,” “pollutant,” or words of similar meaning and regulatory effect, and petroleum and all derivatives thereof, asbestos, per- and polyfluoroalkyl substances, and polychlorinated biphenyls.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.
“Intellectual Property” means all intellectual property and intellectual property rights in any and all jurisdictions and throughout the world, including all: (a) patents and patent applications, and utility models, including utility patents, design patents, provisionals, divisionals, continuations, continuations-in-part and renewal applications, and including renewals, reissuances, re-examinations, extensions, and national and international counterparts, and the priority rights related thereto (collectively, “Patents”) and inventions and invention disclosures (whether or not patentable); (b) trademarks, service marks, trade dress, brand names and trade names, and any other indicia of source or origin, together with all translations, adaptations, derivations, abbreviations, acronyms, and combinations thereof, whether or not registered, and registrations and applications for registration thereof, and common law and unregistered rights therein and thereto, and all goodwill associated with each of the foregoing (collectively, “Trademarks”); (c) trade secrets, know-how, technology, processes, formulae, models, drawings, specifications, schematics, and other proprietary information, and all rights therein and thereto (collectively, “Trade Secrets”); (d) copyrights and rights in works of authorship (including Software), mask work rights, whether statutory or common law, whether or not registered, and registrations and applications to register the same, renewals, extensions and reversions of any of the foregoing (collectively, “Copyrights”); (e) internet domain name registrations and rights to social media account identifiers and designations; (f) Software and the intellectual property rights in Software; (g) designs and registrations, applications for registration, and unregistered rights therein and thereto (“Designs”); (h) rights of publicity and privacy and rights to use of names, likenesses and images; (i) data and databases; (j) rights of attribution, rights of integrity, and other moral rights; (k) other intellectual or industrial property rights; and (l) rights to sue for past, present, and future infringement, misappropriation, dilution, or violation of any of the foregoing.
“Intellectual Property Grant” means any license or sublicense (exclusive or non-exclusive or partially exclusive, present or conditioned or springing, limited or unlimited), covenant not to sue or covenant not to assert, or other grant of a right in or under or to any Intellectual Property, whether in writing, orally, implicitly, or otherwise.
“IT Systems” means Software, computer systems, telecommunications equipment and other information technology infrastructure (including servers, computers, printers, point of sale devices, telephones, network devices and equipment, telecommunications writing, computer rooms and telecommunications closets).

“knowledge of Buyer”, “Buyer’s knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge of the Persons set forth on Schedule 1.01(f)(i).
“knowledge of Seller”, “Seller’s knowledge” or any other similar knowledge qualification in this Agreement means to the actual knowledge of the Persons set forth on Schedule 1.01(f)(ii).
“Law” means any federal, state, local, municipal, foreign, international or multinational statute, law, ordinance, rule, regulation, constitution, principle of common law, code, binding case law or Governmental Order of, or any binding interpretation or administrations of any of the foregoing by, in each case, any Governmental Authority.
“Leased Real Property” means all real property leased, subleased or licensed by the Precoat Subsidiaries as tenants or subtenants.
“Liability” means any liability, cost, expense, debt, commitment or obligation of any kind, character or description, and whether known or unknown, choate or inchoate, matured or unmatured, liquidated or unliquidated, accrued, absolute, contingent or otherwise, and regardless of when asserted or by whom and whether or not required to be reflected on a balance sheet prepared in accordance with GAAP.
“Lien” means, with respect to any property (other than Intellectual Property), equity interest or other asset, any mortgage, deed of trust, lien, encumbrance, lease, sublease, license, occupancy agreement, pledge, collateral assignment, security interest, right of way, use restriction, easement, encroachment, right of first refusal, right of first offer, covenant, hypothecation, option, title defect, voting trust agreement, charge, servitude, collateral security agreement, possessory interest, or conditional sale agreement in respect of such property, equity interest or other asset.
“Loss” means (a) any loss, damage, fine, penalty, expense injury, diminution of value, Tax, Lien or other cost, expense or adverse effect whatsoever, whether or not involving the claim of another Person and (b) any losses or costs (including reasonable attorneys’ or other professional fees and expenses and court costs), reasonably incurred in investigating, defending or settling any Action or Governmental Order or other matter described in clause (a).
“Marketing Period” means the first period of fifteen (15) consecutive Business Days commencing on the date Buyer shall have received the Required Information; provided, that, for the avoidance of doubt, any date that shall not constitute a Business Day for purposes of such fifteen (15) consecutive Business Day period shall not restart such period. Notwithstanding anything in this definition to the contrary, (i) the Marketing Period shall end on any earlier date prior to the expiration of the fifteen (15) consecutive Business Day period described above if the Debt Financing is consummated on such earlier date (including into escrow) and (ii) the Marketing Period shall not commence or be deemed to have commenced if, after the date hereof and prior to the completion of such fifteen (15) consecutive Business Day period: (A) the Precoat Business has publicly announced its intention to, or determines that it must, restate any historical financial statements or other financial information included in or that includes the Required Information or any such restatement is under active consideration, in which case, the Marketing Period shall not commence or be deemed to commence unless and until, at the earliest, such restatement has been completed and the applicable Required Information has been amended and updated or the Precoat Business has publicly announced or informed the Buyer that it has concluded that no restatement shall be required in accordance with GAAP or (B) the Precoat Business’ independent accountants shall have withdrawn its audit opinion with respect to any audited financial statements contained in or that includes the Required Information for which they have provided an opinion, in which case the Marketing Period shall not commence or be deemed to commence unless and until, at the earliest, a new unqualified audit opinion is issued with respect to such financial statements for the applicable periods by the independent accountants or another independent public accounting firm reasonably acceptable to the Buyer. Notwithstanding the foregoing, if the Marketing Period has not yet ended by August 22, 2022, then it shall not start until after September 5, 2022. When Seller in good faith reasonably believes that it has delivered the Required Information, it may deliver to Buyer a written notice to that effect (stating when it believes it completed such delivery), in which case the requirement that Buyer shall have received the Required Information shall be deemed to have been satisfied on the date specified in that notice, unless Buyer in good faith reasonably believes that Seller has not completed delivery of the Required Information and, within two (2) Business Days after receipt of such notice from Seller, Buyer delivers a written notice to Seller to that effect (stating with reasonable specificity which Required Information Seller has not delivered), following which the Marketing Period will commence as soon as Seller delivers to Buyer such specified portion of the Required Information; provided that such written notice from Buyer to Seller will not prejudice Seller’s right to assert that the Required Information was, in fact, delivered.
“Material Adverse Effect” means, (a) with respect to the Precoat Subsidiaries or the Precoat Business, any event, circumstance, change, occurrence, fact or effect, which, directly or indirectly (i) has had or would reasonably be expected to have a material adverse effect on the condition (financial or otherwise), assets, business, operations, properties, Liabilities or results of operations of the Precoat Subsidiaries, taken as a whole, or (ii) has or would reasonably be expected to have a material adverse effect on the ability of Seller, in a timely manner, to enter into, to perform its obligations under, or to consummate the transactions contemplated by, this Agreement; provided, however, that in no event will any of the following (or the effect of any of the following), alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Material Adverse Effect” described in clause (a)(i): (i) any change in applicable Law or accounting standards or principles (including GAAP) or any guidance relating thereto or interpretation thereof; (ii) any change in interest rates, currency exchange rates or economic, political, business or financial market conditions generally (including any changes in credit, financial, commodities, securities or banking markets); (iii) any change generally affecting any of the industries, markets or geographic areas in which the Precoat Business operates or the economy as a whole, including any changes in commodity prices; (iv) the announcement, execution or pendency of this Agreement (including the fact that the prospective owner of the Precoat Subsidiaries is Buyer or an Affiliate of Buyer) and the consummation of the transactions contemplated by this Agreement in accordance with its terms (including any Losses or threatened Losses of employees, customers, vendors, distributors or others having relationships with the Precoat Subsidiaries); (v)  the taking of any action (or the omission of any action) required by this Agreement (other than with respect to Section 5.01) or any other Transaction Document; (vi) any act of God or natural disaster; (vii) any acts of terrorism, sabotage, war, the outbreak or escalation of hostilities, changes in geopolitical conditions, cyberattacks, disruptions in supply chains or other force majeure events, in each case, including any worsening thereof, (viii) any pandemic, epidemic, disease outbreak or response thereto (including COVID-19 and any COVID-19 Response); or (ix) any failure of the Precoat Business to meet any projections or forecasts (provided that, this clause (ix) shall not prevent a determination that any change or effect underlying such failure to meet projections or forecasts has resulted in a Material Adverse Effect (to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect)); except, (A) in the case of the foregoing clauses (i), (ii), (iii), (vi) and (vii) above, to the extent that any such change, condition, event or effect has or would reasonably be expected to have a materially disproportionate and adverse effect on the Precoat Business relative to other businesses in the industries in which the Precoat Business operates and (b) with respect to Buyer, a material adverse effect on the ability of Buyer to enter into, to perform its obligations under, or to consummate the transactions contemplated by, this Agreement; provided that in determining whether a Material Adverse Effect has occurred or would reasonably be likely to occur there shall be taken into account any right to insurance (other than the RWI Policy), contribution or indemnification available to the Precoat Subsidiaries or Buyer, as applicable.
“Material Leased Real Property” means all Leased Real Property subject to a Material Lease.
“Mezzanine” means Sequa Mezzanine Holdings L.L.C., a limited liability company organized under the Laws of the State of Delaware.
“Net Working Capital” as of any date and time means (a) the consolidated current assets of the Precoat Subsidiaries as of such date and time (excluding (i) Cash and (ii) deferred Tax assets), minus (b) the consolidated current liabilities of the Precoat Subsidiaries as of such date and time (excluding (i) Funded Debt, (ii) Funded Debt Exclusions, (iii) Unpaid Company Transaction Expenses, (iv) pension liabilities, and (v) deferred Tax liabilities and including both the current and the long-term portions of the incurred but not reported insurance liabilities with respect to worker’s compensation liabilities of the Precoat Business (“IBNR”)), in each case, as calculated in accordance with the Accounting Principles

(other than with respect to the IBNR, which shall include both current and long-term portions) and with the sample calculation attached hereto as Schedule 1.01(a), which sample calculation is provided for illustrative purposes only. For the avoidance of doubt, (A) the consolidated current liabilities of the Precoat Subsidiaries shall include the liabilities reflected in general ledger account #20740 (but excluding any amounts accrued with respect to the Sequa Pension Plan), and (B) all assets and liabilities with respect to Taxes paid on a combined, consolidated or affiliated basis (including any Chromalloy Group Taxes) for which the entity that is primarily liable for such Taxes is not a Precoat Subsidiary, Excluded Payroll Taxes and Transfer Taxes shall each be excluded from the calculation of Net Working Capital. Notwithstanding anything else contained herein, the determination of the value of Tax assets and Tax liabilities includible in Net Working Capital shall be made by taking into account all Tax liabilities and deductions, credits or similar Tax attributes that accrue on or before the Closing Date (provided that such Tax liabilities that are otherwise includible in Net Working Capital consistent with the terms of this Agreement that accrue on or before the Closing Date and deductions, credits or attributes are accrued using a “more likely than not” standard, and determined on a “closing of the books” basis), notwithstanding the statement in the definition of Accounting Principles that the Closing Date Net Working Capital should be determined without giving effect to consummation of the Mezzanine Purchase. For the avoidance of doubt, Net Working Capital shall not include any assets or liabilities of the Chromalloy Subsidiaries.
“Open Source Software” means (a) Software that is licensed pursuant to any versions of the GNU General Public License (GPL), the GNU Lesser General Public License (LGPL), the GNU Affero GPL, the MIT license, the Eclipse Public License, the Common Public License, the CDDL, the Mozilla Public License (MPL), the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL), the Sun Industry Standards License (SISL), and or the Reciprocal Public License or any license listed at http://www.opensource.org/licenses; (b) any Software that is considered “free” or “open source software” by the Open Source Foundation or the Free Software Foundation; and (c) any Software that is licensed pursuant to any license that provides as a condition or covenant of use, modification or distribution of, or linking to, such Software, that such Software, or other Software derived from, or linked to, such Software or into or with which such Software is incorporated, combined or distributed (i) be disclosed in source code form to third parties, (ii) be licensed to third parties for the purpose of making derivative works or (iii) be redistributable or licensed to third parties at no charge.
“Organizational Documents” means any charter, certificate of incorporation, certificate of formation, articles of incorporation, articles of association, memorandum of association, bylaws, operating agreement, partnership agreement, joint venture agreement or similar formation or governing documents and instruments.
“Owned Intellectual Property” means any Intellectual Property that any Precoat Subsidiary owns or purports to own.
“Owned Real Property” means all real property owned by any Precoat Subsidiary.
“Permitted Liens” means (a) mechanics’, materialmen’s and similar Liens with respect to any amounts not yet delinquent or which are being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) with respect to any Leased Real Property, (i) the interests and rights of the respective lessors with respect thereto and (ii) Liens not created by Seller or any of its Subsidiaries that affect the underlying fee interest of such Leased Real Property, (c) Liens for Taxes, assessments or other governmental charges not yet delinquent or which are being contested in good faith through appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (d) Liens securing rental payments under finance lease agreements, (e) Liens on real property (including easements, covenants, rights of way and similar non-monetary restrictions) that (i) are matters of record, (ii) would be disclosed by a current, accurate survey or physical inspection of such real property, or (iii) do not materially detract from the value of, nor materially interfere with the current uses of such real property, (f) Liens securing indebtedness outstanding under the Senior Credit Facilities (to the extent such Liens with respect to each of the Precoat Subsidiaries are released as of or prior to the Closing), (g) Liens described on Schedule 1.01(g), and (h) Liens created by or upon the express request or with the express consent of Buyer.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.
“Personal Information” means any information that identifies or can be reasonably linked to a natural person or device (as defined under Privacy and Data Security Laws).
“Pre-Closing Tax Period” means (a) any Tax period ending on or before the Closing Date and (b) with respect to any Straddle Period, the portion of such period ending on the Closing Date.
“Precoat Business Employees” means the employees of the Precoat Subsidiaries and those individuals listed on Schedule 1.01(c)(ii).
“Precoat EAR Awards” means the EAR Plan awards set forth on Schedule 1.01(h).
“Precoat EAR Payments” means the amounts payable to Transferred Employees under any Precoat EAR Award.
“Precoat Subsidiaries” means all of the Persons set forth on Schedule 1.01(h).
“Precoat Subsidiary Plan” means (a) any “employee benefit plan”, as defined in Section 3(3) of ERISA, and (b) all profit sharing, stock purchase, stock option, equity or equity-based, severance, disability, employment, post-termination or post-employment welfare, paid time off, fringe, health or welfare, change-in-control, retention, fringe benefit, bonus, incentive, deferred compensation, employee loan, and all other employee benefit plans, agreements, programs, policies, or other arrangements, whether or not subject to ERISA, whether oral or written, in each case, under which any Precoat Business Employee has any present or future right to benefits and which is sponsored or maintained by a Precoat Subsidiary and which will transfer with a Precoat Subsidiary at or following Closing.
“Precoat Tax Liabilities” means Tax liabilities attributable to Precoat Subsidiaries for taxable periods (or portions thereof) beginning after the Closing Date.
“Privacy and Data Security Laws” means all Laws that apply to the Precoat Subsidiaries that directly govern collecting, processing, accessing, using, disclosing, electronically transmitting, securing, sharing, transferring or storing Personal Information.
“Release” means any actual or threatened release, spilling, emitting, emptying, escaping, pouring, leaking, pumping, injecting, disposal, dumping, discharging, leaching or allowing to escape or migrate into or through the environment.
“Representative” means, with respect to any Person, such Person’s directors, managers, officers, employees, counsel, accountants, consultants (including any investment banker or financial advisor), agents and other authorized representatives.
“Required Information” means the financial statements of the Precoat Business described in clauses (a)(ii) and (b) of numbered paragraph 5 of Exhibit C of the Debt Commitment Letter, it being understood and agreed that (i) references to the “Acquired Business” in the Debt Commitment Letter mean the Precoat Business and (ii) such financial statements shall be in the same form and scope as the financial statements previously delivered to Buyer, and for the avoidance of doubt, in the case of financial statements required by clause (b) of numbered paragraph 5 of Exhibit C of the Debt Commitment Letter need not be audited or reviewed or be on a last 12-month basis or “LTM” basis, and in no case will “Required Information” include any financial statements of, or information with respect to, Buyer or any additional information required by numbered paragraph 5 of Exhibit C to the Debt Commitment Letter including pro forma financial statements, the preparation of which shall be the responsibility of the Buyer.
“Restricted Cash” means (a) cash deposits held by third parties such as landlords (other than deposits for which there is an offsetting liability included in the calculation of Net Working Capital), (b)

collateral related to hedging agreements or other Funded Debt and (c) cash which may not be lawfully spent, distributed loaned or released by any Precoat Subsidiary.
“RWI Insurer” means Euclid Transactional, LLC and any issuers of excess policies related to the RWI Policy.
“RWI Policy” means that certain representations and warranties insurance policy and any related excess policies, in each case, provided to Seller in substantially final form prior to the binding thereof and issued in connection with the transactions contemplated hereby.
“Sanctioned Country” means a country or territory that is itself the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, and the Crimea, the so-called Donetsk People’s Republic and the so-called Luhansk People’s Republic regions of Ukraine).
“Sanctioned Person” means (a) any Person listed in any sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), by Executive Order or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom (irrespective of its status vis-à-vis the European Union); (b) any Person operating, organized, or resident in a Sanctioned Country; (c) the government of a Sanctioned Country or the Government of Venezuela; or (d) any Person 50% or more owned by any such Person or Persons.
“Schedules” means the disclosure schedules delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.
“SEC” means the United States Securities and Exchange Commission.
“Section 338(h)(10) Elected Entities” means the Precoat Subsidiaries which are domestic corporations (as such term is defined in Section 7701 of the Code) as of the Closing for U.S. federal income tax purposes.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Seller Releasee” means Buyer, any of its Affiliates (including the Precoat Subsidiaries and other than another Seller Releasor) or any of its or their respective former, current or future directors, officers, employees, general or limited partners, managers, members, direct or indirect equityholders, controlling Persons, affiliates, attorneys, assignees, agents, advisors, or Representatives, or Representatives or Affiliates of any of the foregoing, or any former, current or future estates, heirs, executors, administrators, trustees, successors or assigns of any of the foregoing.
“Seller Releasor” means Seller, each of its controlled Affiliates and its and their respective former, current and future directors, officers, general and limited partners, managers, members, direct and indirect equityholders, controlling Persons, Affiliates, attorneys, assignees, agents, advisors, and Affiliates of any of the foregoing, and any former, current or future estates, heirs, executors, administrators, trustees, successors and assigns of any of the foregoing.
“Senior Credit Facilities” means, collectively, (i) that certain First Lien Credit Agreement, dated as of April 28, 2017 (as amended by that certain Amendment No. 1 to First Lien Credit Agreement, dated as of August 4, 2017, as amended by that certain Amendment No. 2 to First Lien Credit Agreement, dated as of December 12, 2017, as amended by that certain Amendment No. 3 to First Lien Credit Agreement, dated as of July 31, 2020, as amended by that certain Amendment No. 4 to First Lien Credit Agreement, dated as of September 24, 2021 and as the same may be further amended, restated, supplemented or otherwise modified from time to time), by and among Seller, as holdings, Mezzanine, as borrower, Barclays Bank PLC, as administrative agent and collateral agent, and the other lenders and agents party thereto, and (ii) that certain Second Lien Credit Agreement, dated as of April 28, 2017 (as amended by that certain Amendment No. 1 to Second Lien Credit Agreement, dated as of July 31, 2020 and as the same may be further amended, restated, supplemented or otherwise modified from time to time), by and among Seller, as holdings, Mezzanine, as borrower, Barclays Bank PLC, as administrative agent and collateral agent, and the other lenders and agents party thereto.
“Sequa EAR Payments” means the amounts payable to Transferred Employees under any EAR Plan, but excluding any amounts payable under any Precoat EAR Award.
“Sequa Marks” means the Sequa logo, any trademark, service mark, or name (including any corporate name or domain name or URL) consisting of or incorporating the word or term “Sequa” or any other word, sign, logo, character, abbreviation, derivation, combination, translation, transliteration, color scheme, trade dress, or other identifying feature thereof resembling the same or that would reasonably be expected to cause confusion therewith.
“Software” means software, firmware and computer programs and applications (including source code, executable or object code, architecture, data files, computerized databases, application plugins, code libraries, software tools and APIs) and all related specifications and documentation.
“Specified Business Conduct Laws” means (a) the U.S. Foreign Corrupt Practices Act of 1977 and other applicable anti-corruption Laws, (b) trade sanctions Laws or embargos, including those imposed or administered by the U.S. Treasury Department, the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury or the European Union, and anti-embargo Laws (“Sanctions”), (c) anti-boycott Laws, (d) Laws relating to the import, export, re-export or transfer of information, data, goods or technology, including the Export Administration Regulations administered by the U.S. Department of Commerce and (e) applicable anti-money laundering laws and regulations.
“Specified Matters” means those Actions set forth on Schedule 9.02(b)(ii).
“Specified State Tax Jurisdictions” means (i) the States of Tennessee, Georgia, Iowa, Maryland, Maine, North Carolina and Oklahoma and the Commonwealth of Pennsylvania, and (ii) in no event will include any jurisdiction not referenced in clause (i) of this sentence without the prior consent of Seller (such consent not to be unreasonably withheld, conditioned or delayed).
“Subsidiary” means, with respect to a Person, a corporation or other entity of which such Person, directly or indirectly owns (a) more than fifty percent (50%) of the voting power of the outstanding equity securities or outstanding equity interests or (b) capital stock or other equity interests having the ordinary voting power to elect a majority of the board of directors or other similar governing body of such corporation or other entity.
“Tax” or “Taxes” means (a) any national, federal, state, local, municipal, foreign or other tax, duty (including customs duty), levy or assessment in the nature of a tax, including any income, gross receipts, net proceeds, alternative or add-on minimum, corporation, ad valorem, turnover, real property, personal property (tangible or intangible), sales, use, franchise, excise, value added, stamp, leasing, lease, user, transfer, fuel, excess profits, profits, occupational, premium, windfall profits, severance, license, registration, payroll, environmental, capital stock, capital duty, disability, estimated, gains, wealth, welfare, employee’s income withholding, other withholding, unemployment or social security or any other tax of whatever kind that is imposed by any Governmental Authority, including any interest, fines, penalties or additions resulting from, attributable to, or incurred in connection with any such items, (b) any Liability for payment of amounts described in clause (a) whether as a result of transferee liability, joint and several liability, or by reason of being a member of an affiliated, consolidated, combined, unitary or other group for any period.
“Tax Return” means any return, declaration, report, statement, designation, election, information statement or other similar document filed or required to be filed with a Governmental Authority with respect to Taxes, including information returns and any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such return, declaration, report, statement, designation, election or information statement, and claims for refunds of Taxes and any amendments or supplements of any of the foregoing.

“Transaction Documents” means this Agreement, the Escrow Agreement, the Mezzanine Interests Assignment Agreement and the Transition Services Agreement.
“Transaction Steps Plan” means the step plan attached as Exhibit C.
“Transfer Taxes” means all direct and indirect transfer, documentary, sales, use, court, gross receipts, stamp, registration, goods and services, reporting, filing, value added, recording, escrow and other similar Taxes, charges and fees (together with interest, penalties or additions in respect thereof) incurred in connection with the transactions contemplated by this Agreement. For the avoidance of doubt, Transfer Taxes will not include any Taxes imposed on income, gains, or profits.
“Transferred Employees” means all Precoat Business Employees who are employed by a Precoat Subsidiary as of the Closing Date.
“Transition Services Agreement” means the Transition Services Agreement to be entered into between Mezzanine and Seller, in substantially the form attached hereto as Exhibit D.
“Unpaid Company Transaction Expenses” means the Company Transaction Expenses that (a) remain unpaid as of the close of business on the Closing Date or (b) would have been unpaid as of the close of business on the Closing Date but for the payment by Buyer required under Section 2.04(b)(iv)(B).
“Willful Breach” means, except as otherwise provided herein, an intentional and volitional action or omission by a Party that constitutes a breach of a covenant or agreement hereunder (but not, for the avoidance of doubt, any representation or warranty) with actual Knowledge of such Party at the time of such action or omission that such action or omission constitutes a breach of such covenant or agreement.
Section 1.02    Cross References. Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
“414(l) Requirements”	Section 7.13(c)
“Adjustment Amount”	Section 2.05(d)
“Agreement”	Preamble
“Alternate Financing”	Section 5.17(c)
“Alternate Financing Commitment Letter”	Section 5.17(c)
“Assumed Incentive Payments”	Section 7.05
“Audited Financial Statements”	Section 3.06
“Auditor”	Section 2.05(c)
“Buyer”	Preamble
“Buyer Arrangements”	Section 5.20
“Buyer Indemnitees”	Section 9.02(a)
“Buyer Releasee”	Section 11.15
“Buyer Releasor”	Section 11.15
“Chromalloy Indemnitees”	Section 9.02(b)
“Chromalloy Information”	Section 11.14(b)
“Chromalloy Pension Plan”	Section 7.13(b)
“Chromalloy Pension Trust”	Section 7.13(c)
“Claim Notice”	Section 9.03(a)
“Closing”	Section 2.04(a)
“Closing Balance Sheet”	Section 2.05(b)

“Closing Date”	Section 2.04(a)
“Closing Date Cash”	Section 2.05(b)
“Closing Date Funded Debt”	Section 2.05(b)
“Closing Date Net Working Capital”	Section 2.05(b)
“Closing Date Unpaid Company Transaction Expenses”	Section 2.05(b)
“Closing Legal Impediment”	Section 8.01(b)
“Closing Statement”	Section 2.05(b)
“Consideration”	Section 2.02(b)
“Debt Commitment Letter”	Section 4.05(a)
“Debt Financing”	Section 4.05(a)
“Deficit Amount”	Section 2.05(d)
“Designated Person”	Section 11.14(d)
“Determination Date”	Section 2.05(c)
“Employee List”	Section 3.19(b)
“Environmental Permit”	Section 3.18(a)
“Escrow Agent”	Section 2.04(b)(iv)
“Escrow Agreement”	Section 2.04(b)(iii)
“Estimated Closing Date Cash”	Section 2.05(a)
“Estimated Closing Date Funded Debt”	Section 2.05(a)
“Estimated Closing Date Net Working Capital”	Section 2.05(a)
“Estimated Unpaid Company Transaction Expenses”	Section 2.05(a)
“Existing Representation”	Section 11.14(d)
“Final Allocation”	Section 6.01(g)
“Final Pension Transfer Amount”	Section 7.13(e)
“Financial Statements”	Section 3.06
“Increase Amount”	Section 2.05(d)
“Indemnification Obligation”	Section 5.16(c)
“Indemnified Party”	Section 9.03(a)
“Indemnified Person”	Section 5.16(c)
“Indemnifying Party”	Section 9.03(a)
“Initial Outside Date”	Section 10.01(e)
“Initial Transfer Amount”	Section 7.13(d)
“Insurance Policies”	Section 3.22
“Interim Financial Statements”	Section 3.06
“Material Contract”	Section 3.09(a)
“Material Customer”	Section 3.23(a)
“Material Lease”	Section 3.09(a)(v)
“Material Supplier”	Section 3.23(b)
“Maximum Premium”	Section 5.16(b)
“Mezzanine Interests”	Section 2.02(a)
“Mezzanine Purchase”	Section 2.02(a)
“Mezzanine Interests Assignment Agreement”	Section 2.04(b)(i)
“Multiemployer Plan”	Section 3.17(c)
“Notice of Disagreement”	Section 2.05(c)
“Notice of Objections”	Section 6.01(g)

“Other Indemnitors”	Section 5.16(c)
“Outside Date”	Section 10.01(e)
“Parties”	Preamble
“Party”	Preamble
“Pension Expense Reimbursement Amount”	Section 7.13(h)
“Pension Liability Transfer Amount”	Section 7.13(f)
“Pension Transfer Amount”	Section 7.13(f)
“Pension Transfer Date”	Section 7.13(b)
“Potential Contributor”	Section 9.05
“Precoat Bidder Confidentiality Agreements”	Section 5.12(d)
“Precoat Business”	Recitals
“Precoat Participants”	Section 7.13(b)
“Precoat Pension Plan”	Section 7.13(a)
“Precoat Pension Trust”	Section 7.13(a)
“Precoat Plan Sponsor”	Section 7.13(a)
“Precoat Sale Restructuring”	Section 2.01
“Preliminary Closing Statement”	Section 2.05(a)
“Prior Business Counsel”	Section 11.14(d)
“Privileged Chromalloy Information”	Section 11.14(b)
“Privileged Materials”	Section 11.14(c)
“Privileged Transaction Information”	Section 11.14(a)
“Privileges”	Section 11.14(a)
“Proposed General Allocation”	Section 6.01(g)
“Qualified Actuary”	Section 7.13(c)
“Registered Owned Intellectual Property”	Section 3.13(a)
“Regulatory Approvals”	Section 5.03(a)
“Remedies Exception”	Section 3.02(a)
“Required Payment Amount”	Section 4.05(b)
“Restricted Employee”	Section 5.19(b)
“Restricted Period”	Section 5.19(a)
“Section 338 Allocation”	Section 6.01(i)
“Section 338(h)(10) Election Forms”	Section 6.01(i)
“Section 338 Elections”	Section 6.01(i)
“Section 338(h)(10) Elections”	Section 6.01(i)
“Section 338(g) Election”	Section 6.01(i)
“Seller”	Preamble
“Specified Benefit Plans”	Section 7.08
“Specified Employee”	Section 7.02
“Specified Key Employee”	Section 7.02
“Specified Plan Beneficiary”	Section 7.08
“Straddle Period”	Section 6.01(c)
“Subject Employees”	Section 7.03
“Survival Expiration Date”	Section 9.01
“Surviving Pre-Closing Covenants”	Section 9.01
“Tail Policy”	Section 5.16(b)

“Third-Party Approvals”	Section 5.04
“Third-Party Claim”	Section 9.03(a)
“Transaction Information”	Section 11.14(a)
“Transfer Time”	Section 7.03
“Transferred Pension Benefits”	Section 7.13(b)
“True-Up Amount”	Section 7.13(e)
“True-Up Date”	Section 7.13(e)

Section 1.03    Other Definitional and Interpretative Provisions. The words “hereof”, “herein”, “hereunder”, “hereto” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Unless the context of this Agreement clearly requires otherwise, words importing the masculine gender shall include the feminine and neutral gender and vice versa. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. The word “or” shall be disjunctive but not exclusive. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. References from, since or through any date mean, unless otherwise specified, from and including, since and including or through and including, respectively. References to any statute shall be deemed to refer to such statute as amended from time to time, except as otherwise specified herein, and to any rules or regulations promulgated thereunder. References to any Contract shall be deemed to refer to such Contract as amended, amended and restated, modified or supplemented from time to time. All references to currency herein shall be to, and all payments required hereunder shall be paid in, U.S. Dollars unless a different currency is specifically stated. All references to any time herein shall refer to Eastern Time. The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The words “made available to Buyer” and words of similar import refer to documents (i) posted to the Dataroom at least twenty-four (24) hours prior to the date hereof or (ii) delivered in person or electronically to Buyer or its Representatives at least twenty-four (24) hours prior to the date hereof. Where this Agreement states that a Party “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means that the Party is legally obligated to do so in accordance with this Agreement. The Parties have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.
ARTICLE II
Pre-Closing Restructuring; The Transaction; The Closing
Section 2.01    Pre-Closing Restructuring Transactions. Seller shall effect or cause its Subsidiaries to effect all transfers and take all such actions as are necessary so that prior to the Closing, the restructuring transactions set forth on Schedule 2.01 (the “Precoat Sale Restructuring”) shall be completed; provided, however, that following the date hereof, Seller shall be permitted to amend Schedule 2.01 with the prior written consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed (it being understood that Buyer’s consent will be deemed to have been reasonably withheld only to the extent the effect of such amendments would have a material and adverse effect on Buyer or, following the Closing, the Precoat Business or the Precoat Subsidiaries).

Section 2.02    The Transaction.
(a)    Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, all of Seller’s right, title and interest in and to the membership interests of Mezzanine (the “Mezzanine Interests”), free and clear of any Liens other than any restrictions on sales of securities arising under applicable securities Laws (the “Mezzanine Purchase”).
(b)    Subject to the adjustments set forth in Section 2.05, the “Consideration” shall be an amount in cash equal to (i) the Base Purchase Price, plus (ii) the Estimated Net Working Capital Adjustment Amount, less (iii) the Estimated Closing Date Funded Debt, plus (iv) the Estimated Closing Date Cash, less (v) the Estimated Unpaid Company Transaction Expenses.
Section 2.03    Withholding. Buyer, its Affiliates and any other applicable withholding agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person in connection with the transactions contemplated by this Agreement such amounts that Buyer, its Affiliates or the applicable withholding agent is required to deduct and withhold with respect to the making of the relevant payment under applicable Tax Law; provided, however, that (i) the applicable withholding agent shall provide Seller with written notice of its intent to make any such withholding or deduction at least fifteen (15) days prior to the payment of such amounts and will cooperate with Seller and use reasonable best efforts to reduce or eliminate any applicable withholding; and (ii) notwithstanding the foregoing, no such notice will be required with respect to payments to an employee or other service provider of a Precoat Subsidiary under applicable Law because such payment is properly treated as compensation to the applicable payee or a failure by Seller to comply with the covenant set forth in Section 2.04(b)(v). To the extent that amounts are withheld consistent with the terms of this Section 2.03, and duly and timely deposited with or otherwise paid to the appropriate Governmental Authority by Buyer or any of its Affiliates, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
Section 2.04    Closing.
(a)    Subject to the terms and conditions of this Agreement, the closing of the purchase and sale of the Mezzanine Interests (the “Closing”) shall take place remotely by exchange of documents and signatures (or their electronic counterparts), at 9:00 a.m. (Eastern Time) (i) on the third (3rd) Business Day after all the conditions precedent set forth in Article VIII shall have been satisfied or waived (other than those conditions that, by their nature, are to be satisfied at the Closing (provided such conditions would be so satisfied)); provided, that if the Marketing Period has not ended as of such date, the Closing will occur on the earlier of (A) a date during the Marketing Period specified by the Buyer in writing on no fewer than two (2) Business Days’ notice to Seller, (B) the second (2nd) Business Day immediately following the last day of the Marketing Period (subject in each case to the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at the Closing)) and provided further that the Closing shall not occur prior to May 6, 2022, without the prior written consent of Seller and Buyer or (ii) on such other date as Seller and Buyer may mutually agree in writing. The date on which the Closing actually occurs is hereinafter referred to in this Agreement as the “Closing Date.” Unless otherwise explicitly specified in the Transaction Steps Plan or this Agreement, all transactions taking place at the Closing shall be deemed to occur simultaneously. Subject to the satisfaction or waiver of all of the conditions set forth in Article VIII, and provided this Agreement has not theretofore been terminated pursuant to its terms, at the Closing, in consideration for the sale of the Mezzanine Interests, Buyer shall pay to Seller an amount equal to (A) the Consideration (prior to giving effect to the adjustments provided for in Section 2.05), minus (B) the Escrow Amount, in immediately available funds by wire transfer to an account or accounts designated by Seller, by written notice to Buyer, which written notice shall be delivered at least three (3) Business Days prior to the Closing Date.
(b)    In addition, the following deliveries shall be made prior to or at the Closing:
(i)    Seller shall deliver to Buyer a membership interest assignment, duly executed by Seller and in form and substance reasonably satisfactory to Buyer and Seller, to effect the transfer from Seller to Buyer of ownership of and title to all of the Mezzanine Interests (the “Mezzanine Interests Assignment Agreement”);
(ii)    Seller shall deliver and shall cause Mezzanine to deliver to Buyer a duly executed copy of the Transition Services Agreement;
(iii)    Seller and Buyer shall deliver to each other duly executed counterparts of the Escrow Agreement, in substantially the form attached hereto as Exhibit A (the “Escrow Agreement”);
(iv)    Buyer shall pay (A) a portion of the Consideration equal to the Escrow Amount to Citibank, N.A., as escrow agent hereunder (the “Escrow Agent”), to be held in escrow in accordance with the terms of the Escrow Agreement, (B) to the intended beneficiaries thereof (as identified in writing by Seller to Buyer, which written notice shall be delivered at least three (3) Business Days prior to the Closing Date), the Estimated Unpaid Company Transaction Expenses of the type described in clause (a) of the definition of Company Transaction Expenses, and (C) to the intended beneficiaries thereof (as identified in writing by Seller to Buyer, which written notice shall be delivered at least three (3) Business Days prior to the Closing Date) the amount of Funded Debt owed under the Senior Credit Facilities and any other Funded Debt of the type described in clauses (a) or (b) of the definition of Funded Debt, as identified in such written notice, in each case of clauses (A), (B) and (C), in immediately available funds by wire transfer;
(v)    Seller shall deliver to Buyer a duly executed IRS Form W-9; and
(vi)    Buyer shall deliver to Seller a duly executed counterpart of the Mezzanine Interests Assignment Agreement;
(vii)    Seller shall deliver to Buyer evidence of the resignation or removal, effective as of the Closing, of such of the officers and directors of the Precoat Subsidiaries from their corporate offices (but not their employment) as Buyer shall have requested in writing to Seller not less than five (5) Business Days prior to the Closing Date;
(viii)    Seller shall, at its sole option but with reasonable advance written notice provided to Buyer, deliver to Buyer either (A) a duly executed payoff letter with respect to the Senior Credit Facilities evidencing that, upon receipt of the amount specified in such payoff letter, such Funded Debt or other applicable indebtedness for borrowed money shall be satisfied in full and committing to promptly provide appropriate termination statements or other documents to release any Liens held by the holder thereof and, in the case of the Senior Credit Facilities, that none of the Precoat Subsidiaries remain a borrower, grantor or guarantor under the Senior Credit Facilities or subject to any of the covenants or restrictions set forth therein or (B) a standalone release of Liens under the Senior Credit Facilities, along with, to the extent applicable, accompanying intellectual property security agreement termination agreements, that confirm that immediately after giving effect to the Closing, none of the Precoat Subsidiaries remain a borrower, guarantor or grantor of Liens under the Senior Credit Facilities;
(ix)    Seller shall deliver to Buyer a certificate of the secretary or assistant secretary (or equivalent officer) of each Precoat Subsidiary dated as of the Closing Date and attaching with respect to such Precoat Subsidiary (A) the Precoat Subsidiary’s charter or other organizational documents and all amendments thereto, certified to the extent applicable by the Secretary of State of the jurisdiction of the Precoat Subsidiary’s incorporation or formation not more than ten (10) Business Days prior to the Closing Date; (B) the Precoat Subsidiary’s bylaws or operating agreement and all amendments thereto; and (C) to the extent applicable, a certificate of good standing of the Precoat Subsidiary certified by the Secretary of State of the jurisdiction of the Precoat Subsidiary’s incorporation or formation, issued not more than ten (10) Business Days prior to the Closing Date; and
(x)    Seller shall deliver to Buyer the other agreements listed on Schedule 2.04(b)(x), which are in full force and effect.

(c)    Within five (5) Business Days following Closing, Seller shall deliver to Buyer a flash drive containing true, complete and correct copies of the documents available to Buyer as set forth in the Pegasus folder of the Dataroom, as of 5:00 p.m. Eastern time, on the last Business Day immediately prior to the Closing Date.
Section 2.05    Adjustment Amount.
(a)    Not less than five (5) Business Days prior to the Closing Date and in no event more than ten (10) Business Days prior to the Closing Date, Seller shall deliver to Buyer a written statement (the “Preliminary Closing Statement”) setting forth (i) its good faith estimate of (A) the Net Working Capital as of the Effective Time (the “Estimated Closing Date Net Working Capital”), (B) the aggregate amount of all Funded Debt as of the Effective Time (the “Estimated Closing Date Funded Debt”), (C) the aggregate amount of all Cash as of the Effective Time (the “Estimated Closing Date Cash”) and (D) the Unpaid Company Transaction Expenses (the “Estimated Unpaid Company Transaction Expenses”) and (ii) its calculation of the Estimated Net Working Capital Adjustment Amount. The calculations included in the Preliminary Closing Statement shall be prepared on a basis consistent with the Accounting Principles (it being acknowledged that certain amounts thereon shall be estimates). The Preliminary Closing Statement shall be accompanied by reasonable supporting detail (including reasonable supporting calculations). Following the delivery of the Preliminary Closing Statement, Seller shall, and shall cause its Subsidiaries (including the Precoat Subsidiaries) to, provide Buyer and its Representatives reasonable access (during normal business hours and at mutually agreeable dates) to the personnel and (subject to the execution of customary work paper access letters if requested by) auditors or accountants of Seller and its Subsidiaries (including the Precoat Subsidiaries) relating to the preparation of the Preliminary Closing Statement and shall cause the personnel of Seller and its Subsidiaries (including the Precoat Subsidiaries) to reasonably cooperate with Buyer and its Representatives in connection with their review of the Preliminary Closing Statement and consider in good faith any changes Buyer recommends; provided, however, if the parties are unable to agree upon any matter set forth therein, the amount reflected in the Preliminary Closing Statement shall be used for calculation of the Consideration payable at Closing.
(b)    As soon as reasonably practicable following the Closing Date, and in any event within sixty (60) days thereof, Buyer shall prepare and deliver to Seller (i) an unaudited combined balance sheet of the Precoat Subsidiaries as of the Effective Time (the “Closing Balance Sheet”) and (ii) a written statement (together with the Closing Balance Sheet, the “Closing Statement”) setting forth (i) a calculation of the Net Working Capital as of the Effective Time as set forth on the Closing Balance Sheet (the “Closing Date Net Working Capital”), (ii) a calculation of the aggregate amount of all Funded Debt as of the Effective Time as set forth on the Closing Balance Sheet (the “Closing Date Funded Debt”), (iii) a calculation of the aggregate amount of all Cash as of the Effective Time as set forth on the Closing Balance Sheet (the “Closing Date Cash”), and (iv) a calculation of the Unpaid Company Transaction Expenses (the “Closing Date Unpaid Company Transaction Expenses”). The Closing Balance Sheet and the calculations included in the Closing Statement shall be prepared in accordance with the Accounting Principles. The Closing Statement shall be accompanied by reasonable supporting detail (including reasonable supporting calculations). Following the delivery of the Closing Statement, Buyer shall, and shall cause its Subsidiaries (including the Precoat Subsidiaries) to, provide Seller and its Representatives reasonable access (during normal business hours and at mutually agreeable dates) to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested by) auditors or accountants of Buyer and its Subsidiaries (including the Precoat Subsidiaries) relating to the preparation of the Closing Statement and shall cause the personnel of Buyer and its Subsidiaries (including the Precoat Subsidiaries) to reasonably cooperate with Seller and its Representatives in connection with their review of the Closing Statement. Without the prior written consent of Seller, Buyer shall not have the right (except to reflect the final resolution of any disputes in accordance with Section 2.05(c)) to modify the Closing Balance Sheet or Buyer’s proposed calculations in the Closing Statement after Buyer delivers such Closing Balance Sheet and Closing Statement pursuant to this Section 2.05(b).
(c)    If Seller disagrees with the calculation of the Closing Date Net Working Capital, the Closing Date Funded Debt, the Closing Date Cash or the Closing Date Unpaid Company Transaction Expenses, it shall notify Buyer of such disagreement in writing (the “Notice of Disagreement”), setting forth in reasonable detail the particulars of such disagreement (and, to the extent known or estimated, Seller’s proposed calculation of any item of the Closing Statement it is disputing), within forty-five (45) days after its receipt of the Closing Statement. In the event that Seller does not provide a Notice of Disagreement within such forty-five (45)-day period, Seller shall be deemed to have accepted the Closing Statement, including the calculation of the Closing Date Net Working Capital, the Closing Date Funded Debt, the Closing Date Cash and the Closing Date Unpaid Company Transaction Expenses delivered by Buyer, which shall be final, binding and conclusive for all purposes hereunder; provided, however such forty-five (45)-day period shall be tolled to the extent that Buyer and its Subsidiaries (including, the Precoat Subsidiaries) fail to provide such access as is required by the penultimate sentence of Section 2.05(b) in a reasonably timely manner. In the event a Notice of Disagreement is provided within such forty-five (45)-day period, Buyer and Seller shall use commercially reasonable efforts for a period of twenty (20) days (or such longer period as they may mutually agree) to resolve any disagreements with respect to the calculations of the Closing Date Net Working Capital, the Closing Date Funded Debt, the Closing Date Cash or the Closing Date Unpaid Company Transaction Expenses. If, at the end of such period, they are unable to resolve such disagreements, then Duff & Phelps (or if Duff & Phelps is unwilling or unable to serve as the Auditor, such other independent accounting or financial consulting firm of recognized national standing as may be mutually acceptable to each of Buyer and Seller acting in good faith) (the “Auditor”) shall resolve any remaining disagreements. The Auditor shall determine as promptly as practicable, but in any event within forty-five (45) days of the date on which such dispute is referred to the Auditor, whether the Closing Statement was prepared in accordance with the standards set forth in Section 2.05(b) and (only with respect to the remaining disagreements submitted to the Auditor) whether and to what extent (if any) the Closing Date Net Working Capital, the Closing Date Funded Debt, the Closing Date Cash or the Closing Date Unpaid Company Transaction Expenses require adjustment. The Auditor shall base its determination solely on the written submissions of the Parties and shall not conduct an independent investigation. In making such determinations, the Auditor must base its determinations solely on the definitions and other applicable provisions of this Agreement and using the Accounting Principles. Each Party shall be permitted to submit such data and information to the Auditor as such Party deems appropriate (with a copy to the other Party); provided, that there shall be no ex parte communications between any Party and the Auditor. The Auditor’s determination of each item in dispute shall not be greater than the greater value for such item claimed by either Buyer or Seller or less than the lower value for such item claimed by either Buyer or Seller, in each case in the Closing Statement or Notice of Disagreement, respectively. All fees and expenses of the Auditor relating to the work, if any, to be performed by the Auditor hereunder shall be borne pro rata as between Buyer, on the one hand, and Seller, on the other hand, in proportion to the allocation of the dollar value of the amounts in dispute as between Buyer and Seller made by the Auditor such that the party prevailing on the greater dollar value of such disputes pays the lesser proportion of the fees and expenses. For example, if Seller challenges items underlying the calculations of Closing Date Net Working Capital, Closing Date Funded Debt, Closing Date Cash and Closing Date Unpaid Company Transaction Expenses in the net amount of $1,000,000, and the Auditor determines that Buyer has a valid claim for $400,000 of the $1,000,000, Buyer shall bear sixty percent (60%) of the fees and expenses of the Auditor and Seller shall bear the remaining forty percent (40%) of the fees and expenses of the Auditor. The determination of the Auditor shall be final, binding and conclusive on the Parties. The date on which the Closing Date Net Working Capital, the Closing Date Funded Debt, the Closing Date Cash and the Closing Date Unpaid Company Transaction Expenses are finally determined in accordance with this Section 2.05(c) is hereinafter referred to as the “Determination Date.”
(d)    The “Adjustment Amount,” which may be positive or negative, shall mean (i) the Closing Date Net Working Capital (as finally determined in accordance with Section 2.05(c)), minus the Estimated Closing Date Net Working Capital, plus (ii) the Estimated Closing Date Funded Debt, minus the Closing Date Funded Debt (as finally determined in accordance with Section 2.05(c)), plus (iii) the Closing Date Cash (as finally determined in accordance with Section 2.05(c)), minus the Estimated Closing Date Cash, plus (iv) the Estimated Unpaid Company Transaction Expenses, minus the Closing Date Unpaid Company Transaction Expenses (as finally determined in accordance with Section 2.05(c)). If the Adjustment Amount is a positive number, then the Consideration shall be increased by the Adjustment Amount (the “Increase Amount”). If the Adjustment Amount is a negative number, then the Consideration shall be decreased by the absolute value of the Adjustment Amount (the “Deficit Amount”). The Adjustment Amount shall be paid in accordance with Section 2.05(e).

(e)    If there is an Increase Amount, then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, (x) Buyer shall pay the Increase Amount in cash to Seller by wire transfer of immediately available funds to such account as designated in writing by Seller, and (y) the Escrow Agent shall disburse the Escrow Funds to Seller. If there is a Deficit Amount, then, promptly following the Determination Date, and in any event within five (5) Business Days of the Determination Date, (A) the Escrow Agent shall pay, from the Escrow Funds, to Buyer an amount in cash equal to the Deficit Amount and (B) if any of the Escrow Funds remain after such payment to Buyer, the Escrow Agent shall disburse the balance of the Escrow Funds to Seller. Notwithstanding anything to the contrary in this Agreement, if there is a Deficit Amount and the absolute value of the Deficit Amount is greater than the Escrow Funds, the Escrow Agent shall disburse the Escrow Funds to Buyer and thereafter, any additional amount of the Deficit Amount not covered by the Escrow Funds shall be paid by Seller to Buyer by wire transfer of immediately available funds to such account as designated in writing by Buyer. Upon determination of the Adjustment Amount pursuant to Section 2.05(d), each of Buyer and Seller shall execute joint written instructions to the Escrow Agent instructing the Escrow Agent to disburse the Escrow Funds in accordance with this Section 2.05(e). For U.S. federal income and all other Tax purposes, to the extent permitted by applicable Law, any Increase Amount or Deficit Amount pursuant to this Section 2.05(e) shall be treated as an adjustment to the Consideration.
ARTICLE III
Representations and Warranties of Seller
Except as set forth in sections or subsection of the Schedules corresponding to the sections or subsections of this Article III, but subject to Section 11.11, Seller represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date as follows:
Section 3.01    Organization of Seller. Seller has been duly organized and is validly existing as a corporation in good standing under the Laws of the State of Delaware and has the corporate power and authority to own or lease its properties, rights and assets and to conduct its business as it is now being conducted. Seller is duly licensed or qualified and (where applicable) is in good standing as a foreign corporation in each jurisdiction in which the ownership of its property, rights or assets or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Precoat Subsidiaries.
Section 3.02    Due Authorization.
(a)    Seller has all requisite corporate power and authority to execute, deliver and perform this Agreement and any other Transaction Document to which it is or will be a party and (subject to the consents, approvals, authorizations and other requirements described in Section 3.03 or Section 3.04 or in the Transition Services Agreement) to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of this Agreement and any other Transaction Document to which it is or will be a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate action on the part of Seller and no other approvals or action on Seller’s part is necessary to authorize the execution, delivery or performance of this Agreement or any other Transaction Document to which it is a party. This Agreement has been duly and validly executed and delivered by Seller and (assuming this Agreement constitutes a legal, valid and binding obligation of Buyer) constitutes a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (collectively, the “Remedies Exception”). Each other Transaction Document to which it is or will be a party shall be duly and validly executed by Seller, at or prior to the Closing and, upon such execution and delivery by Seller, shall constitute a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to the Remedies Exception.
(b)    Mezzanine has all requisite limited liability company power and authority to execute, deliver and perform the Transition Services Agreement and (subject to the consents, approvals,

authorizations and other requirements described in Section 3.03 or Section 3.04 or in the Transition Services Agreement) to consummate the transactions contemplated thereby. The execution, delivery and performance by Mezzanine of the Transition Services Agreement and the consummation of the transactions contemplated thereby have been duly and validly authorized and approved by all necessary limited liability company action on the part of Mezzanine and no other approvals or action on Mezzanine’s part is necessary to authorize the execution, delivery or performance of the Transition Services Agreement. The Transition Services Agreement shall be duly and validly executed by Mezzanine, at or prior to the Closing and, upon such execution and delivery by Mezzanine, shall constitute a legal, valid and binding obligation of Mezzanine, enforceable against Mezzanine in accordance with its terms, subject to the Remedies Exception.
Section 3.03    Governmental Authorization. Assuming the truth and completeness of the representations and warranties of Buyer contained in this Agreement, and except as may result from any facts or circumstances relating solely to Buyer or any of its Affiliates, no consent, approval or authorization of, or designation, declaration or filing with, or notice to, any Governmental Authority is required on the part of Seller or any of the Precoat Subsidiaries with respect to Seller’s execution, delivery or performance of this Agreement and any other Transaction Document to which it is a party or the consummation by Seller of the transactions contemplated hereby and thereby, except for (a) applicable requirements of the HSR Act, (b) compliance with any applicable requirements of the Securities Act and any other applicable securities Laws, (c) any consents, approvals, authorizations, designations, declarations or filings, the absence of which would not reasonably be expected to be material to the Precoat Subsidiaries, taken as a whole and (d) as otherwise disclosed on Schedule 3.03.
Section 3.04    Noncontravention. Except as set forth on Schedule 3.04, subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 3.03 or on Schedule 3.03, and except as may result from any facts or circumstances relating solely to Buyer or any of its Affiliates, the execution, delivery and performance by Seller of this Agreement and any other Transaction Document to which it is a party and the consummation by Seller of the transactions contemplated hereby and thereby do not and will not, as of the Closing, (a) violate any provision of, or result in the breach of, any applicable Law to which Seller or any of the Precoat Subsidiaries is subject or by which any property, right or asset of Seller or any of the Precoat Subsidiaries is bound, (b) conflict with or result in a violation or breach of or default under any of the Organizational Documents of Seller or any of the Precoat Subsidiaries, (c) violate any provision of, or result in a breach of, or require a consent under, any Material Contract, or terminate or result in the termination of any such Material Contract, or result in the creation of any Lien (other than a Permitted Lien) under any such Material Contract upon any of the properties, rights or assets of Seller or any of the Precoat Subsidiaries, or constitute an event which, with or without notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien or (d) result in a violation, breach or revocation of any required license, permit or approval from any Governmental Authority, except to the extent that the occurrence of any of the foregoing items set forth in clauses (a), (c) or (d) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Precoat Business.
Section 3.05    Precoat Subsidiaries.
(a)    The Precoat Subsidiaries and their respective jurisdictions of incorporation or organization are set forth on Schedule 3.05(a). The Precoat Subsidiaries have been duly incorporated or organized and are validly existing under the laws of their respective jurisdictions of incorporation or organization and have the corporate or other organizational power and authority to own or lease their respective properties, rights and assets and to conduct their respective businesses as now being conducted. Each of the Precoat Subsidiaries is duly licensed or qualified to do business and (where applicable) is in good standing as a foreign corporation (or other entity, if applicable) in each jurisdiction in which the ownership of its property, rights and assets or the character of its activities is such as to require it to be so licensed or qualified, except where the failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Precoat Subsidiaries. No Precoat Subsidiary (other than any Dormant Preacoat Subsidiary) is in material default or violation of any provision of such Precoat Subsidiary’s Organizational Documents. No Dormant Precoat Subsidiary is in material default or violation of any provision of such Dormant Precoat

Subsidiary’s Organizational Documents, except as would not reasonably be expected to be material to the Precoat Subsidiaries, taken as a whole.
(b)    All of the issued and outstanding shares of capital stock of, or other equity interests in, each Precoat Subsidiary (other than the Dormant Precoat Subsidiaries) are owned beneficially and of record by Seller or another Precoat Subsidiary, in each case, as set forth on Schedule 3.05(b), free and clear of all Liens, other than Permitted Liens and any restrictions on sales of securities under applicable securities Laws.
(c)    All of the issued and outstanding shares of capital stock of, or other equity interests in, each Dormant Precoat Subsidiary are owned beneficially and of record by Seller or another Precoat Subsidiary, in each case, as set forth on Schedule 3.05(c), free and clear of all Liens, other than (i) as may be set forth in the Organizational Documents of such Dormant Precoat Subsidiary, (ii) any restrictions on sales of securities under applicable securities Laws or (iii) Permitted Liens.
(d)    Schedule 3.05(d) sets forth a true, complete and correct capitalization for each Precoat Subsidiary (other than the Dormant Precoat Subsidiaries), including (x) its authorized capital stock (or other equity interests) and (y) the number of issued and outstanding shares of capital stock (or other equity interests), the record and beneficial owners thereof. None of such shares of capital stock or other equity interests have been issued in violation of, or are subject to, any preemptive or subscription rights, put or call rights, rights of first refusal, rights of first offer or other similar rights of any Person, nor have such shares of capital stock or other equity interests have been issued in violation of the Organizational Documents of such Precoat Subsidiary, any Law, any Governmental Order or any Contract to which any Precoat Subsidiary is bound. There are no outstanding options, warrants, calls, puts, pledges, profits interests, rights or other securities convertible into, or exchangeable or exercisable for, any shares of capital stock (or other equity interests) of any Precoat Subsidiary, any other commitments, Contracts or agreements providing for the issuance or sale of additional shares (or other equity interests) or for the repurchase or redemption of any Precoat Subsidiary’s shares of capital stock (or other equity interests), or any agreements of any kind which may obligate any Precoat Subsidiary to issue, purchase, register for sale, redeem or otherwise acquire, sell or issue any shares of its capital stock (or other equity interests). Except for the authorized awards under the EAR Plans, there are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to any Precoat Subsidiary. Except for this Agreement, no Precoat Subsidiary is a party to any voting trust, stockholders agreement or other agreement with respect to the voting, redemption, sale, transfer or other disposition of the capital stock or other equity interests of any Precoat Subsidiary.
(e)    The outstanding shares of capital stock (or other equity interests) of each Precoat Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable (where such concepts are applicable) and have not been issued in violation of any applicable Law or any preemptive or similar rights. Except as set forth on Schedule 3.05(e) and except for the equity interests of the Precoat Subsidiaries set forth on Schedule 3.05(b) and Schedule 3.05(d), no Precoat Subsidiary owns any equity interests in any other Person, nor is any Precoat Subsidiary obligated to contribute capital to, loan any amounts to, acquire equity securities of, any Person that is not one of the Precoat Subsidiaries.
(f)    Upon consummation of the Closing (including all of the deliveries contemplated by this Agreement), Seller will convey good and valid title to the Mezzanine Interests, to Buyer or its assignee free and clear of all Liens (other than restrictions on transfer imposed by applicable Securities Laws).
Section 3.06    Financial Statements.
(a)    Attached as Schedule 3.06(a) are true and complete copies of (a) the audited combined balance sheet of the Precoat Business as of the twelve (12)-month periods ended December 31, 2019 and December 31, 2020 and the audited combined statements of income, cash flow and stockholders’ equity of the Precoat Business for the twelve (12)-month periods ended December 31, 2019 and December 31, 2020, together with the auditor’s report thereon (the “Audited Financial Statements”), and (b) an unaudited combined balance sheet and statement of income of the Precoat Business as of and for the twelve (12)-month period ended the Balance Sheet Date (the “Interim Financial Statements” and,

together with Audited Financial Statements, the “Financial Statements”). The Financial Statements present fairly, in all material respects, the consolidated financial position and results of operations of the Precoat Business as of the dates and for the periods indicated therein. The Financial Statements were prepared from the books and records of Seller and its Subsidiaries and in all material respects in accordance with GAAP, subject to, in the case of the Interim Financial Statements, the absence of disclosures normally made in footnotes to audited financial statements, normal year-end adjustments (none of which are expected to be in excess of $250,000, other than to the extent relating to the income tax provision) and corporate, Tax and similar allocations necessary for GAAP audited carve-out financial statements. The Precoat Subsidiaries maintain a system of internal accounting controls and procedures designed to permit materially correct preparation of their combined financial statements in accordance with GAAP. Buyer acknowledges that the Financial Statements do not include the impact of the Dormant Precoat Subsidiaries.
(b)    Attached as Schedule 3.06(b) is a true and complete copy of the unaudited pro forma balance sheet of the Precoat Subsidiaries as of December 31, 2021, reflecting certain pro forma adjustments to the balance sheet of the Precoat Business as of such date for (i) the assets and liabilities of the Dormant Precoat Subsidiaries and (ii) certain liabilities of the Precoat Business accrued on Seller’s balance sheet and reconciled to the combined balance sheet for the Precoat Business included in the Interim Financial Statements.
(c)    Each Dormant Precoat Subsidiary is an inactive entity that does not have any material revenues, costs, assets or liabilities or engage in any business activity other than in connection with (i) potential environmental claims and remediation activities (each of which is disclosed in Schedule 3.18), (ii) intercompany assets and liabilities (each of which will be settled prior to Closing in accordance with Section 5.06(a)) and (iii) pension assets and liabilities related to Precoat Participants.
Section 3.07    Absence of Certain Changes. Except as set forth on Schedule 3.07 or as expressly contemplated by this Agreement, (a) since the Balance Sheet Date, (i) the Precoat Business has been conducted, in all material respects, in the ordinary course of business and (ii) there has not been any event, occurrence or development that has had, or would reasonably be expected to have had, a Material Adverse Effect on the Precoat Subsidiaries and (b) since the Balance Sheet Date through the date of this Agreement no event, matter or action has occurred that would require the consent of Buyer pursuant to clauses (ii), (v), (vi), (vii), (viii), (ix), (x), (xi) and (xvii) of Section 5.01(a)(y) if such event, matter or action occurred between the date of this Agreement and Closing.
Section 3.08    No Undisclosed Liabilities. There is no Liability of the Precoat Subsidiaries of a type required to be reflected or reserved for on a balance sheet prepared in accordance with GAAP, except for Liabilities (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the Balance Sheet Date in the ordinary course of the operation of the Precoat Business, (c) incurred in connection with the transactions contemplated by the Transaction Steps Plan, this Agreement and the other Transaction Documents, (d) disclosed on Schedule 3.08 or (e) which would not reasonably be expected to be material to the Precoat Subsidiaries, taken as a whole. Except as set forth on Schedule 3.08 or to the extent solely relating the business of the Chromalloy Subsidiaries, (i) no Precoat Subsidiary has received any loan, grant, subsidy, exclusion, debt forgiveness or other relief pursuant to any COVID-19 Relief Program, including, but not limited to, any loan under the Paycheck Protection Program described in Section 1102 of the CARES Act, any “Economic Stabilization Fund” loan, claiming the employee retention credit pursuant to Section 2301 of the CARES Act or any other loan granted by the United States Small Business Administration and (ii) no Precoat Subsidiary received any other Governmental Assistance Indebtedness. None of the Precoat Subsidiaries maintain or are otherwise bound by any “off-balance sheet arrangements” within the meaning of Item 303 of Regulation S-K of the SEC.
Section 3.09    Material Contracts.
(a)    Schedule 3.09(a) contains a listing of all Contracts described in clauses (i) through (xix) below to which, as of the date of this Agreement, any of the Precoat Subsidiaries is a party or by which the assets, rights or properties of the Precoat Business are bound (other than Precoat Subsidiary Plans and Contracts relating to the Insurance Policies) (collectively, the “Material Contracts”).

True, correct and complete copies of the Material Contracts, together with all material amendments thereto, have been delivered to or made available to Buyer or its Representatives.
(i)    Any Contract (other than (x) purchase or sales orders with suppliers entered into in the ordinary course of business and (y) Contracts of the type (without giving effect to dollar thresholds) described in other clauses of this Section 3.09(a)) that resulted in annual payments or consideration furnished by or to the any of the Precoat Subsidiaries of $2,000,000 or more in 2021 or that are reasonably expected to result in annual payments of $2,000,000 or more being furnished by or to any of the Precoat Subsidiaries during 2022, in each case, that are not terminable (without liability to the Precoat Subsidiaries in excess of $50,000) by giving ninety (90) days’ or less notice.
(ii)    Any lease of personal property requiring (A) annual payments of $200,000 or more or (B) aggregate payments by the Precoat Subsidiaries of $500,000 or more, in the case of each of clauses (A) and (B) that are not terminable (without liability to the Precoat Subsidiaries in excess of $50,000) by giving one hundred eighty (180) days’ or less notice.
(iii)    Any Contract relating to the ownership of capital stock or other equity interests of, or loans and advances to, any Person or any partnership, joint venture or other similar Contract with a third party, including any Contract that provides for the sharing of profits or losses of any Precoat Subsidiary with any third party (but excluding any rebate or similar agreement with customers or suppliers of the Precoat Business in the ordinary course of business).
(iv)    Excluding the Senior Credit Facilities, any note, debenture, mortgage, indenture or other obligation or Contract or other instrument for or relating to indebtedness for borrowed money in excess of $500,000, or any guarantee by or for the account of any Precoat Subsidiary in excess of $500,000, any letters of credit, performance bonds or other credit support for the Precoat Business that will need to be replaced at Closing, any Contract providing for the creation of or otherwise placing of a Lien on any asset or group of assets of any Precoat Subsidiary other than Permitted Liens or any lease of (or other agreement conveying the right to use) property or other assets that is permitted to be classified and accounted for as an operating lease notwithstanding the classification as loans for purposes of the Code (that is, so called synthetic leases).
(v)    Any lease or occupancy agreement of Leased Real Property that provides for annual rental payments in excess of $250,000 (a “Material Lease”).
(vi)    Any Contract containing covenants expressly limiting the freedom of, restricting or precluding (or purporting to restrict or preclude), in each case, in any material respect, any Precoat Subsidiary to compete with any Person in a product line or line of business or to operate in any geographic area or “most favored nation” or similar provisions, in each case, binding on any Precoat Subsidiary.
(vii)    Any Contract that is or includes an express Intellectual Property Grant (A) by any Precoat Subsidiary, or by Seller pertaining to any of the Precoat Business, to any Person (other than a non-exclusive Intellectual Property Grant to a Person in connection with the provision of any product or service in the ordinary course of the Precoat Business involving annual or one-time royalties or fees paid or payable to a Precoat Subsidiary or Seller of less than $250,000) or (B) by any Person to any Precoat Subsidiary or to Seller pertaining to any of the Precoat Business (other than a COTS License or an Intellectual Property Grant in connection with the procurement of any product or service in the ordinary course of the Precoat Business involving annual or one-time royalties or fees paid or payable by a Precoat Subsidiary or Seller of less than $250,000).
(viii)    Any Contract expressly requiring capital expenditures since the Balance Sheet Date in an annual amount in excess of $500,000.

(ix)    Any Contract for the acquisition of any Person, or any business division thereof, or the disposition of any material assets of the Precoat Subsidiaries (other than in the ordinary course of business), in each case, occurring in the last five (5) years (whether by merger, sale of stock, sale of assets or otherwise) or the grant to any Person of any preferential rights to purchase any material properties or assets of any Precoat Subsidiary.
(x)    Any Collective Bargaining Agreement.
(xi)    Any hedging, swap, derivative or similar Contract.
(xii)    Any Contract under which any Precoat Subsidiary, directly or indirectly, has made or is required to make any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than extensions of trade credit given in the ordinary course of business), in each case, in excess of $500,000.
(xiii)    Any Contract (other than any license, registration or permit) with any Governmental Authority.
(xiv)    Any Contract or offer letters for the employment or engagement of any officer, employee, contractor, agent, consultant or other Person on a full-time, part-time, consulting or other basis, that involves the payment of $200,000 or more per year, except any such Contract which is terminable upon 90 days or less without notice, severance or other penalty.
(xv)    Any Contract under which any Precoat Subsidiary would accelerate any severance, termination, change in control payment, sale bonus, Tax gross-up, retention bonus or similar compensation obligations to any of its employees, officers or directors by reason of this Agreement or the transactions contemplated herein.
(xvi)    Any stockholder agreements, registration rights agreements or similar Contracts restricting the transfer, voting or ownership of the capital stock or other equity interests of any Precoat Subsidiary.
(xvii)    Any Contract with any Material Customer or Material Supplier (other than any purchase order issued in the ordinary course of business or to the extent responsive to any other section of this Section 3.09(a)).
(xviii)    Any Contract (A) providing for a Precoat Subsidiary to be the exclusive provider of any product or service to any Person; (B) providing for any Person to be the exclusive provider of or granting any exclusive rights with respect to any product or service to a Precoat Subsidiary; or (C) granting to any Person a right of first refusal, drag-along right, co-sale right, right of first offer or other similar right on the sale of any part of a Precoat Subsidiary’s assets or business.
(xix)    Any Contract entered into since January 1, 2020 involving any resolution or settlement of any actual or threatened Action against or brought by any Precoat Subsidiary with a value in excess of $500,000 or that provides for any non-monetary relief (other than customary confidentiality obligations) or under which a Precoat Subsidiary would be required to pay consideration in excess of $500,000 after the Closing.
(b)    Except as set forth on Schedule 3.09(b), all of the Material Contracts are (i) in full force and effect, subject to the Remedies Exception, and (ii) represent the valid and binding obligations of the Precoat Subsidiary party thereto and, to the knowledge of Seller, represent the legal, valid and binding obligations of the other parties thereto. Except as set forth on Schedule 3.09(b), and except, in each case, where the occurrence of such breach or default would not reasonably be expected to be material to the Precoat Subsidiaries, taken as a whole, (A) no Precoat Subsidiary or, to the knowledge of Seller, any other party thereto is in breach of or default under any such Contract, (B) as of the date of this Agreement, no Precoat Subsidiary has received any written claim or notice of breach of or default under any such Contract and (C) to the knowledge of Seller, no event has occurred which, individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract (in each case, with or without notice, lapse of time or both).
Section 3.10    Litigation. Except (a) as set forth on Schedule 3.10, and (b) Actions under Environmental Laws (as to which certain representations and warranties are made exclusively pursuant to Section 3.18), there are no, nor has there been since January 1, 2020, any pending or, to the knowledge of Seller, threatened Actions at law or in equity, in each case, (a) by or against any Precoat Subsidiary or that otherwise relates to the Precoat Business or the properties, rights or assets of the Precoat Subsidiaries, (b) by or against, to the knowledge of Seller, any directors or officers of any Precoat Subsidiary in their capacities as such or (c) that challenge or seek to prevent, enjoin, prohibit, make illegal or materially delay the transactions contemplated by this Agreement that, in each case, if resolved adversely to the Precoat Subsidiaries, would reasonably be expected to be material to the Precoat Subsidiaries, taken as a whole. There is no unsatisfied judgment or any open Governmental Order binding upon any of the Precoat Subsidiaries that would reasonably be expected to be material to the Precoat Subsidiaries, taken as a whole.
Section 3.11    Compliance with Laws. Except with respect to (a) matters set forth on Schedule 3.11, and (b) compliance with Environmental Laws (as to which certain representations and warranties are made exclusively pursuant to Section 3.18), the Precoat Subsidiaries are, and since January 1, 2020, have been, in compliance with all Laws applicable to the Precoat Subsidiaries or the Precoat Business, except where the failure to be in compliance with such Laws would not reasonably be expected to be material to the Precoat Subsidiaries, taken as a whole. No Precoat Subsidiary has received any written, or to the knowledge of Seller, unwritten notice from any Governmental Authority of a violation of any applicable Law at any time since January 1, 2020, that would reasonably be expected to be material to the Precoat Subsidiaries, taken as a whole. To the knowledge of Seller, no Precoat Subsidiary is, nor has any Precoat Subsidiary since January 1, 2020 has been, under investigation by any Governmental Authority with respect to any material actual, alleged or potential violation of any Law relating to the conduct of its business, properties or assets.
Section 3.12    Real Property.
(a)    Schedule 3.12(a) lists, as of the date of this Agreement, all Owned Real Property. Except as set forth on Schedule 3.12(a), or except as would not reasonably be expected to have a Material Adverse Effect, one of the Precoat Subsidiaries has good and marketable fee simple title to all Owned Real Property, subject only to any Permitted Liens. There are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein.
(b)    Schedule 3.12(b) lists, as of the date of this Agreement, all Material Leased Real Property and the associated Material Lease. Except as would not reasonably be expected to have a Material Adverse Effect, a Precoat Subsidiary has a valid and enforceable leasehold estate in all Material Leased Real Property, subject to the Remedies Exception and any Permitted Liens. The rent set forth in each Material Lease is the actual rent being paid, and there are no agreements or understanding with respect to same except as set forth in such Material Lease.
(c)    Except as set forth on Schedule 3.12(c), as of the date of this Agreement, no Person other than the Precoat Subsidiaries has the right to lease or sublease any material portion of any Owned Real Property or the Material Leased Real Property.
(d)    The Owned Real Property and Material Leased Real Property constitute all the material real property used in connection with the Precoat Business.
(e)    As of the date of this Agreement, no Precoat Subsidiary has received any written notice from any Governmental Authority that any condemnation proceeding is pending or threatened with respect to any Owned Real Property or any Material Leased Real Property.
(f)    Except as would not reasonably be expected to, individually or in the aggregate, be material to the Precoat Subsidiaries, taken as a whole, the improvements on the Owned Real Property and Material Leased Real Property are in all material respects in good operating condition and in a state of good and working maintenance and repair, subject to ordinary wear and tear, and are reasonably fit and usable for the purposes for which they are currently being used.
Section 3.13    Intellectual Property; Information Technology; Privacy.
(a)    Schedule 3.13(a) sets forth a true and complete list of all (i) issued and applied for Patents, (ii) Trademark registrations and trademark registration applications, (iii) registrations or applications for registration of any Copyrights, (iv) registered or issued Designs, and (v) internet domain name registrations, in each case, included in the Owned Intellectual Property as of the date of this Agreement whether in the United States or internationally (“Registered Owned Intellectual Property”). All of the items listed on Schedule 3.13(a) are, except as stated on Schedule 3.13(a), valid, subsisting, in full force and have not been abandoned. All applicable filing, prosecution, registration, maintenance, and renewal fees related to any subsisting and un-abandoned Registered Owned Intellectual Property have been paid, and all necessary documents have been filed. As of the date of this Agreement, no Owned Intellectual Property is the subject of, or has been impaired by, any Action before any Governmental Authorities challenging the ownership, validity, or enforceability thereof or any right therein or thereto. Except as set forth on Schedule 3.13(a), and as would not reasonably be expected to be material to the Precoat Subsidiaries, taken as a whole, one of the Precoat Subsidiaries is the sole and exclusive owner of all Owned Intellectual Property, free and clear of all Liens (except Permitted Liens), Contracts (other than any Intellectual Property Grant by a Precoat Subsidiary in connection with the provision or receipt of any product or service in the ordinary course of the Precoat Business), and Governmental Orders related to any Owned Intellectual Property. Except as would not reasonably be expected to be material to the Precoat Subsidiaries, taken as a whole, neither this Agreement nor the consummation of the transactions under this Agreement will cause, or will give any third party the right to cause, (1) any assignment, transfer, or conveyance of any ownership or co-ownership, or any Intellectual Property Grant, in or to any Owned Intellectual Property; or (2) any termination, modification, or other change of any Intellectual Property Grant or the performance under any Intellectual Property Grant to which a Precoat Subsidiary is a party. Except as would not reasonably be expected to be material to the Precoat Subsidiaries, taken as a whole, each Precoat Subsidiary uses, exploits, or holds for use or exploitation only (i) Owned Intellectual Property and (ii) any other third-party owned Intellectual Property under an Intellectual Property Grant therefor to which such Precoat Subsidiary is a party or beneficiary. Except as would not reasonably be expected to be material to the Precoat Subsidiaries, taken as a whole, the Owned Intellectual Property and such other Intellectual Property together with the rights granted hereunder and under the Transition Services Agreement constitute all Intellectual Property necessary for the conduct of the Precoat business of each Precoat Subsidiary as presently conducted.
(b)    Except as set forth on Schedule 3.13(b), or except as would not reasonably be expected to be material to the Precoat Subsidiaries, taken as a whole, (i) the Precoat Subsidiaries are not infringing upon, misappropriating, diluting or otherwise violating, and have not in the two (2) year period prior to the date of this Agreement, infringed, misappropriated, diluted or otherwise violated, any Intellectual Property of any Person, and (ii) as of the date of this Agreement, no Action is pending, and within the two (2)-year period prior to the date of this Agreement, no Action was pending, and the Precoat Subsidiaries have not received from any Person any written allegation notice, charge, complaint, claim or other written assertion asserting or threatening to assert any Action, against any Precoat Subsidiary involving or relating to any infringement, dilution or violation by, or misappropriation of, any Intellectual Property of any Person or challenging the validity, enforceability, ownership, scope or use of any Owned Intellectual Property.
(c)    To the knowledge of Seller, no Person is infringing, misappropriating, diluting, or violating any Owned Intellectual Property. As of the date of this Agreement, no Action is outstanding, and within the two (2)-year period prior to the date of this Agreement, none of the Precoat Subsidiaries has sent any written notice, charge, complaint, claim or other written assertion asserting or threatening to assert any Action, against any Person involving or relating to any Intellectual Property owned by any Person.
(d)    Except as would not reasonably be expected to be material to the Precoat Subsidiaries, taken as a whole, no Precoat Subsidiary has accepted or received any grants from any

Governmental Authority, educational institution, multi-national, bi-national or international organization or research center that would result in, or may subject to any statutory right for, any ownership, claim or right (including license rights) to or under any Intellectual Property developed by, for or on behalf of the Precoat Business.
(e)    Except as would not reasonably be expected to be material to the Precoat Subsidiaries, taken as a whole, the Precoat Subsidiaries have consistently (i) taken commercially reasonable measures to protect and preserve all Trade Secrets included in the Owned Intellectual Property and other confidential information of any Precoat Subsidiary, and (ii) protected the confidentiality of any other Person’s Trade Secrets or other confidential information in accordance with any contractual or other legal obligation of any Precoat Subsidiary related thereto. Except as would not reasonably be expected to be material to the Precoat Subsidiaries, taken as a whole, the Precoat Subsidiaries have not disclosed to any Person (including any employees, contractors, vendors or customers) any Trade Secrets included in the Owned Intellectual Property except under a confidentiality agreement or other legally binding confidentiality obligation, and, to the knowledge of Seller, there has not been any breach by any party to any such confidentiality agreement.
(f)    Except as would not reasonably be expected to be material to the Precoat Subsidiaries, taken as a whole, each Person who has contributed to the creation or development of any Owned Intellectual Property has assigned in writing to one of the Precoat Subsidiaries all of such Person’s right, title, and interest in, to, and under all such Owned Intellectual Property as applicable (to the extent such rights have not vested in a Precoat Subsidiary by operation of Law).
(g)    Except as would not reasonably be expected to be material to the Precoat Subsidiaries, taken as a whole, no Open Source Software has been embedded in, combined with, linked to or used by any Precoat Subsidiary in connection with any Software included in the Owned Intellectual Property (“Owned Software”) a manner that that would (i) require the contribution, distribution or disclosure to any Person of any source code included in the Owned Software, (ii) require the distribution or licensing of any Owned Software for the purpose of making derivative works, or (iii) impose any limitation on the right to require consideration from or restrict further distribution of such Owned Software. No part of any Owned Software has been deposited or submitted, or is under any obligation or requirement to be deposited or submitted, into any type of escrow.
(h)    Except as would not reasonably be expected to be material to the Precoat Subsidiaries, taken as a whole, the Precoat Subsidiaries have taken commercially reasonable steps to protect from contaminants (including any virus, worm, malware, routine, intrusion, hacking, and/or invasion intending, seeking, designed to, or likely to permit unauthorized access to, corrupt, obtain, remove, or delete data or information or impair the operation, functionality, or use of, or otherwise harm any hardware, network, or system) the IT Systems currently owned or controlled by them. The IT Systems are reasonably adequate and sufficient for conducting the Precoat Business, including to provide the products and services to customers in the conduct of the Precoat Business as currently conducted. The Precoat Subsidiaries have in place commercially reasonable backup and disaster recovery plans, procedures and facilities for the IT Systems and have taken commercially reasonable steps to safeguard the security of the IT Systems. Except (i) as set forth on Schedule 3.13(i), or (ii) as would not reasonably be expected to be material to the Precoat Subsidiaries, taken as a whole, the IT Systems owned and controlled by them are reasonably adequate and sufficient for conducting the Precoat Business, are in good working condition and have not materially malfunctioned or failed, or been subject to any adverse consequence of any unauthorized intrusion or contaminant, in the two (2)-year period prior to the date of this Agreement.
(i)    Except as set forth in Schedule 3.13(h), the Precoat Subsidiaries’ data protection policies, operations, activities, and practices, including those governing and/or related to the collection, storage, processing, disclosure, and use of Personal Information comply with, and at all times in the five (5)-year period prior to the date of this Agreement have been in compliance with, in all material respects all Privacy and Data Security Laws and all contractual obligations of the Precoat Subsidiaries. The Precoat Subsidiaries have taken commercially reasonable measures to protect the integrity, security and confidentiality of all Personal Information maintained by the Precoat Subsidiaries. No Precoat Subsidiary is subject to any contractual requirements or other legal obligations that, following the Closing, would prohibit Buyer from receiving or using Personal Information in the manner in which a Precoat Subsidiary received and used such Personal Information prior to the Closing. To the knowledge of Seller, no Person (including any Governmental Authority) has made any claim or commenced any proceeding or investigation with respect to loss, damage, theft, or unauthorized access, use, modification, or other misuse of any Personal Information or any failure to comply with Privacy and Data Security Laws by any Precoat Subsidiary or any of their respective employees or contractors. To the knowledge of Seller, during the five (5) year period prior to the date of this Agreement, there has been no material unauthorized intrusions or breaches of the security of the information technology systems used in connection with the operation of the Precoat Subsidiaries nor any material nor any material loss, damage, theft, unauthorized or illegal use or disclosure of any Personal Information stored or secured by or for the Precoat Subsidiaries.
Section 3.14    Title to and Sufficiency of Assets.
(a)    Except as set forth in Schedule 3.14(a) or that individually or in the aggregate have not had or would not reasonably be expected to have a Material Adverse Effect on the Precoat Business, the Precoat Subsidiaries have good and marketable title to, or in the case of leased properties and assets, a valid leasehold interest in, all of their respective material assets in conducting the Precoat Business (whether real, personal, tangible or intangible) in each case free and clear of all Liens (other than Permitted Liens), except as have been disposed of in the ordinary course of business.
(b)    Except as set forth in Schedule 3.14(b), the tangible assets and properties of the Precoat Subsidiaries, together with all rights of Buyer or the Precoat Subsidiaries pursuant to this Agreement or the Transition Services Agreement, immediately after the Closing, will constitute all of the tangible assets and properties required to conduct the Precoat Business in all material respects in substantially the same manner as conducted on the date hereof by Seller and its Subsidiaries (including the Precoat Subsidiaries). The tangible assets owned or leased by the Precoat Subsidiaries, taken as a whole, are, in all material respects, in good operating condition and repair, ordinary wear and tear excepted, and are suitable for the purposes for which they are currently being used and have been maintained, in all material respects, in accordance with normal industry practice.
Section 3.15    Licenses, Permits and Authorizations. Except as set forth on Schedule 3.15, and except with respect to licenses, approvals, consents, registrations and permits required under applicable Environmental Laws (as to which certain representations and warranties are made exclusively pursuant to Section 3.18), the Precoat Subsidiaries hold, and are in compliance with and not in default under, all of the licenses, approvals, consents, filings, registrations and permits that are necessary under applicable Law to permit the Precoat Subsidiaries to own, operate, use and maintain their rights, properties and assets in the manner in which they are now owned, operated, used and maintained and to conduct the Precoat Business as currently conducted (the “Precoat Permits”), except where the absence of, or the failure to be in compliance with or in default under, any such license, approval, consent, filing, registration or permit would not reasonably be expected to be material to the Precoat Subsidiaries, taken as a whole. There are no pending or, to the knowledge of Seller, threatened in writing actions, claims, suits or other proceedings or, to the knowledge of Seller, investigations, in each case, before or by any Governmental Authority that would reasonably be expected to result in the revocation, suspension, limitation or termination of any Precoat Permit, except for any such revocation, suspension, limitation or termination that would not reasonably be expected to be material to the Precoat Subsidiaries, taken as a whole. Each of the Precoat Permits are legal, valid and binding and in full force and effect, in all material respects.
Section 3.16    Finders’ Fees. Except for Barclays and Evercore (in each case, whose fees and expenses shall be considered a Company Transaction Expense), no broker, finder, investment banker or other Person is or will be entitled to any brokerage fee, finders’ fee or other similar commission, for which Buyer or any of its Subsidiaries or Affiliates would be liable in connection with the transactions contemplated by this Agreement based upon arrangements made by Seller or any of its Affiliates.
Section 3.17    Employee Benefit Plans.

(a)    Schedule 3.17(a) sets forth a true and complete list, as of the date of this Agreement, of each material Assumed Plan and each material Employee Plan that is not an Assumed Plan (with an asterisk (*) identifying each such Assumed Plan). Notwithstanding the foregoing, Schedule 3.17(a) need not identify an employment agreement if such employment agreement does not provide any change in control benefits or bonus or incentive compensation obligations in excess of that provided under an Employee Plan or Precoat Subsidiary Plan or does not contain any severance or notice period in excess of ninety (90) days or such longer period as may be required by applicable Laws.
(b)    With respect to each material Assumed Plan, Seller has delivered or made available to Buyer or its Representatives true and complete copies of, to the extent applicable, (i) such plan document (or, if unwritten, a written summary of the material terms thereof), (ii) the most recent summary plan description with respect to such material Assumed Plan for which a summary plan description is required, (iii) the most recent annual report and actuarial valuation with respect to such material Assumed Plan and (iv) the most recent qualification letter or Internal Revenue Service determination or opinion letter, if any, issued by the Internal Revenue Service with respect to such material Assumed Plan. With respect to each material Employee Plan, Seller has delivered or made available to Buyer or its Representatives true and complete copies of, to the extent applicable, a written summary of the material terms thereof and the most recent qualification letter or Internal Revenue Service determination or opinion letter, if any, issued by the Internal Revenue Service with respect to such material Employee Plan (including the Chromalloy Pension Plan).
(c)    None of the Employee Plans or Assumed Plans is (i) any “multiple employer welfare arrangement” as described in Section 3(40) of ERISA, (ii) a “multiple employer plan” as described in Section 413(c) of the Code, (iii) a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or (iv) other pension plan, in each case, that is subject to Title IV of ERISA, and none of the Precoat Subsidiaries (i) has sponsored, contributed to or been required to contribute to a Multiemployer Plan or other pension plan subject to Title IV of ERISA at any time within the previous six (6) years or (ii) has incurred any actual or contingent liability arising under or in connection with any Multiemployer Plan or other pension plan subject to Title IV of ERISA.
(d)    Except as required by the continuation coverage requirements of sections 601 et seq. of ERISA and Section 4980B of the Code or similar provisions of applicable state Law, no Employee Plan or Assumed Plan provides health or welfare benefits for any retired or former employee, or their beneficiaries or dependents, nor is any Precoat Subsidiary obligated to provide health or welfare benefits to any active employee following such employee’s retirement or other termination of service. No Precoat Subsidiary has been assessed any liability for any fee, Tax or penalty imposed under Sections 4980B, 4980H or 9815 of the Code or the Patient Protection and Affordable Care Act.
(e)     Each Assumed Plan has been administered in material compliance with its terms and all applicable Laws, including, to the extent applicable, ERISA and the Code. All contributions required to be made with respect to any Assumed Plan and all premiums due or payable with respect to insurance policies funding any Assumed Plan on or before the date hereof have been made in all material respects. Each Employee Plan and Assumed Plan which is intended to be qualified within the meaning of Section 401(a) of the Code (A) has received a favorable determination or opinion letter as to its qualification, (B) has been established under a standardized master and prototype or volume submitter plan for which a current favorable Internal Revenue Service advisory letter or opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer, or (C) has an application for a determination or opinion letter pending or has time remaining under applicable Laws to apply for a determination or opinion letter or to make any amendments necessary to obtain a favorable determination or opinion letter and no act or omission has occurred that could reasonably be expected to adversely affect the qualification of each such Employee Plan or Assumed Plan. No operational or compliance issues exist for which self-correction or Voluntary Correction Program filings under the Employee Plans Compliance Resolutions System are open or pending with respect to any Assumed Plan or Employee Plan.
(f)    With respect to any Assumed Plan (i) as of the date of this Agreement, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of Seller, threatened, and (ii) to the knowledge of Seller, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims. There has been no nonexempt prohibited transaction (as defined in Section 4975 of the Code or 406 of ERISA) which would reasonably be expected to subject the Precoat Subsidiaries (directly or through indemnification) to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.
(g)    Except with respect to the individual listed on Schedule 1.01(c)(ii), no Assumed Plan is maintained outside of the United States or provides benefits to employees primarily employed outside the United States.
(h)    Except as set forth on Schedule 3.17(h), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or in conjunction with any other event, will (i) result in any material payment becoming due to any current or former director, officer, employer or other individual service provider of the Precoat Subsidiaries, (ii) result in any acceleration of the timing of payment or vesting or funding, or forfeiture of, any material benefits or compensation or (iii) result in any payment or benefit under an Employee Plan received by any current or former employee or other service provider of the Precoat Subsidiaries to not be deductible by reason of Section 280G of the Code or impose any Tax on the recipient under Section 4999 of the Code.
(i)    None of the Precoat Subsidiaries has any obligation to “gross-up” or otherwise indemnify any individual for the imposition of any Tax under Section 4999 of the Code or under Section 409A of the Code.
Section 3.18    Environmental Compliance. Except as disclosed on Schedule 3.18:
(a)    the Precoat Subsidiaries are, and since January 1, 2020, have been, in compliance with all applicable Environmental Laws and hold and are in material compliance with all of the material licenses, approvals, consents, registrations, authorization and permits required by applicable Environmental Laws (“Environmental Permits”) to permit the Precoat Subsidiaries to conduct the Precoat Business in a manner in which it is currently conducted except where the failure to be in compliance with such Laws or Environmental Permits or the failure to hold such Environmental Permits would reasonably be expected to be material to the Precoat Subsidiaries, taken as a whole;
(b)    there are no Actions by any Governmental Authority or other Person, Governmental Orders, or written claims or notices of violation pending or, to the knowledge of Seller, threatened in writing, in each case, which (i) alleges any violations of or Liability under any Environmental Law or Environmental Permit that would reasonably be expected to be material to the Precoat Subsidiaries, taken as a whole, (ii) relates to the Precoat Business, the Precoat Subsidiaries, the Owned Real Property or the Leased Real Property, and (iii) has not been settled, dismissed, paid or otherwise fully and finally resolved without ongoing obligations or costs prior to the date hereof;
(c)    except as described in Phase I environmental site assessment reports made available to Buyer, no landfill, surface impoundment, disposal area or underground storage tank is present or, to the knowledge of Seller, has ever been present at the Owned Real Property or Leased Real Property in connection with the Precoat Business or, to the knowledge of Seller, any third party, and none of the Precoat Subsidiaries has caused any past or present Release of any Hazardous Substances, and to the knowledge of Seller there have been no Releases or disposal of Hazardous Substances by any third party, at, on, under or from any currently or formerly owned or leased property or facility relating to the Precoat Business in amounts or concentrations that has resulted in or reasonably would be expected to result in a material Liability of the Precoat Subsidiaries arising under or pursuant to Environmental Laws;
(d)    none of the Precoat Subsidiaries has assumed, undertaken or provided an indemnity to any other Person with respect to any material Liability under Environmental Law, in relation to an outstanding claim for indemnification;
(e)    except as described in Phase I environmental site assessment reports made available to Buyer, and except as would not reasonably be expected to be material to the Precoat Subsidiaries, taken as a whole, to the knowledge of Seller, no Owned Real Property or Material Leased

Real Property is located on any published U.S. federal or state “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority;
(f)    to the knowledge of Seller, except as described in Phase I environmental site assessment reports made available to Buyer, no asbestos is present at the Owned Real Property or Leased Real Property in amounts or conditions that violate Environmental Law, nor has any asbestos abatement or remediation work been performed by Seller or any of its Affiliates (including the Precoat Subsidiaries) at the Owned Real Property or Leased Real Property in violation of Environmental Law, in each case which reasonably would be expected to result in a material Liability of Precoat Subsidiaries; and
(g)    Seller has delivered to Buyer accurate and complete copies of all Phase I environmental assessment (or similar) reports prepared within the last two (2) years, possessed or initiated by Seller or the Precoat Subsidiaries relating to the Precoat Subsidiaries’ compliance with Environmental Law or the environmental conditions of the Owned Real Property, Leased Real Property and any other property currently or previously owned, operated or used by the Precoat Subsidiaries.
Section 3.19    Employees.
(a)    Except as set forth on Schedule 3.19(a), as of the date of this Agreement, none of the Precoat Subsidiaries is a party to, or bound by, any Collective Bargaining Agreement, and there are no Collective Bargaining Agreements governing the terms and conditions of employment with respect to any Precoat Business Employee. In the past three (3) years, there have been no actual or, to the knowledge of Seller, threatened material strikes, lockouts, work stoppages, slowdowns, picketing of any nature or other material labor disputes involving the Precoat Business Employees. To the knowledge of Seller, other than with respect to Precoat Business Employees covered by a Collective Bargaining Agreement, that have been no labor union organizing activities with respect to Precoat Business Employees and there are no pending demands for recognition or certification.
(b)    The Precoat Subsidiaries are, and since January 1, 2020 have been, in compliance with all applicable Laws relating to employment and employment practices, including, without limitation, the classification of employees and independent contractors, wages, hours, collective bargaining, unlawful discrimination, civil rights, immigration, terms and conditions of employment, plant closing or mass layoffs, workplace safety and health, workers’ compensation, drug screening, background checks and pay equity, except where the failure to be in compliance with such Laws would not reasonably be expected to be material to the Precoat Subsidiaries, taken as a whole.
(c)    Seller has provided to Buyer (to the extent permitted by applicable Law) a schedule of all Precoat Business Employees as of the date of this Agreement (the “Employee List”); provided that, if Seller is prohibited from providing Buyer with the name of any such employee under Law, Seller has provided a serial number for such employee instead of a name and shall update the Employee List following the date of this Agreement to add such employee’s name when and as permitted under Law. Revisions to the Employee List following the date of this Agreement shall be made by Seller periodically at the reasonable request of Buyer prior to the Closing Date, but no less than every sixty (60) calendar days (if requested), to reflect new hires, employment terminations, changes to employment status and any other material changes thereto and Seller shall promptly provide copies of each such updated Employee List to Buyer.
(d)    Seller shall provide Buyer with a true, complete and correct Employee List setting forth the following information with respect to each individual on the Employee List: (i) number of years of service with Seller and its Subsidiaries; (ii) job title; (iii) base salary or wage rate; (iv) target bonus information (other than for employees in sales positions); (v) job location (city and state); (vi) legal employing entity; (vii) full-time or part-time status; (viii) exempt or non-exempt; (ix) active or leave status (and, if on leave, the nature of the leave and the approved return date); (x) union membership; and (xi) type of employer sponsored visa, if applicable; provided, however, that Seller’s obligation to provide such information shall be subject in all respects to applicable Law.
(e)    Seller represents that all employees employed by the Precoat Subsidiaries are, and have been during the six (6)-month period prior to the date of this Agreement (or such shorter period of time as such employee was employed by the Seller and its Affiliates), primarily dedicated to the Precoat Business. Other than the Precoat Business Employees, no other employee of Seller or its Affiliates provides services primarily with respect to, or is otherwise necessary to the operation of, the Precoat Business. The Precoat Business Employees represent the entirety of the individuals necessary to manage and operate the Precoat Business as currently managed and operated, except with respect to open positions.
(f)    In the past three (3) years, the Precoat Subsidiaries have not incurred any Liability or obligation under the Worker Adjustment and Retraining Notification Act and the regulations promulgated thereunder or any similar state, local or foreign Law (the “WARN Act”) that remains unsatisfied.
(g)    No Precoat Subsidiary is, and during the three (3) year period prior to the date of this Agreement has been, a party to a settlement agreement with a current or former employee or service provider that relates primarily to allegations of sexual harassment or sexual misconduct by an officer, manager or director. To the knowledge of Seller, during the three (3) year period prior to the date of this Agreement, no allegations of sexual harassment or sexual misconduct have been made against any director, manager or officer of a Precoat Subsidiary in their capacity as such that would reasonably be expected to be material to the Precoat Subsidiaries, taken as a whole.
Section 3.20    Taxes.
(a)    All income and other material Tax Returns required to be filed by the Precoat Subsidiaries have been properly prepared and filed, and all such Tax Returns are true, correct and complete in all material respects. No Precoat Subsidiary has requested an extension of time within which to file any material Tax Return which has not since been filed.
(b)    The Precoat Subsidiaries have paid all material Taxes which are due and payable by the Precoat Subsidiaries.
(c)    As of the date of this Agreement, no deficiency for any material amount of Taxes has been asserted or assessed by any Governmental Authority in writing against any Precoat Subsidiary (or, to the knowledge of Seller, has been threatened or proposed), except for deficiencies which have been satisfied by payment, settled or withdrawn. As of the date of this Agreement, no audit or other proceeding by any Governmental Authority is pending or threatened in writing against the Precoat Subsidiaries with respect to any material amount of Taxes due from the Precoat Subsidiaries. There are no outstanding agreements or consents extending or waiving (or having the effect of extending or waiving) the statutory period of limitations applicable to any claim for, or the period for the collection or assessment or reassessment of, material Taxes due from any Precoat Subsidiary for any taxable period, and no written request for any such waiver or extension is currently pending.
(d)    No claim has been made by a Governmental Authority in a jurisdiction where a Precoat Subsidiary has not filed Tax Returns claiming that the Precoat Subsidiary is subject to material taxation by that jurisdiction. None of the Precoat Subsidiaries currently has or has ever had any (i) place of management, (ii) branch, (iii) office, (iv) place of business, (v) operations or employees, (vi) agent with binding authority or (vii) any other activities, in each case that gives rise to a permanent establishment or taxable presence in any country outside the relevant Precoat Subsidiary’s country of organization.
(e)    There are no Tax indemnification or Tax sharing agreements under which the Precoat Subsidiaries would reasonably be expected to be liable after the Closing Date for the Tax liability of any Person that is not a Precoat Subsidiary, other than agreements or arrangements with customers, vendors, lessors, lenders and the like or other agreements that do not relate primarily to Taxes. No power of attorney is currently in force with respect to any Tax matter of any Precoat Subsidiary.
(f)    Except as provided on Schedule 3.20(f), no Precoat Subsidiary (i) is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes and that is material to the business, (ii) is a U.S. shareholder (as such term is used in Section 951 of the Code) in a “controlled foreign corporation” within the meaning of Section 957 of the Code other than an entity listed on Schedule 3.20(i), (iii) is a stockholder in a “passive foreign investment company” within the meaning of section 1297 of the Code with any material assets, or (iv) is a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local, or foreign Tax Law). No Precoat Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.
(g)    No Precoat Subsidiary has entered into a “listed transaction” that has given rise to a disclosure obligation under Section 6011 of the Code and the treasury regulations promulgated thereunder and that has not been disclosed in the relevant Tax Return of the relevant Precoat Subsidiary. The Precoat Subsidiaries have not reflected on any Tax Return any item the Tax treatment for which there was no “reasonable basis” (within the meaning of Section 6662(d)(2)(B)(ii)(II) of the Code). Except as set forth on Schedule 3.20(g), no Precoat Subsidiary has any income or non-income tax nexus that would result in the imposition of any material Tax on such Precoat Subsidiary in any state or jurisdiction other than the state or jurisdiction in which the Precoat Subsidiary has filed a Tax Return.
(h)    The U.S. federal income tax classification of each of the Precoat Subsidiaries is listed on Schedule 3.20(h). No Precoat Subsidiary has made an election under Section 965(h) of the Code. No Precoat Subsidiary is party to any gain recognition agreement under Section 367 of the Code.
(i)    There are no material Liens (other than Permitted Liens) for Taxes on the assets of any Precoat Subsidiary.
(j)    None of the Precoat Subsidiaries is required to include any material item of income in, or exclude any material item of deduction from, taxable income for any Tax period (or portion thereof) ending after the Closing Date as a result of any (i) improper use of or change in a method of accounting during a Tax period ending on or prior to the Closing Date, (ii) closing agreement (or similar agreement under any corresponding or similar provision of applicable Tax Law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date or (iv) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) in existence on or before the Closing Date.
(k)    All material Taxes that the Precoat Subsidiaries are required by Law to withhold and collect and all material Taxes required by Law to be withheld and collected with respect to the Precoat Business have been duly withheld or collected, including sales and use Taxes and amounts required to be withheld or collected in connection with any amount paid or owing to any employee, independent contractor, creditor, stockholder, or other Person. All such amounts have been paid over to the proper Governmental Authority.
(l)    None of the Precoat Subsidiaries (i) has requested, received, or entered into any material Tax ruling, loss determination, or advance pricing contract with any Governmental Authority, (ii) is bound by, has agreed to, or is required to make any adjustments pursuant to Section 481(a) of the Code (or any corresponding or similar provision of applicable Tax Law), (iii) has executed or entered into any material closing agreement pursuant to Section 7121 of the Code (or any corresponding or similar provision of applicable Tax Law), (iv) has any material liability for the Taxes of any other Person under Section 1.1502-6 of the Treasury Regulations (or any corresponding or similar provision of applicable Tax Law) as a transferee or successor, by Contract or otherwise (other than by reason of being a member of the consolidated group the common parent of which is Seller), or (v) has ever been a member of a group of companies that file a consolidated, combined, joint, unitary, or similar Tax Return (other than the consolidated group the common parent of which is Seller).
(m)    Each Precoat Subsidiary (i) has complied in all material respects with all escheat and unclaimed property Laws, (ii) has submitted to the appropriate Governmental Authority all material amounts required to be paid thereunder, and (iii) has filed all material statements, returns, and reports required to be filed thereunder.

(n)    Except as set forth on Schedule 3.20(n), no Precoat Subsidiary has deferred any payment of taxes otherwise due through any automatic extension or other grant of relief provided by the CARES Act or any executive order, or has otherwise availed themselves of any Tax benefits or deferrals provided under the CARES Act.
Section 3.21    Affiliate Matters. Except for (a) as set forth on Schedule 3.21 (collectively, the “Affiliate Agreements”), (b) the Precoat Subsidiary Plans, (c) Contracts relating to labor and employment matters set forth on Schedule 3.17(a) and Schedule 3.19(a), (d) Contracts between or among the Precoat Subsidiaries, and (e) Contracts entered into on an arm’s length basis and in the ordinary course of business between any Precoat Subsidiary, on the one hand, and any direct or indirect portfolio companies of investment funds advised or managed by Carlyle Investment Management L.L.C., Oaktree Fund GP II, L.P., Pacific Investment Management Company LLC or their respective Affiliates, on the other hand (each, a “Portfolio Company Contract”), no Precoat Subsidiary is party to any material Contract with any (i) current or former officer, employee or director of any Precoat Subsidiary, (ii) Affiliate of any Precoat Subsidiary or Seller or (iii) Seller. Each Affiliate Agreement and Portfolio Company Contract contains terms and conditions that, in the aggregate, are substantially comparable to the terms such Precoat Subsidiary as would have been obtainable by it at the time in a comparable arm’s-length transaction with a Person other than such Affiliate. Neither Seller, any stockholder of Seller, nor any officer, director or employee of a Precoat Subsidiary or Seller owns any material property or assets used by any Precoat Subsidiary or pertaining to the Precoat Business, other than through such Person’s direct or indirect ownership of the Precoat Subsidiaries.
Section 3.22    Insurance. Schedule 3.22 contains a true, correct and complete list of all material policies of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, any Precoat Subsidiary or with respect to which any Precoat Subsidiary is a named insured and any self-insurance arrangement by or affecting any Precoat Subsidiary, in each case, as of the date of this Agreement (collectively, the “Insurance Policies”), including, for each, the type of coverage, carrier, policy period, policy limits and deductible. True and complete copies of such insurance policies (or, to the extent such policies are not available, policy binders) have been made available to Buyer or its Representatives. Except as set forth on Schedule 3.22, (a) no Precoat Subsidiary has received any written notice from any insurer under any such insurance policies canceling, terminating or materially adversely amending any such policy or denying renewal of coverage thereunder, and all premiums on such insurance policies due and payable as of the date hereof have been paid, (b) all such insurance policies are in full force and effect and (c) no Precoat Subsidiary is in default in any material respect with respect to its obligations under any such insurance policies. To the knowledge of Seller, no material premium increase with respect to or termination of any such Insurance Policy by the respective insurers is pending or threatened. At no time since January 1, 2020 was any insurance policy of the Precoat Subsidiaries canceled or not renewed by the issuer of such policy.
Section 3.23    Customers and Suppliers.
(a)    Schedule 3.23(a) sets forth a true and complete list of the top twenty (20) customers, measured by net sales, of the Precoat Business for the year ended December 31, 2021 (the “Material Customers”). Since January 1, 2020, none of the Material Customers has given Seller or the Precoat Subsidiaries written notice terminating or cancelling, or that it intends to terminate, cancel, not renew or materially decrease, its relationship with the Precoat Subsidiaries. Except as set forth on Schedule 3.23(a), and except, in each case, where the occurrence of such breach or default would not reasonably be expected to be material to the Precoat Subsidiaries, taken as a whole, (i) no Precoat Subsidiary or, to the knowledge of Seller, any other party thereto is in breach of or default under any Contract with a Material Customer, (ii) as of the date of this Agreement, no Precoat Subsidiary has received any written claim or notice of breach of or default under any Contract with a Material Customer and (iii) to the knowledge of Seller, as of the date of this Agreement, no event has occurred which, individually or together with other events, would reasonably be expected to result in a breach of or a default under any Contract with a Material Customer (in each case, with or without notice, lapse of time or both).
(b)    Schedule 3.23(b) sets forth a true and complete list of the top ten (10) suppliers, measured by dollar volume of purchases, of the Precoat Business for the year ended December 31, 2021

(the “Material Suppliers”). Since January 1, 2020, none of the Material Suppliers has given Seller or the Precoat Subsidiaries written notice terminating or cancelling, or that it intends to terminate, cancel, not renew or materially decrease, its relationship with the Precoat Subsidiaries. Except as set forth on Schedule 3.23(b), and except, in each case, where the occurrence of such breach or default would not reasonably be expected to be material to the Precoat Subsidiaries, taken as a whole, (i) no Precoat Subsidiary or, to the knowledge of Seller, any other party thereto is in breach of or default under any Contract with a Material Supplier, (ii) as of the date of this Agreement, no Precoat Subsidiary has received any written claim or notice of breach of or default under any Contract with a Material Supplier and (iii) to the knowledge of Seller, as of the date of this Agreement, no event has occurred which, individually or together with other events, would reasonably be expected to result in a breach of or a default under any Contract with a Material Supplier (in each case, with or without notice, lapse of time or both)
Section 3.24    Anti-Corruption Laws, Sanctions, and Export Controls.
(a)    In the past three (3) years, none of the Precoat Subsidiaries, or, to the knowledge of Seller, any of their officers, directors, agents, employees or other Persons acting on their behalf, have directly or indirectly paid, offered, authorized or promised to pay, any money or other items of value to any Government Official in order to: (i) improperly influence any act or decision of the Government Official, or (ii) improperly induce the Government Official to use their influence to affect any act or decision of a Governmental Authority in order to assist any of the Precoat Subsidiaries to obtain or retain business for, direct business to, or otherwise obtain an improper business advantage for the Precoat Subsidiaries.
(b)    None of the assets, Contracts, licenses, permits or authorizations assigned or contributed to any of the Precoat Subsidiaries, or negotiated or entered into in conjunction with the formation of the any of the Precoat Subsidiaries, were procured in violation of the applicable Specified Business Conduct Laws prohibiting corruption, money laundering or fraud.
(c)    None of the Precoat Subsidiaries are, or have been in the past three (3) years, the subject of any Action or other inquiry by a Governmental Authority related to bribery, corruption, or money laundering.
(d)    In the past three (3) years, none of the Precoat Subsidiaries has conducted an internal investigation into, or become aware of any allegations related to, corruption, bribery, money laundering, or related conduct by the Precoat Subsidiaries or related to the Precoat Business.
(e)    The Precoat Subsidiaries are, and during the past five (5) years have been, in compliance, in all material respects, with all applicable Specified Business Conduct Laws. Each Precoat Subsidiary has obtained all licenses, consents, notices, waivers, approvals, orders, and authorizations, and have filed all registrations, declarations and reports required under any applicable Specified Business Conduct Law for the export, import and/or re-export of products, services, Software and technologies, except for any such non-compliance that would not be material to the Precoat Subsidiaries, taken as a whole.
(f)    No Precoat Subsidiary nor any of their respective officers and directors, is a Sanctioned Person.
(g)    During the past five (5) years, no Precoat Subsidiaries have engaged in any transaction or dealing, including the sale, purchase, import, export, re-export or transfer of products or services, either directly or indirectly, to or from any countries, territories, or persons that were Sanctioned Countries or Sanctioned Persons at the time of the transaction or dealing.
(h)    During the past five (5) years, none of the Precoat Subsidiaries has (i) received written notice of or made a voluntary, mandatory or directed disclosure to any Governmental Authority relating to any actual violation of any Specified Business Conduct Law or (ii) to the knowledge of Seller, been a party to or the subject of any Action or investigation by or before any Governmental Authority related to any actual or suspected violation of any Specified Business Conduct Law.

Section 3.25    No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (as qualified by the related Schedules) and the certificate delivered pursuant to Section 8.02(c), none of Seller nor any of its equityholders, Affiliates or Representatives has made or is making any express or implied representation or warranty with respect to Seller, its Subsidiaries (including the Precoat Subsidiaries) or any of their respective assets or liabilities or the Precoat Business or with respect to any other information provided, or made available, to Buyer or any of its Affiliates or Representatives in connection with the transactions contemplated hereby. Neither Seller nor any of its equityholders, Affiliates or Representatives will have any liability or other obligation to Buyer, its Affiliates or Representatives or any Person resulting from Buyer’s use of, or the use by any of its Affiliates or Representatives of, any such information, including information, documents, projections, forecasts or other material made available to Buyer, its Affiliates or Representatives in the Dataroom, teaser, confidential information memorandum, management presentations, due diligence discussions or otherwise in connection with the transactions contemplated by this Agreement, unless any such information is expressly and specifically included in a representation or warranty contained in this Article III (as qualified by the related Schedules) or the certificate delivered pursuant to Section 8.02(c). Each of Seller and its Affiliates disclaims any and all other representations and warranties, whether express or implied. Notwithstanding anything to the contrary contained in this Agreement, except as is expressly and specifically included in a representation or warranty contained in this Article III (as qualified by the related Schedules) or the certificate delivered pursuant to Section 8.02(c), none of Seller nor any of its equityholders, Affiliates or Representatives makes any express or implied representation or warranty with respect to the Precoat Business.
ARTICLE IV
Representations and Warranties of Buyer
Buyer represents and warrants to Seller as follows:
Section 4.01    Organization of Buyer. Buyer has been duly incorporated and is validly existing as a corporation in good standing under the Laws of the State of Texas and has the corporate power and authority to own or lease its assets, rights and properties and to conduct its business as it is now being conducted. Buyer is duly licensed or qualified and (where applicable) is in good standing as a foreign corporation in each jurisdiction in which the ownership of its properties, rights or assets or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer.
Section 4.02    Due Authorization. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and any other Transaction Document to which it is or will be a party and (subject to the consents, approvals, authorizations and other requirements described in Section 4.03 or Section 4.04) to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and any other Transaction Document to which it is or will be a party and the consummation by it of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by all necessary corporate action on the part of on the part of Buyer and no other approvals or action on Buyer’s part is necessary to authorize the execution, delivery or performance of this Agreement and any other Transaction Document to which it is or will be a party. This Agreement has been duly and validly executed and delivered by Buyer and (assuming this Agreement constitutes a legal, valid and binding obligation of Seller) constitutes a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Remedies Exception. Each other Transaction Document to which it is or will be a party shall be duly and validly executed by Buyer at or prior to the Closing and, upon such execution and delivery by Buyer, shall constitute a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to the Remedies Exception.
Section 4.03    Governmental Authorization. No material consent, approval or authorization of, or designation, declaration or filing with, or notice to, any Governmental Authority or any other Person is required on the part of Buyer with respect to Buyer’s execution, delivery or performance of this Agreement and any other Transaction Document to which it is a party or the consummation by Buyer of the transactions contemplated hereby or thereby, except for (a) applicable requirements of the HSR Act and (b) compliance with any applicable requirements of the Securities Act.
Section 4.04    Noncontravention. The execution, delivery and performance of this Agreement and any other Transaction Document to which it is a party by Buyer and the consummation by it of the transactions contemplated hereby or thereby do not and will not, as of the Closing, (a) violate any provision of, or result in the breach of any applicable Law to which Buyer is subject or by which any property, right or asset of Buyer or any Subsidiary of Buyer is bound, (b) conflict with or result in a violation or breach of or default under any of the Organizational Documents of Buyer, or (c) violate any provision of or result in a breach of, or require a consent under, any material Contract to which Buyer is a party or by which Buyer may be bound, or terminate or result in the termination of any such Contract, or result in the creation of any Lien under any such Contract upon any of the properties, rights or assets of Buyer or constitute an event which, with or without notice or lapse of time or both, would result in any such violation, breach, termination or creation of a Lien, except to the extent that the occurrence of the foregoing items set forth in clauses (a) or (c) would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer.
Section 4.05    Financial Ability.
(a)    Buyer has received and furnished a copy to Seller of one or more debt commitment letters (together with all term sheets, exhibits, schedules, annexes, supplements and attachments thereto and, unless the context otherwise requires, the fee letters executed in connection therewith, which shall be redacted to remove solely fee amounts, economic provisions, and “market flex” provisions (other than any “structure flex” provisions or any provisions including any additional condition to funding under the Debt Commitment Letter with respect to such structure flex or otherwise) (as amended, supplemented or modified from time to time in compliance with Section 5.17(c) collectively, the “Debt Commitment Letter”)), pursuant to which the applicable Debt Financing Sources have committed, subject to the conditions set forth in the Debt Commitment Letter, to lend the amounts set forth therein (collectively, the “Debt Financing”). Neither the Buyer nor any of its Affiliates has entered into any agreement, side letter or other arrangement relating to the financing of the Required Payment Amount or transactions contemplated by this Agreement. Except as permitted by Section 5.17, the Debt Commitment Letter has not been amended, restated or otherwise modified prior to the date of this Agreement, and the respective commitments contained therein have not been withdrawn, modified or rescinded in any respect prior to the date of this Agreement. As of the date of this Agreement, the Debt Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of Buyer and, to the knowledge of Buyer, the other parties thereto in accordance with its terms, subject to the Remedies Exception. As of the date hereof, Buyer has paid any and all fees which are due and payable prior to the date hereof under the Debt Commitment Letter. There are no conditions precedent related to the funding of the full amount of the Debt Financing pursuant to the applicable Debt Commitment Letter, other than as expressly set forth in the applicable Debt Commitment Letter (including any additional condition to funding under the Debt Commitment Letter with respect to structure flex or otherwise). For the avoidance of doubt, Buyer acknowledges and agrees that the obtaining of the Debt Financing is not a condition to the Closing and that Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Required Payment Amount.
(b)    Assuming (i) the Debt Financing is funded in accordance with the Debt Commitment Letter, (ii) the accuracy of the representations and warranties set forth in Article III, and (iii) the satisfaction of the conditions contained in Article VIII, the Debt Financing, when funded in accordance with the Debt Commitment Letter, will provide the Buyer with net cash proceeds in an amount sufficient to consummate the transactions contemplated by this Agreement (such amount, the “Required Payment Amount”).
Section 4.06    Litigation. There are no Actions at law or in equity pending or, to the knowledge of Buyer, threatened against Buyer or any of its Affiliates that, in each case, if resolved adversely to Buyer or such Affiliate, would reasonably be expected to have a Material Adverse Effect on Buyer. There is no unsatisfied judgment or any open Governmental Order binding upon Buyer that would reasonably be expected to have a Material Adverse Effect on Buyer.

Section 4.07    Solvency. Buyer is not entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors of Buyer or any of its Subsidiaries. Assuming that the representations and warranties of Seller contained in this Agreement are true and correct in all material respects, immediately after the Closing, Buyer and its Subsidiaries (including the Precoat Subsidiaries), taken as a whole, (a) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due), (b) will have adequate capital and liquidity with which to engage in its business and (c) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.
Section 4.08    Finders’ Fees. No broker, finder, investment banker or other Person is or will be entitled to any brokerage fee, finders’ fee or other similar commission for which Seller or any of its Subsidiaries or Affiliates could be liable in connection with the transactions contemplated by this Agreement based upon arrangements made by Buyer or any of its Subsidiaries or Affiliates.
Section 4.09    No Additional Representations; No Reliance.
(a)    Buyer acknowledges and agrees that neither Seller nor any of its equityholders, Affiliates or Representatives, nor any other Person, has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Precoat Subsidiaries, the Precoat Business or other matters that are not specifically included in Article III of this Agreement (as qualified by the related Schedules) or the certificate delivered pursuant to Section 8.02(c). Without limiting the generality of the foregoing, neither Seller nor any of its equityholders, Affiliates or Representatives, nor any other Person, has made a representation or warranty to Buyer with respect to, and neither Seller nor any other Person shall be subject to any Liability to Buyer or any other Person resulting from, Seller or its Representatives making available to Buyer, (i) any projections, estimates or budgets for the Precoat Business or (ii) any materials, documents or information relating to the Precoat Subsidiaries or the Precoat Business made available to Buyer or its Representatives in certain “data rooms,” offering memorandum, confidential information memorandum, management presentations, due diligence discussions or otherwise, in each case, except as expressly covered by a representation or warranty set forth in Article III of this Agreement (as qualified by the related Schedules) or the certificate delivered pursuant to Section 8.02(c). In connection with Buyer’s investigation of the Precoat Business, Seller has delivered, or made available to Buyer and its Affiliates and Representatives, certain projections and other forecasts, including but not limited to, projected financial statements, cash flow items and other data of Seller and its Subsidiaries relating to the Precoat Business and certain business plan information of the Precoat Business. Buyer acknowledges that there are uncertainties inherent in attempting to make such projections and other forecasts and plans and accordingly is not relying on them, that Buyer is familiar with such uncertainties, that Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections and other forecasts and plans so furnished to it, and that Buyer and its Affiliates and Representatives shall have no claim against Seller or any of its equityholders, Affiliates or any other Person with respect thereto, except, in each case, as explicitly set forth in Article III of this Agreement (as qualified by the related Schedules) or the certificate delivered pursuant to Section 8.02(c). Accordingly, Buyer acknowledges that, without limiting the generality of Section 3.25, neither Seller nor any of its equityholders, Representatives or Affiliates have made any representation or warranty with respect to such projections and other forecasts and plans, except as expressly covered by a representation or warranty set forth in Article III of this Agreement (as qualified by the related Schedules) or the certificate delivered pursuant to Section 8.02(c).
(b)    Notwithstanding anything contained in this Agreement, it is the explicit intent of the Parties that neither Seller nor any of its equityholders, Affiliates or Representatives is making any representation or warranty whatsoever, oral or written, express or implied, beyond those expressly made by Seller in Article III of this Agreement (as qualified by the related Schedules) and the certificate delivered pursuant to Section 8.02(c), including any implied warranty or representation as to the value, condition, non-infringement, merchantability, suitability or fitness for a particular purpose as to any of the assets of the Precoat Subsidiaries and, except as expressly provided in Article III of this Agreement (as qualified by the related Schedules) and subject to the terms and conditions of Article III of this Agreement (as qualified by the related Schedules), it is understood that Buyer is acquiring the Precoat

Subsidiaries and their respective assets as is and where is with any and all faults and defects as of the Closing Date.
(c)    In furtherance of the foregoing, Buyer acknowledges that it is not relying on any representation or warranty of Seller or any of its equityholders, Affiliates or Representatives, other than those representations and warranties specifically made by Seller in Article III of this Agreement (as qualified by the related Schedules) and the certificate delivered pursuant to Section 8.02(c). Buyer acknowledges that it has conducted to its satisfaction an independent investigation of the financial condition, Liabilities, results of operations and projected operations of the Precoat Business and the nature and condition of its properties, assets and businesses and, in making the determination to proceed with the transactions contemplated hereby, has relied solely on the results of its own independent investigation and the representations and warranties set forth in Article III (as qualified by the related Schedules) and the certificate delivered pursuant to Section 8.02(c).
Section 4.10    Purchase for Investment. Buyer has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of its participation in the transactions contemplated by this Agreement. Buyer confirms that Seller has made available to Buyer and its Representatives the opportunity to ask questions of the officers and management employees of the Precoat Subsidiaries as well as access to the documents, information and records of the Precoat Subsidiaries and to acquire additional information about the business and financial condition of the Precoat Subsidiaries, and Buyer confirms that it has made an independent investigation, analysis and evaluation of the Precoat Subsidiaries and their respective properties, assets, business, financial condition, documents, information and records. Buyer is purchasing the Mezzanine Interests for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling the Mezzanine Interests. Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Mezzanine Interests and is capable of bearing the economic risks of such investment. Buyer understands and agrees that the Mezzanine Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act, except pursuant to an exemption from such registration available under the Securities Act, and without compliance with state, local and foreign securities Laws, in each case, to the extent applicable.
ARTICLE V
Covenants
Section 5.01    Conduct of the Precoat Business.
(a)    From the date hereof until the Closing, except as set forth on Schedule 5.01(a), as required by applicable Law, as otherwise contemplated by the Transaction Documents (in accordance with the terms and conditions thereof), including in connection with effecting the Precoat Sale Restructuring in accordance with Section 2.01, or with Buyer’s prior written consent, Seller shall (x) cause the Precoat Subsidiaries to: (A) use their commercially reasonable efforts to conduct the Precoat Business in the ordinary course of business in all material respects; provided that, for the avoidance of doubt, Seller shall not be obligated to cause the Precoat Subsidiaries to use commercially reasonable efforts to take, and shall not be deemed to be in breach of this Section 5.01(a)(x) for failing to cause any of the Precoat Subsidiaries to take, any action that would not be permitted by Section 5.01(a)(y), (B) use commercially reasonable efforts to maintain and keep available the services of key employees of the Precoat Subsidiaries and (C) use commercially reasonable efforts to maintain and preserve relationships with the material customers, distributors, suppliers, strategic partners, landlords, vendors, independent contractors, licensors and licensees of, and others having material business relations with, the Precoat Subsidiaries and (y) cause the Precoat Subsidiaries not to, solely with respect to the Precoat Subsidiaries or the Precoat Businesses:
(i)    (A) change, modify or amend the Organizational Documents of the Precoat Subsidiaries; or (B) authorize for issuance, issue, license, lease, grant, sell, deliver, dispose of, pledge or otherwise encumber any equity securities of the Precoat Subsidiaries (other than any issuance of additional membership interests in Mezzanine to Seller in exchange for a contribution of cash by Seller to Mezzanine) or adjust, split, combine, redeem, subdivide or reclassify or otherwise acquire any capital stock or other equity interests of such Precoat Subsidiary or any option, warrant or similar right relating thereto;
(ii)    make, set aside or declare any dividend or distribution, except for dividends or distributions solely in cash made prior to the Closing Date;
(iii)    except in the ordinary course of business, modify, amend or terminate (excluding any expiration in accordance with its terms) any Material Contract or any Insurance Policy, other than any amendment or modification entered into in the ordinary course of business and containing terms, taken as a whole, not materially less favorable to the Precoat Business than the terms of such Material Contract or Insurance Policy in effect as of the date of this Agreement;
(iv)    enter into any Contract that would be considered a Material Contract if such Contract were in effect as of the date of this Agreement, other than any such Contract entered into in the ordinary course of business and containing terms, taken as a whole, not materially less favorable to the Precoat Business than the terms of comparable Material Contracts in existence as of the date hereof or entered into in compliance with this Section 5.01 after the date hereof;
(v)    sell, assign, transfer, convey, lease, license, pledge or otherwise dispose of any material assets or properties, except (A) pursuant to existing Contracts or Contracts entered into in compliance with this Section 5.01 after the date hereof or (B) in the ordinary course of business (including sales of obsolete assets in the ordinary course of business);
(vi)    except in the ordinary course of business or as otherwise required by Law, existing Employee Plans, existing Assumed Plans or existing Contracts (A) grant any material severance or material termination pay to any Precoat Business Employee (other than pursuant to policies or agreements of Seller or any of its Subsidiaries in effect on the date of this Agreement) which will become due and payable after the Closing Date, (B) hire or terminate any employee of the Precoat Subsidiaries with an annual base salary equal to or greater than $200,000, other than a termination for cause (or the replacement of an individual who is terminated for cause), (C) adopt, enter into or materially amend any Assumed Plan or Precoat Subsidiary Plan or, other than in connection with an individual’s promotion, any material individual employment or consulting agreement with a Precoat Business Employee in a manner that would materially increase Buyer’s liabilities with respect thereto, (D) modify, renew, extend or enter into any Collective Bargaining Agreement (other than modifications, renewals or extensions that would not materially increase costs to the Precoat Subsidiaries), (E) recognize or certify any union, labor organization or other organization representing employees as the bargaining representative for any Precoat Business Employee, or (F) transfer internally (including in response to a request to transfer by an employee), or otherwise modify the duties and responsibilities of any employee of Seller or its Affiliates, in either case, in a manner that would affect whether such employee is or is not classified as a Precoat Business Employee, provided that nothing in this Section 5.01(a)(vi) shall restrict the transfer of employment of any Precoat Business Employee set forth on Schedule 1.01(c)(ii) by Seller or one of its Subsidiaries to a Precoat Subsidiary prior to Closing;
(vii)    acquire by merger or consolidation with, or merge or consolidate with, or purchase all or substantially all of the equity securities or assets of, any Person;
(viii)    make any loans, capital contributions or advances of money to any Person (other than another Precoat Subsidiary) other than in the ordinary course of business, except for loans made pursuant to Employee Plans or Precoat Subsidiary Plans or advances to employees or officers of the Precoat Subsidiaries for expenses incurred in the ordinary course of business;
(ix)    make or change any material Tax election, change any annual Tax accounting period or material accounting method for Tax purposes, enter into any material closing agreement with a taxing authority or settle any material Tax claim, audit or assessment, in each case except (A) in the ordinary course of business or (B) if such action would not reasonably be expected to have a material and adverse effect on Buyer, the Precoat Subsidiaries or the Precoat Business following the Closing;
(x)    settle, or offer or propose to settle, any Action involving any Precoat Subsidiary or relating to the transactions contemplated by this Agreement, except where such settlement or compromise (A) would not impose any material monetary or equitable relief or other restriction on any Precoat Subsidiary, Buyer or any of its Affiliates and (B) would not involve an admission of wrongdoing by any Precoat Subsidiary or any of its Affiliates with respect to any Precoat Subsidiary or any Precoat Subsidiary’s properties or assets;
(xi)    make any change in any method of financial accounting or financial accounting practice of the Precoat Subsidiaries, except for any such change required by reason of a change in GAAP;
(xii)    incur or become liable in respect of any guarantee (other than a guarantee by a Precoat Subsidiary of a Liability of another Precoat Subsidiary in the ordinary course of business or a guarantee of borrowings under the Senior Credit Facilities to the extent released at Closing) for any Funded Debt;
(xiii)    permit any Lien other than (A) a Permitted Lien on any material asset of any Precoat Subsidiary or (B) a Permitted Lien or restrictions on transfer imposed by applicable securities Law, in the case of any equity interest of any Precoat Subsidiary;
(xiv)    make or enter into any commitment to make any capital expenditures, individually or in the aggregate, in excess of the Precoat Subsidiaries’ existing capital expenditure budget made available to Buyer prior to the date hereof, other than unbudgeted expenditures or commitments not to exceed $500,000 individually or $1,000,000 in the aggregate;
(xv)    adopt or submit a plan or agreement of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, merger, consolidation, recapitalization or other reorganization with respect to any of the Precoat Subsidiaries other than as part of the Precoat Sale Restructuring;
(xvi)    enter into any Contract with Seller or any Affiliate of Seller (other than (A) a Precoat Subsidiary or (B) any portfolio company owned or managed by an affiliate of Carlyle Investment Management L.L.C., Oaktree Fund GP II, L.P. and Pacific Investment Management Company LLC to the extent such Contract is entered into on an arm’s length basis and in the ordinary course of business) or any Contract with any officer or director of any Precoat Subsidiary or Seller;
(xvii)    knowingly waive or release any material right, claim or benefit of any Precoat Subsidiary under any Material Contract other than in the ordinary course of business;
(xviii)    enter into any Contract set forth on Schedule 5.01(b); or
(xix)    enter into any Contract or agreement providing for, or otherwise become obligated to do, any of the foregoing.
For the avoidance of doubt, Seller shall be permitted to: (i) cause each Precoat Subsidiary to dividend, transfer, distribute or otherwise pay to Seller or any of its Subsidiaries any cash (or cause each Precoat Subsidiary to distribute intercompany receivables or payables to Seller or to another Subsidiary of Seller; provided that, if such intercompany receivables or payables are not solely between Precoat Subsidiaries, such intercompany receivables or payables will be eliminated or discharged prior to the Closing as required by Section 5.06); and (ii) settle intercompany balances between any Chromalloy Subsidiary, on the one hand, and any Precoat Subsidiary, on the other hand, and make capital increases or take other related actions in connection therewith.

(b)    Notwithstanding the foregoing, (i) nothing in this Section 5.01 shall prohibit or otherwise restrict in any way the operation of the businesses of Seller and its Affiliates, except solely with respect to the conduct of the Precoat Business by the Precoat Subsidiaries and Seller, (ii) nothing contained in this Agreement shall give Buyer, directly or indirectly, any right to control or direct the Precoat Business or the Precoat Subsidiaries prior to the Closing (and Seller shall exercise, consistent with the other terms and conditions of this Agreement, complete control and supervision over the Precoat Business and the Precoat Subsidiaries prior to the Closing); (iii) actions taken (or omitted to be taken) prior to the date of this Agreement in response to the COVID-19 pandemic shall be deemed to have been in the ordinary course; and (iv) after the date hereof, the Precoat Subsidiaries may (without the consent of Buyer, but with providing notice thereof to Buyer) take actions that are outside of the ordinary course or not in accordance with past practice or that would otherwise require the consent of Buyer pursuant to Section 5.01 (x) to the extent reasonably necessary to protect the health and safety of the Precoat Subsidiaries’ employees or (y) in response to any applicable Law, directive, guideline or recommendation arising out of, or otherwise related to, the COVID-19 pandemic (including any COVID-19 Response).
(c)    Buyer shall not, and shall not permit any of its Subsidiaries to, take any action that, or fail to take any action the failure of which to occur, would be reasonably expected to prevent or delay the consummation of the transactions contemplated by this Agreement.
Section 5.02    Pre-Closing Access. Subject to confidentiality obligations and similar restrictions that may be applicable to information furnished to the Precoat Subsidiaries by third parties that may be in any of the Precoat Subsidiaries’ possession from time to time and subject to any restrictions in any lease of any Leased Real Property with respect to access to a property, from the date hereof until the Closing, Seller shall cause the Precoat Subsidiaries to, (a) give Buyer and its Representatives reasonable access to the officers, management personnel, properties, books, records, Contracts, Tax Returns, insurance policies and other records of the Precoat Subsidiaries, (b) furnish to Buyer and its Representatives such financial and operating data and other information to the extent relating to the Precoat Business as such Persons may reasonably request for the purpose of preparing for the ownership and operation of the Precoat Business and the Precoat Subsidiaries following the Closing and (c) use commercially reasonable efforts to cause the appropriate officers, management personnel and Representatives, actuaries and other advisors of the Precoat Subsidiaries and the Precoat Business to cooperate with Buyer in its investigation of the Precoat Business. Any investigation pursuant to this Section 5.02 shall be conducted (i) in accordance with all applicable Laws, including the HSR Act, (ii) upon reasonable advance notice during normal business hours, (iii) in such manner as not to interfere unreasonably with the normal conduct of the Chromalloy Business or the Precoat Business and (iv) at Buyer’s sole cost and expense. Notwithstanding the foregoing, (A) Buyer shall not have access to (x) personnel records of the Precoat Business Employees relating to individual performance or evaluation records, medical histories or other information that in Seller’s opinion (in its sole discretion, but acting reasonably and in good faith) could subject Seller or any of its Subsidiaries to risk of Liability, (y) any real property owned or leased by Seller or its Subsidiaries for purposes of conducting any environmental sampling or testing, or (z) any information to the extent relating to any Chromalloy Subsidiary or the Chromalloy Business or any Tax Return of any Chromalloy Subsidiary (including any group Tax Return of which any Chromalloy Subsidiary is a part except for Tax Returns relating solely to a Precoat Subsidiary or the Precoat Business and which are reasonably requested by Buyer) and (B) Seller and the Precoat Subsidiaries may withhold (y) any information relating to the sale process for the Precoat Business and information and analysis (including financial analysis) relating thereto and (z) any document or information, as and to the extent necessary to avoid violation or waiver, if the disclosure of such document or information could reasonably be expected to violate any Contract or any Law or would result in the waiver of any Privileges; provided that, to the extent practicable and in accordance with such Contract or Law, and in a manner that does not result in the waiver of any such Privilege, Seller shall cause the Precoat Subsidiaries to make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of this subclause (z) apply. Seller shall have the right to have a Representative present at all times during any such inspections, interviews and examinations. Buyer shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement. All requests for access to the properties, books and records of the Precoat Subsidiaries shall be made to Steven Lowson or any other designee as Seller shall designate in writing. From the date hereof until the Closing, Seller shall maintain access to the Dataroom for Buyer and its Representatives and all documents, files and folders included in the Dataroom as of the date hereof.
Section 5.03    Regulatory Filings.
(a)    Subject to the terms and conditions of this Agreement, from the date hereof until the Closing, Buyer and Seller shall each use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Law to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority that are necessary to consummate the transactions contemplated by this Agreement (clauses (i) and (ii) collectively, the “Regulatory Approvals”).
(b)    In furtherance and not in limitation of the foregoing, each of Buyer and Seller shall, and shall cause their respective Affiliates to, as applicable, (i) make or cause to be made all filings required of each of them or any of their respective Affiliates under the HSR Act within five (5) Business Days after the date hereof with respect to the transactions contemplated hereby, (ii) use reasonable best efforts to comply as promptly as reasonably practicable with any Antitrust Information or Document Requests under the HSR Act received by each of them or any of their respective Affiliates from any Governmental Authority in respect of such filings or such transactions and (iii) cooperate with each other in connection with any such filing and in connection with resolving any investigation or other inquiry of any Governmental Authority under any Law with respect to any such filing or any such transaction. Each of Buyer and Seller shall use its reasonable best efforts to furnish to the other all Antitrust Information or Document Requests for any application or other filing to be made pursuant to the HSR Act in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, any Party may, as it deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other Parties under this Section 5.03 as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient Party, and the recipient Party shall cause such outside counsel not to disclose such materials or information to any employees, officers, directors or other Representatives of the recipient Party, unless express written permission is obtained in advance from the source of the materials. Each of Buyer and Seller shall promptly inform the other of any material oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filing or any such transaction. Neither Buyer nor Seller shall independently participate in any substantive meeting with any Governmental Authority in respect of any such filing or any investigation or other inquiry with respect to the transactions contemplated by this Agreement without giving the other prior notice of the meeting and, to the extent permitted by such Governmental Authority, the opportunity to attend and participate. Subject to applicable Law, Buyer and Seller will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party relating to proceedings under the HSR Act with respect to the transactions contemplated hereby.
(c)    In furtherance and not in limitation of the actions and obligations described in Section 5.03(b), Buyer shall promptly resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement under the HSR Act. In connection therewith, if any Action is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as in violation of the HSR Act, Buyer shall promptly contest and resist any such Action, and seek to have promptly vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents, limits or restricts the consummation of the transactions contemplated by this Agreement, including by pursuing all available avenues of administrative and judicial appeal. Buyer shall take such action as may be required to cause the expiration or termination of the waiting, notice or review periods under the HSR Act with respect to the transactions contemplated by this Agreement as promptly as possible after the execution of this Agreement. Buyer shall not, without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed), (i) “pull-and-refile” pursuant to 16

C.F.R. 803.12 any filing made under the HSR Act with respect to the transactions contemplated by this Agreement or (ii) otherwise commit to or agree with any Governmental Authority to stay, toll or extend any applicable waiting period under the HSR Act.
(d)    Buyer further agrees that it shall, to the extent necessary to obtain the waiver, permit, approval, clearance or consent from any Governmental Authority required to satisfy the conditions set forth in Section 8.01(a), Section 8.01(b) or Section 8.01(c), as applicable, promptly take the following actions: (i) propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the sale, divestiture, transfer, license or other disposition (including by licensing any Intellectual Property of the Precoat Business) of any assets or businesses of the Precoat Subsidiaries (other than as contemplated by the Precoat Sale Restructuring) or any assets or businesses of Buyer or any of its Subsidiaries (or equity interests held by Buyer or any of its Subsidiaries in entities with assets or businesses); (ii) propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, behavioral limitations on the assets or businesses of the Precoat Subsidiaries (other than as contemplated by the Precoat Sale Restructuring) or any assets or businesses of Buyer or any of its Subsidiaries (or equity interests held by Buyer or any of its Subsidiaries in entities with assets or businesses); (iii) propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the termination, modification, transfer or other action with respect to any existing relationships and contractual rights and obligations of any of the Precoat Subsidiaries (other than as contemplated by the Precoat Sale Restructuring), or Buyer or any of its Affiliates; (iv) otherwise offer to take or offer to commit to take any action that it is capable of taking and, if the offer is accepted, take or commit to take such action, that limits or affects its freedom of action; and (v) in the event that any permanent or preliminary injunction or other order is entered or becomes reasonably foreseeable to be entered in any proceeding that would make consummation of the transactions contemplated by this Agreement unlawful or that would prevent or delay consummation of the transactions contemplated by this Agreement, any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clauses (i) through (iv) of this Section 5.03(d)) necessary to vacate, modify or suspend such injunction or order. Notwithstanding anything to the contrary herein, Buyer’s obligations under this Section 5.03(d) shall be absolute and not qualified by “reasonable best efforts.” The entry by any Governmental Authority in any Action of a Governmental Order permitting the consummation of the transactions contemplated hereby but requiring any of the steps contemplated by clauses (i) through (iv) of this Section 5.03(d) shall not, individually or in the aggregate, be deemed a failure to satisfy any condition specified in Article VIII.
(e)    During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, except as required by this Agreement, the Parties and their Subsidiaries shall not engage in any action or enter into any transaction, or permit any action to be taken or transaction to be entered into, that would reasonably be expect to materially impair or delay Buyer’s ability to consummate the transactions contemplated by this Agreement or perform its obligations hereunder. Without limiting the generality of the foregoing, prior to the earlier of the termination of this Agreement or the Closing, none of Buyer, Seller or their respective Subsidiaries shall acquire (whether by merger, consolidation, stock or asset purchase or otherwise), or agree to so acquire, any amounts of assets of or any equity in any other Person or any business or division thereof, that would reasonably be expected to (i) materially increase the risk of not obtaining any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any waiting period under the HSR Act, or (ii) materially increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated by this Agreement, or materially increase the risk of not being able to remove any such order on appeal or otherwise.
Section 5.04    Third-Party Approvals. Except with respect to Regulatory Approvals (which are addressed in Section 5.03), from the date hereof until the Closing, subject to the terms and conditions of this Agreement, Seller and Buyer shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to, as promptly as practicable after the date of this Agreement, obtain the Consents and other approvals as may be necessary in connection with the consummation of the transactions contemplated by this Agreement or, in the case of any Contract, as otherwise necessary by the terms of such Contract (collectively, the “Third-Party Approvals”), including taking such actions with respect

Third-Party Approvals as set forth on Schedule 5.04. Subject to the foregoing, no Party (or any of its Affiliates) shall be required to incur any Liabilities or provide any financial accommodation in order to obtain any such Third-Party Approval.
Section 5.05    Wrong Pockets.
(a)    In the event that at any time or from time to time after the Closing, Buyer or any of its Affiliates, including the Precoat Subsidiaries, is in possession of (i) any funds (including any refund or other amount relating to claims (including workers’ compensation), litigation, insurance or other matters) arising from the Chromalloy Business or (ii) assets (including Intellectual Property) primarily used or held for use in the current conduct of the Chromalloy Business, Buyer shall promptly transfer, or cause its applicable Affiliate to transfer, such funds and assets to Seller (or an applicable Affiliate of Seller), for no additional consideration and net of Buyer’s reasonable out-of-pocket costs to effectuate such transfer. Prior to any such transfer, Buyer shall use its reasonable best efforts, or shall cause its applicable Affiliates to use its reasonable best efforts, to preserve the value of and hold in trust for the use and benefit of Seller such funds and assets and provide to Seller or its nominated Affiliate all of the benefits arising from such funds and assets and otherwise cause such funds and assets to be used as reasonably instructed by Seller. The provisions of this Section 5.05(a) shall not apply to refunds (or similar amounts) with respect to Taxes.
(b)    In the event that at any time or from time to time after the Closing, Seller or any of its Affiliates, including the Chromalloy Subsidiaries, is in possession of (i) any funds (including any refund or other amount relating to claims (including workers’ compensation), litigation, insurance or other matters) arising from the Precoat Business or (ii) assets (including Intellectual Property but excluding any asset for which a different treatment is specifically addressed in Article VII or Section 5.08) primarily used or held for use in the current conduct of the Precoat Business, Seller shall promptly transfer, or cause its applicable Affiliate to transfer, such funds and/or assets to Buyer (or an applicable Affiliate of Buyer), for no additional consideration and net of Seller’s reasonable out-of-pocket costs to effectuate such transfer. Prior to any such transfer, Seller shall use its reasonable best efforts, or shall cause its applicable Affiliates to use its reasonable best efforts, preserve the value of and hold in trust for the use and benefit of Buyer such funds and assets and provide to Buyer or its nominated Affiliate all of the benefits arising from such funds and assets and otherwise cause such funds and assets to be used as reasonably instructed by Buyer. The provisions of this Section 5.05(b) shall not apply to refunds (or similar amounts) with respect to Taxes.
(c)    The Parties shall reasonably cooperate to effect any transfers or other arrangements described in this Section 5.05 in a manner that is Tax efficient for Seller and its Affiliates and Buyer and its Affiliates, including (as applicable) by treating the Person initially in possession of any such funds or assets referenced in this Section 5.05 after the Closing as holding such funds or assets as an agent or nominee for the transferee of such funds or assets for all Tax purposes, to the extent reasonably practicable and permitted by applicable Law.
Section 5.06    Intercompany Balances; Affiliate Transactions.
(a)    Except as set forth on Schedule 5.06(a), all intercompany balances between any of the Chromalloy Subsidiaries, on the one hand, and any of the Precoat Subsidiaries, on the other hand, shall be eliminated by discharge or otherwise in their entirety without any Taxes (other than Indemnified Taxes) or Liabilities resulting to such Precoat Subsidiary as a result of such elimination effective at or prior to the Closing and shall be excluded from the calculation of Closing Date Net Working Capital. Nothing in this Agreement shall require the settlement of any intercompany balances between only the Precoat Subsidiaries.
(b)    Except for the Transaction Documents, the Contracts implementing the Precoat Sale Restructuring or the Contracts set forth on Schedule 5.06(b)(i), Seller will cause, prior to the Closing, all Contracts between any of the Precoat Subsidiaries, on the one hand, and any of the Chromalloy Subsidiaries, on the other hand, to be terminated, and all Contracts set forth on Schedule 5.06(b)(ii) to be terminated, in each case, without any further Liabilities thereunder with effect from such termination.

Section 5.07    Business Guarantees.
(a)    Seller shall use its commercially reasonable efforts to cause (i) the Chromalloy Subsidiaries to obtain from the respective beneficiary, in form and substance reasonably satisfactory to Buyer, on or before the Closing Date, legal, valid and binding written unconditional releases of the Precoat Subsidiaries from any Liability, whether arising before, on or after the Closing Date, under any Business Guarantees (Chromalloy), which shall be effective as of the Closing, and (ii) the Precoat Subsidiaries to obtain from the respective beneficiary, in form and substance reasonably satisfactory to Seller, on or before the Closing Date, legal, valid and binding written unconditional releases of the Chromalloy Subsidiaries from any Liability, whether arising before, on or after the Closing Date, under any Business Guarantees (Precoat), which shall be effective as of the Closing, in each case including by causing the Chromalloy Subsidiaries or the Precoat Subsidiaries, respectively, to furnish letters of credit, institute escrow arrangements, post surety or performance bonds or make such other arrangements as the counterparty may reasonably request and in the case of such obligations of the Precoat Subsidiaries, as approved by Buyer (such approval not to be unreasonably withheld, conditioned or delayed).
(b)    If any Business Guarantee (Precoat) or Business Guarantee (Chromalloy) has not been fully and unconditionally released as of the Closing, (i) Seller and Buyer shall cooperate and use their respective commercially reasonable efforts following the Closing to terminate each such Business Guarantee (Precoat) or Business Guarantee (Chromalloy), or, if Seller and Buyer are unable to so terminate, cause Seller or one of its Subsidiaries to be substituted in all respects for each Precoat Subsidiary in respect of all obligations under such Business Guarantees (Chromalloy) and cause Buyer or one of its Affiliates to be substituted in all respects for each Chromalloy Subsidiary in respect of all obligations under such Business Guarantees (Precoat), (ii) (x) Seller shall indemnify and hold harmless the Buyer Indemnitees for any Liabilities arising from or relating to such Business Guarantees (Chromalloy) following the Closing, including any claim or demand for payment made on any Precoat Subsidiary under, and any fees in connection with the issuance and maintenance of, any letters of credit or surety or performance bonds constituting a Business Guarantee (Chromalloy) following the Closing, and (y) Buyer shall indemnify and hold harmless the Chromalloy Indemnitees for any Liabilities arising from or relating to such Business Guarantees (Precoat) following the Closing, including any claim or demand for payment made on any Chromalloy Subsidiary under, and any fees in connection with the issuance and maintenance of, any letters of credit or surety or performance bonds constituting a Business Guarantee (Precoat) following the Closing, and (iii) Seller shall not permit any of the Chromalloy Subsidiaries (without the consent of Buyer, not to be unreasonably withheld, conditioned or delayed) and Buyer shall not permit any of the Precoat Subsidiaries (without the consent of Seller, not to be unreasonably withheld, conditioned or delayed) to (A) renew or extend the term of, (B) increase its obligations under, (C) transfer to another third party or (D) amend in any manner, except as contemplated pursuant to clause (i) above or otherwise required by this Agreement, any Contract under which any Precoat Subsidiary (under such Business Guarantee (Chromalloy)) or Chromalloy Subsidiary (under such Business Guarantee (Precoat)) is or would reasonably be expected to be liable. To the extent that the Precoat Subsidiaries have performance obligations under any Business Guarantee (Chromalloy), Seller will use commercially reasonable efforts to (x) perform such obligations on behalf of the Precoat Subsidiaries or (y) otherwise take such action as reasonably requested by Buyer so as to put the Precoat Subsidiaries in the same position as if Seller, and not a Precoat Subsidiary, had performed or were performing such obligations. To the extent that the Chromalloy Subsidiaries have performance obligations under any Business Guarantee (Precoat), Buyer will use commercially reasonable efforts to (x) perform such obligations on behalf of the Chromalloy Subsidiaries or (y) otherwise take such action as reasonably requested by Seller so as to put the Chromalloy Subsidiaries in the same position as if Buyer, and not a Chromalloy Subsidiary, had performed or were performing such obligations.
(c)    Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that at any time on or after the Closing Date, (i) (x) each of the Precoat Subsidiaries may, in such Person’s sole discretion, take any action lawfully permitted pursuant to the terms of such Business Guarantee (Chromalloy) to terminate, obtain release of or otherwise limit its Liability under any and all outstanding Business Guarantees (Chromalloy) and (y) no Precoat Subsidiaries will have any obligation to renew any letters of credit or surety or performance bonds issued on behalf of any Chromalloy Subsidiary or the Chromalloy Business after the expiration of any such letters of credit or surety or performance bonds, and (ii) (x) each of the Chromalloy Subsidiaries may, in such Person’s sole discretion, take any action lawfully permitted pursuant to the terms of such Business Guarantee (Precoat) to terminate, obtain release of or otherwise limit its Liability under any and all outstanding Business Guarantees (Precoat) and (y) no Chromalloy Subsidiaries will have any obligation to renew any letters of credit or surety or performance bonds issued on behalf of any Precoat Subsidiary or the Precoat Business after the expiration of any such letters of credit or surety or performance bonds.
Section 5.08    Termination of Trademark Usage.
(a)    As soon as reasonably practicable after the Closing Date (and in any event within nine (9) months thereafter), Buyer shall cause the Precoat Subsidiaries to (i) cease and discontinue use of all Sequa Marks and (ii) complete the removal of each of the Sequa Marks from all products, signage, vehicles, properties, technical information and promotional or other marketing materials in connection with the Precoat Business. All use by the Precoat Subsidiaries of the Sequa Marks will be consistent with current usage by the Precoat Subsidiaries of the Sequa Marks. Any and all goodwill inuring from the use of any of the Sequa Marks by the Precoat Subsidiaries will inure to the benefit of applicable Chromalloy Subsidiary that owns such Sequa Mark.
(b)    Without limiting Section 5.08(a), Buyer shall, as soon as reasonably practicable but in any event within three (3) months after the Closing Date, cause each of the Precoat Subsidiaries whose name contains any of the Sequa Marks to change its name to a name that does not contain any of the Sequa Marks and to amend all of the Organizational Documents of such Precoat Subsidiary to eliminate such Sequa Marks from the name of such Precoat Subsidiary.
(c)    Notwithstanding anything to the contrary in this Agreement, (i) nothing in this Agreement shall prevent Buyer or its Affiliates from referencing the Sequa Marks after the Closing Date for factual historical purposes or where such references constitute fair or other permitted non-trademark use (provided that Buyer and its Affiliates shall not use the Sequa Marks to indicate the source of any goods or services), (ii) to the extent any Sequa Marks appear on any stationery, business form, label, packaging, container, sign or other property (real or personal) included in the assets of the Precoat Subsidiaries as of the Closing Date, Seller shall cause the Chromalloy Subsidiaries to grant, or confirm the grant by the appropriate entity of, a royalty-free license to the Precoat Subsidiaries and their Affiliates to use the Sequa Marks on the applicable assets until removal thereof from such assets can be reasonably effected or until such assets are used and exhausted in the ordinary course of business, but in no event longer than nine (9) months following the Closing Date, and (iii) Buyer and its Affiliates shall not be obligated to remove the Sequa Marks from any executed agreements or copies thereof in existence prior to the Closing Date, or from any internal documents, equipment, tools, drawings, manuals and other similar written or electronic data that are in existence prior to the Closing Date and intended and used only for internal purposes.
Section 5.09    Insurance.
(a)    Notwithstanding anything to the contrary in this Agreement, with respect to acts, omissions, events or circumstances to the extent relating to the Chromalloy Business or the Chromalloy Subsidiaries that occurred or existed on or prior to the Closing Date that are covered by occurrence-based insurance policies of the Precoat Subsidiaries under which a Chromalloy Subsidiary is a named insured on or prior to the Closing Date, such Chromalloy Subsidiary may make claims under such occurrence-based policies subject to the terms and conditions of such occurrence-based policies and this Agreement, to the extent such coverage and limits are available; provided that, such Chromalloy Subsidiary (with respect to such covered claims): (i) shall notify Buyer in writing of all such covered claims; and (ii) shall exclusively bear, and no Precoat Subsidiary or any of its Affiliates shall have any obligation to repay or reimburse the Chromalloy Subsidiaries for, the amount of any deductibles or self-insured retentions associated with claims under such occurrence-based policies and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts of such claims. Buyer shall, and shall cause each Precoat Subsidiary to, reasonably cooperate with the Chromalloy Subsidiaries as is reasonably requested by Seller and at Seller’s sole cost in order to permit the Chromalloy Subsidiaries to submit and pursue such claims. For the avoidance of doubt, from and after the Closing Date, no Chromalloy Subsidiary shall have any right to make claims or seek coverage under any of the claims-made insurance policies of the Precoat Subsidiaries.

(b)    Notwithstanding anything to the contrary in this Agreement, with respect to acts, omissions, events or circumstances to the extent relating to the Precoat Business or the Precoat Subsidiaries that occurred or existed on or prior to the Closing Date that are covered by occurrence-based insurance policies of the Chromalloy Subsidiaries under which a Precoat Subsidiary is a named insured on or prior to the Closing Date, such Precoat Subsidiary may make claims under such occurrence-based policies subject to the terms and conditions of such occurrence-based policies and this Agreement, to the extent such coverage and limits are available; provided that, such Precoat Subsidiary (with respect to such covered claims): (i) shall notify Seller in writing of all such covered claims; and (ii) shall exclusively bear, and no Chromalloy Subsidiary or any of its Affiliates shall have any obligation to repay or reimburse the Precoat Subsidiaries for, the amount of any deductibles or self-insured retentions associated with claims under such occurrence-based policies and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts of such claims. Seller shall, and shall cause each Chromalloy Subsidiary to, reasonably cooperate with the Precoat Subsidiaries as is reasonably requested by Buyer and at Buyer’s sole cost in order to permit the Precoat Subsidiaries to submit and pursue such claims. For the avoidance of doubt, from and after the Closing Date, no Precoat Subsidiary shall have any right to make claims or seek coverage under any of the claims-made insurance policies of the Chromalloy Subsidiaries.
(c)    In the event that the insured claim the subject of Section 5.09(a) and Section 5.09(b) relating to the Chromalloy Business or any Chromalloy Subsidiary, on the one hand, and relating to the Precoat Business or any Precoat Subsidiary, on the other hand, relates to the same action, occurrence, effect or event, then such deductibles, retentions or co-pays will be divided by Seller and Buyer in proportion to the loss suffered by each of them.
(d)    For the avoidance of doubt, any claim made by Seller (or its Affiliates) or Buyer (or its Affiliates) under such relevant occurrence-based insurance policies the subject of Section 5.09(a) and Section 5.09(b) shall be pari passu with all claims made by Buyer (or its Affiliates) or Seller (or its Affiliates), respectively under such policies, and shall receive the same priority and be subject to the same deductibles, retentions or self-insurance associated with claims under such policies.
Section 5.10    Legal Proceedings; Production of Witnesses.
(a)    Following the Closing Date, (i) Seller or one of its Affiliates shall have exclusive authority and control over the investigation, prosecution, defense and appeal of all Actions and investigations to the extent arising from or relating to the Chromalloy Business, and may settle or compromise, or consent to the entry of any judgment with respect to any such Action or investigation, without the consent of Buyer or any of its Affiliates, and (ii) Buyer or one of its Affiliates shall have exclusive authority and control over the investigation, prosecution, defense and appeal of all Actions and investigations to the extent arising from or relating to the Precoat Business, and may settle or compromise, or consent to the entry of any judgment with respect to any such Action or investigation, without the consent of Seller or any of its Affiliates; provided that, if both Buyer (or any of its Affiliates, including any of the Precoat Subsidiaries) and Seller (or any of its Affiliates, including any of the other Chromalloy Subsidiaries) are named as parties to any such Action or investigation, in order to settle or compromise, or consent to the entry of any judgment with respect to, any such Action or investigation that is not subject to the provisions of Section 9.03, each of Buyer and Seller must consent to such settlement, compromise or consent, which consent shall not be unreasonably withheld, conditioned or delayed.
(b)    From and after the Closing, Buyer, on the one hand, and Seller, on the other hand, shall use its respective commercially reasonable efforts to make available to each other, upon reasonable written request, the Precoat Subsidiaries’ and the Chromalloy Subsidiaries’ respective officers, directors, employees and agents for fact finding, consultation and interviews and as witnesses to the extent that any such individual may reasonably be required in connection with any Actions or investigations in which the requesting Party may from time to time be involved relating to the conduct of the Chromalloy Business or the Precoat Business prior to the Closing. Access to such Persons shall be granted during normal business hours at a location and in a manner reasonably calculated to minimize disruption to such individuals, the Chromalloy Business and the Precoat Business, as applicable. Buyer and Seller agree to reimburse each other for reasonable and documented out-of-pocket expenses, including attorneys’ fees, but excluding officers’ or employees’ salaries or other wages, incurred by the other Party in connection with providing individuals and witnesses pursuant to this Section 5.10(b).
(c)    This Section 5.10 shall not apply to Tax matters, which are governed by Article VI. For the avoidance of doubt, neither Party shall have an obligation to cooperate, make available personnel or disclose any documents or other information pursuant to Section 5.10(a), Section 5.10(b), Section 5.11(b) or Article VI, if Buyer or any of its Affiliates, on the one hand, and Seller or any of its Affiliates, on the other hand, are adverse parties in any Action and such assistance, testimony, documents or other information is reasonably pertinent thereto; provided that, nothing in this Section 5.10(c) shall limit in any respect any rights a Party may have with respect to discovery or the production of documents or other information in connection with any such Action.
Section 5.11    Retention of Books and Records and Post-Closing Access.
(a)    From and after the Closing, Seller agrees to hold at least one copy of all books and records of the Chromalloy Subsidiaries to the extent primarily relating to the Precoat Business or the Precoat Subsidiaries, in each case, that exist as of the Closing Date and not to destroy or dispose of such copy for a period of at least seven (7) years from the Closing Date, and if thereafter Seller proposes to destroy or dispose of such copy, Seller shall offer first in writing at least thirty (30) days prior to such proposed destruction or disposition to surrender the portion of such copy relating to the Precoat Business or the Precoat Subsidiaries to Buyer upon Buyer’s request and at Buyer’s expense. From and after the Closing, Buyer agrees to hold at least one copy of all books and records of the Precoat Subsidiaries to the extent primarily relating to the Chromalloy Business or the Chromalloy Subsidiaries, in each case, that exist as of the Closing Date and not to destroy or dispose of such copy for a period of at least seven (7) years from the Closing Date, and if thereafter Buyer proposes to destroy or dispose of such copy, Buyer shall offer first in writing at least thirty (30) days prior to such proposed destruction or disposition to surrender the portion of such copy relating to the Chromalloy Business or the Chromalloy Subsidiaries to Seller upon Seller’s request and at Seller’s expense. Notwithstanding the foregoing, the Buyer and its Affiliates, on the one hand, and Seller and its Affiliates, on the other hand, shall not be required to retain, and may destroy, such books and records and other documents for which such other Party or its Affiliates have been provided with a copy prior to the date hereof or pursuant to this Agreement.
(b)    From and after the Closing, Seller shall, and shall cause its Affiliates (including the other Chromalloy Subsidiaries) to, (i) give Buyer and its Representatives reasonable access to the books and records of the Chromalloy Subsidiaries that exist as of the Closing Date and (ii) use commercially reasonable efforts to cause the employees of Seller and its Affiliates (including the other Chromalloy Subsidiaries) to cooperate with Buyer and its Representatives, in each case, to the extent reasonably requested by Buyer in connection with insurance, accounting, Tax, SEC reporting and other similar needs in connection with, and to the extent related to, the Precoat Business or the Precoat Subsidiaries. From and after the Closing, Buyer shall, and shall cause its Affiliates (including the Precoat Subsidiaries) to, (A) give Seller and its Representatives reasonable access to the books and records of the Precoat Subsidiaries that exist as of the Closing Date and (B) use commercially reasonable efforts to cause the employees of Buyer and its Affiliates (including the Precoat Subsidiaries) to cooperate with Seller and its Representatives, in each case, to the extent reasonably requested by Seller in connection with insurance, accounting, Tax, SEC reporting and other similar needs in connection with the Chromalloy Business or the Chromalloy Subsidiaries. Any such access shall be granted in a manner as not to interfere unreasonably with the conduct of the business of the Party (or its Affiliate) granting such access. Notwithstanding the foregoing, each Party (and its Affiliates) may withhold such access, as and to the extent necessary to avoid violation or waiver, to any document or information the disclosure of which could reasonably be expected to violate any Contract or any Law or would result in the waiver of any Privileges; provided that, to the extent practicable and in accordance with such Contract or Law, and in a manner that does not result in the waiver of any such Privilege, such Person shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which these restrictions apply; provided, further, that nothing in this Section 5.11(b) shall limit in any respect any rights any Person may have with respect to discovery or the production of documents or other information in connection with any litigation. This Section 5.11(b) shall not apply to those Tax matters that are governed by Article VI hereto.

Section 5.12    Confidentiality.
(a)    Subject to Section 5.13, following the Closing, Buyer shall not, and shall cause its Affiliates (including, after the Closing, the Precoat Subsidiaries) not to, and Buyer shall instruct its and their respective Representatives not to, directly or indirectly, for a period of three (3) years after the Closing Date, without the prior written consent of Seller, disclose to any third party (other than each other and their respective Representatives) any confidential information with respect to the Chromalloy Business or the Chromalloy Subsidiaries; provided that, the foregoing restriction shall not (i) apply to any information (A) pertaining to the Precoat Business or the Precoat Subsidiaries, (B) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 5.12(a)), (C) Buyer can establish was independently developed by any of the Precoat Subsidiaries or Buyer or any of its Affiliates without use of any confidential information with respect to the Chromalloy Business or the Chromalloy Subsidiaries, or (D) was made available to any of the Precoat Subsidiaries or Buyer or any of its Affiliates by a third party with the right to disclose such information, or (ii) prohibit any disclosure (A) required by Law or any listing agreement with any national securities exchange so long as, to the extent legally permissible and reasonably practicable under the circumstances, Buyer provides Seller with reasonable prior notice of such disclosure and Buyer uses its commercially reasonable efforts to seek confidential treatment if such disclosure is required, (B) necessary to be made in connection with the enforcement of any right or remedy relating to any of the Transaction Documents or the transactions contemplated thereby, or (C) to (solely to the extent such confidential information relates to the Precoat Subsidiaries or the Precoat Business) any purchaser or prospective purchaser or Debt Financing Source or underwriter in connection with such Person’s financial, accounting, Tax or similar due diligence of the Precoat Subsidiaries.
(b)    Subject to Section 5.13, Seller shall not, and shall cause the other Chromalloy Subsidiaries and any other Subsidiary of Seller not to, and shall instruct its and their respective Representatives not to, directly or indirectly, for a period of three (3) years after the Closing Date, without the prior written consent of Buyer, disclose to any third party (other than each other and their respective Representatives) any confidential information with respect to the Precoat Business or the Precoat Subsidiaries; provided that, the foregoing restriction shall not (i) apply to any information (A) pertaining to the Chromalloy Business or the Chromalloy Subsidiaries, (B) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 5.12(b)), (C) Seller can establish was independently developed by the Chromalloy Subsidiaries or any other Subsidiary of Seller (other than by the Precoat Business prior to the Closing Date) without use of any confidential information with respect to the Precoat Business or the Precoat Subsidiaries, or (D) was made available to any of the Chromalloy Subsidiaries or any other Subsidiary of Seller by a third party with the right to disclose such information, or (ii) prohibit any disclosure (A) required by Law or any listing agreement with any national securities exchange so long as, to the extent legally permissible and reasonably practicable under the circumstances, Seller provides Buyer with reasonable prior notice of such disclosure and Seller uses its commercially reasonable efforts to seek confidential treatment if such disclosure is required, (B) necessary to be made in connection with the enforcement of any right or remedy relating to any of the Transaction Documents or the transactions contemplated thereby or (C) to (solely to the extent such confidential information relates to the Chromalloy Subsidiaries or the Chromalloy Business) any purchaser or prospective purchaser or Debt Financing Source or underwriter in connection with such Person’s financial, accounting, Tax or similar due diligence of the Chromalloy Subsidiaries.
(c)    This Section 5.12 shall not apply to any information collected by Seller or its Affiliates or Mezzanine or its Affiliates in connection with its provision of services under the Transition Services Agreement, the confidentiality of such information shall be governed solely by the Transition Services Agreement (including Section 10 thereof).
(d)    Prior to the Closing, Seller shall assign to Mezzanine or to Buyer all of Seller’s rights under each confidentiality agreement and any letter agreement related thereto between Seller and a prospective purchaser of the Precoat Business (such confidentiality agreements, the “Precoat Bidder Confidentiality Agreements”) (i) in respect of Evaluation Material (as such term is defined in such Precoat Bidder Confidentiality Agreements) to the extent relating to the Precoat Business or the Precoat Subsidiaries or (ii) arising under paragraph 7 thereof in respect of the employees of the Precoat Subsidiaries.

Section 5.13    Public Announcements. The Parties agree that no public release or announcement concerning the transactions contemplated hereby shall be issued or made by or on behalf of any Party without the prior consent of Buyer and Seller, such consent to not be unreasonably withheld, conditioned or delayed, except that (a) each Party may make announcements as it may reasonably determine is necessary to comply with applicable Law or the rules or regulations of any applicable securities exchange (or, in the case of Seller, the requirements under the Senior Credit Facilities) and (b) Buyer and Seller may make announcements from time to time to their and their Subsidiaries’ respective employees, customers, suppliers and other business relations. Notwithstanding the foregoing, the Parties shall cooperate to prepare a joint press release to be issued on or promptly (and in any event within two (2) Business Days) after the date of this Agreement and a joint press release to be issued on or promptly (and in any event within two (2) Business Days) after the Closing Date. The Parties agree to keep the terms of this Agreement confidential, except to the extent and to the Persons to whom disclosure is required by applicable Law or the rules or regulations of any applicable securities exchange or for purposes of enforcing rights hereunder or compliance with SEC, financial or Tax reporting obligations; provided that, the Parties may disclose this Agreement or its terms (i) to their respective employees, accountants, advisors and other Representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to, or are bound by contractual, professional or fiduciary obligations to, keep the terms of this Agreement confidential and so long as each Party shall be responsible to the other Parties for breach of this Section 5.13 or such confidentiality obligations by the recipients of its disclosure) or (ii) to any purchaser or prospective purchaser or Debt Financing Sources or underwriter of such Party (and such purchasers’, Debt Financing Sources’ and underwriters’ respective legal counsel) in connection with such Person’s due diligence of such Party. The Parties further acknowledge and agree that Carlyle Investment Management L.L.C., Oaktree Fund GP II, L.P. and Pacific Investment Management Company LLC may each disclose such terms and the existence of this Agreement and the transactions contemplated hereby to its Affiliates and Representatives in order that each of the foregoing Persons may provide information about the subject matter of this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby to their respective actual and prospective limited partners and investors in connection with their customary fundraising and reporting activities.
Section 5.14    Further Assurances. Seller and Buyer agree that from and after the Closing Date, each of them shall, and shall cause their respective Affiliates to, execute and deliver such further instruments (and take such other action) as may reasonably be requested by the other and necessary to carry out the purposes and intents hereof.
Section 5.15    Contact with Customers and Suppliers. Until the Closing Date, Buyer shall not, and shall cause its Representatives not to, contact or communicate with customers, potential customers, suppliers, distributors, licensors, landlords or joint venture partners of any of the Precoat Subsidiaries or the Chromalloy Subsidiaries, or any other Persons having a material business relationship with any of the Precoat Subsidiaries or the Chromalloy Subsidiaries, concerning the transactions contemplated hereby without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed); provided that Buyer and its Representatives shall be permitted to meet by phone or in person with representatives of any customer or supplier set forth on Schedule 5.15 during the one (1) month period following the date of this Agreement (or such later date as representatives of such customers or suppliers are available to participate in such meetings) for the purpose of informing such customers and suppliers of the transactions contemplated by this Agreement and discussing the Precoat Subsidiaries’ relationship with such customers and suppliers generally. Representatives of Seller will arrange such meetings in consultation with Buyer and will be entitled to participate in each such meetings. Seller and Buyer will reasonably cooperate to prepare mutually agreed discussion points for use in connection with such meetings.
Section 5.16    D&O Indemnification and Insurance.
(a)    From and after the Closing, Buyer shall cause the Precoat Subsidiaries to indemnify and hold harmless each present and former director, manager and officer of the Precoat Subsidiaries against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, Losses or claims incurred in connection with any Action, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that the applicable Precoat Subsidiary would have been permitted under applicable Law and its Organizational Documents in effect on the date of this Agreement to indemnify such Person. To the maximum extent permitted by applicable Law, such indemnification shall be mandatory rather than permissive, and Buyer shall cause the Precoat Subsidiaries to advance expenses in connection with such indemnification, in each case to the extent provided in the applicable Organizational Documents. Without limiting the foregoing, Buyer shall cause the Precoat Subsidiaries, for a period of not less than six (6) years from the Closing Date, (i) to maintain provisions in its Organizational Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of the Precoat Subsidiaries’ former and current directors, managers and officers that are no less favorable to those Persons than the provisions of the Organizational Documents of the Precoat Subsidiaries in effect on the date of this Agreement and (ii) not to amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law.
(b)    For a period of six (6) years from the Closing Date, Buyer shall cause the Precoat Subsidiaries to maintain in effect, with respect to matters existing or occurring at or prior to the Closing, directors’ and officers’ liability and fiduciary and employment practices insurance covering those Persons who are currently covered by the directors’ and officers’ liability and fiduciary insurance policies held by Seller on terms substantially equivalent to the terms of such current insurance coverage; provided, however, that (i) Buyer may cause coverage to be extended under the current directors’ and officers’ liability and fiduciary and employment practices insurance policies by obtaining, at or prior to the Closing, at the sole cost of Buyer, a prepaid, non-cancelable six (6)-year “tail” policy (the “Tail Policy”) (containing terms substantially equivalent to the terms of such current insurance coverage) with respect to matters existing or occurring at or prior to the Closing and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 5.16(b) shall be continued in respect of such claim until the final disposition thereof; provided, further that in no event will Buyer or any Precoat Subsidiary be required to expend an annual premium for such Tail Policy coverage in excess of 200% of the last annual premium paid by Seller or any of its Affiliates for such similar insurance prior to the date of this Agreement (the “Maximum Premium”). If such coverage cannot be obtained at all, or can only be obtained at an annual premium in excess of the Maximum Premium, Buyer will cause the applicable Precoat Subsidiary to obtain that amount of coverage in the form of the Tail Policy obtainable for an annual premium equal to the Maximum Premium.
(c)    Notwithstanding anything contained in this Agreement to the contrary, this Section 5.16 shall survive the Closing indefinitely and shall be binding, jointly and severally, on all successors and assigns of Buyer. In the event that Buyer or any Precoat Subsidiary or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer or the Precoat Subsidiary, as the case may be, shall succeed to the obligations set forth in this Section 5.16. From and after the Closing, Buyer shall assume, and be jointly and severally liable for, and shall cause the Precoat Subsidiaries to honor, each of the covenants in this Section 5.16.
Section 5.17    Debt Financing Obligations.
(a)    Buyer shall use its commercially reasonable efforts to take, and shall cause its Affiliates to, use their commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to (i) maintain in effect the Debt Commitment Letter, (ii) comply with its obligations under the Debt Financing, (iii) negotiate and enter into Debt Financing Documents with respect to the Debt Financing on a timely basis and in any event no later than the Closing Date and (iv) take all actions within its control to consummate the Debt Financing no later than the Closing Date.
(b)    Buyer agrees to notify Seller promptly (and in any event within three (3) Business Days) if at any time (i) the Debt Financing commitments shall expire or be terminated or (ii) Buyer receives any written notice or other written communication with respect to any material breach, termination or repudiation by any party to the Debt Financing commitments.

(c)    Upon any amendment, supplement, modification, waiver or replacement of the Debt Commitment Letter or any Debt Financing Documents, the terms “Debt Commitment Letter” and “Debt Financing” shall mean the applicable Debt Commitment Letter or Debt Financing as so amended, supplemented, modified, waived or replaced. Buyer shall promptly deliver to Seller true and complete copies of any such amendment, supplement, modification, waiver or replacement following execution thereof; provided that no such amendment, supplement, modification, waiver or replacement shall reduce the aggregate amount of the Debt Financing to an amount that would cause Buyer to not have sufficient funds to pay the Required Payment Amount, does not impose any additional conditions or otherwise expand upon any of the conditions to the Debt Financing in a manner that would be reasonably expected to make the Debt Financing materially less likely to occur and would not materially delay or prevent the funding of the Debt Financing; provided, further that any such amendment, supplement, modification, waiver or replacement of any fee letter relating to fees and “market flex” provisions may be redacted. If any portion of the funds in the amount set forth in the Debt Commitment Letter become unavailable to Buyer on the terms and conditions set forth therein, Buyer shall use its commercially reasonable efforts to obtain a commitment (the “Alternate Financing Commitment Letter”) for alternate financing from alternate sources to the extent available on conditions taken as a whole no less favorable in the aggregate to Buyer than as set forth in the Debt Commitment Letter (the “Alternate Financing”), that when added to the portion of the financing that is available to the Buyer, will enable the Buyer to pay the Required Payment Amount. In the event an Alternate Financing is obtained, any reference in this Agreement to the terms “Debt Commitment Letter” and “Debt Financing” shall include any Alternate Financing Commitment Letter or other definitive agreements with respect to the Alternate Financing. Notwithstanding the foregoing, it is agreed that Buyer may modify, supplement or amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date hereof, it being understood that the aggregate commitments of the Debt Financing Sources prior to such amendment or modification (but not the aggregate commitments thereunder), may be reduced in the amount of such additional party’s commitment.
(d)    Prior to the Closing, Seller shall use commercially reasonable efforts, and shall cause the Precoat Business and the Precoat Subsidiaries to provide, in each case at Buyer’s sole expense (including all reasonable and documented out-of-pocket third party costs incurred by Seller or its Affiliates (including prior to the Closing, the Precoat Subsidiaries)), to provide such reasonable cooperation as is customary and reasonably requested by Buyer that are in Seller’s control in connection with the arrangement of the Debt Financing described in the Debt Commitment Letter or the Buyer’s obligations to make filings pursuant to the Securities Act and the Exchange Act and to otherwise comply with SEC requirements (provided, that such requested cooperation does not unreasonably interfere with the ongoing operations of Seller or its Subsidiaries), including:
(i)    using commercially reasonable efforts to assist Buyer and the Debt Financing Sources in a reasonable and customary manner in the preparation of (A) bank information memoranda, lender presentations, offering memoranda and similar marketing documents for the Debt Financing as contemplated by the Debt Commitment Letter (including, as necessary, the “flex” provisions contained in any related fee letter), including, as applicable, reviewing and commenting on the Buyer’s draft of a business description to be included in marketing materials contemplated by the Debt Financing; and (B) materials for rating agency presentations;
(ii)    using commercially reasonable efforts to, as promptly as reasonably practicable (A) furnish Buyer and the Debt Financing Sources and their respective Representatives with the Required Information, (B) inform the Buyer if the Precoat Business (x) shall have knowledge of any facts that would require the restatement of any financial statements included in the Required Information for such financial statements to comply with GAAP or (y) any applicable auditors shall have withdrawn any audit opinion contained in the Required Information and (C) such pertinent and customary (as compared to other transactions of this size and nature) information, to the extent reasonably available to the Precoat Business and to the Precoat Subsidiaries, regarding the Precoat Business and/or the Precoat Subsidiaries as may be reasonably requested by the Buyer in order to consummate the arrangement and borrowings of the credit facilities and loans and/or the private placement of non-convertible high-yield debt securities pursuant to Rule 144A promulgated under the Securities Act and limited to the type and form customarily provided in an offering memorandum with respect to such type of private placement (solely in the case of a private placement of non-convertible high-yield debt securities to the extent that it is required by the Debt Financing Sources in connection with the exercise of an applicable “market flex” provision of the Debt Commitment Letter) contemplated by the Debt Financing;
(iii)    executing and delivering as of (but not before) the Closing any pledge and security documents, solvency certificate, other definitive financing documents, or other certificates, in each case by post-closing officers of the Precoat Business or the Precoat Subsidiaries (and otherwise facilitating the pledging of collateral (including cooperation in connection with the pay-off of existing Funded Debt to the extent contemplated by this Agreement and/or the release of related Liens and termination of security interests, including obtaining customary and otherwise mutually acceptable pay-off letters and instruments of discharge or releases to be delivered at the Closing, in each case to the extent applicable));
(iv)    using commercially reasonable efforts to assist Buyer in connection with its preparation of pro forma financial information and financial statements to the extent reasonably required by the Debt Financing Sources; provided, that the Precoat Business shall not be responsible in any manner for information relating to the proposed debt and equity capitalization that is required for such pro forma financial information;
(v)    having the Precoat Business designate one or more members of senior management to execute customary authorization letters with respect to the Debt Financing that authorize the distribution of the Precoat Businesses’ information included in customary bank information memoranda and similar marketing documents for the Debt Financing as contemplated by the Debt Commitment Letter to prospective lenders (provided that such letters and confirmation provide that (A) the Precoat Business and its Affiliates shall not have any liability of any kind or nature resulting from the use of information contained in the marketing documents or otherwise in the marketing efforts and (B) the recipient of such authorization letters agree that it shall be entitled to rely only on the representations and warranties in the Debt Financing Documents), and using commercially reasonable efforts to participate in a reasonable and limited number of presentations, rating agency meetings, road shows and due diligence sessions, and using commercially reasonable efforts to cause the Precoat Business’s independent accountants to participate in a reasonable and limited number of due diligence sessions, in each case, which shall include direct contact between such senior management of the Precoat Business, the Precoat Subsidiaries and Debt Financing Sources;
(vi)    to the extent reasonably requested by any Debt Financing Source at least ten (10) Business Days prior to the Closing Date, providing at least five (5) Business Days prior to the Closing Date all documentation and other information about the business conducted by the Precoat Business and the Precoat Subsidiaries as is required by applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act;
(vii)    solely in the case of a private placement of non-convertible high-yield debt securities pursuant to Rule 144A promulgated under the Securities Act to the extent that it is required by the Debt Financing Sources in connection with the exercise of an applicable “market flex” provision of the Debt Commitment Letter, before the Closing, requesting and using commercially reasonable efforts to facilitate its independent accountants to provide customary accountant’s comfort letters with respect to financial information regarding the Precoat Business to be included in a customary offering memorandum for private placements of non-convertible high-yield debt securities pursuant to Rule 144A promulgated under the Securities Act;
(viii)    if reasonably requested by Buyer and at Buyer’s expense, using commercially reasonable efforts to provide (x) within forty-five (45) days of the end of each of the first three fiscal quarters of the fiscal year, quarterly financial statements of the Precoat Business which have been “reviewed” by auditors in accordance with AU Section 930 and (y)

within ninety (90) days of the end of each fiscal year, audited financial statements of the Precoat Business for such fiscal year;
(ix)    after the Closing, to the extent reasonably necessary to allow the Buyer or any direct or indirect parent company of the Buyer, at the Buyer’s sole expense, to make any filings pursuant to the Exchange Act and comply with SEC requirements after the Closing, assist in the preparation of financial statements and other financial data in accordance with GAAP for any periods ended prior to the Closing; and
(x)    assist Buyer in obtaining surveys and title insurance as reasonably requested by Buyer.
Notwithstanding anything herein to the contrary, (A) neither Seller nor any of its Affiliates shall be required to incur or satisfy any liability (including the payment of any fees) in connection with Buyer’s Debt Financing prior to the Closing, (B) the pre-Closing directors and managers of the Precoat Subsidiaries shall not be required to adopt resolutions that are not contingent upon the Closing or that would be effective prior to the Closing approving the agreements, documents and instruments pursuant to which any Debt Financing is obtained, (C) neither Seller nor any of its Affiliates shall be required to execute prior to the Closing any definitive financing documents, including any credit or other agreements, pledge or security documents, or other certificates, legal opinions or documents in connection with Buyer’s Debt Financing (except any customary authorization letters delivered pursuant to Section 5.17(d)(v)), (D) neither Seller nor any of its Affiliates shall be required to take any action that would reasonably be expected to conflict with, or result in a violation or breach of, or default (with or without notice or lapse of time) under its Organizational Documents or any applicable Law, (E) neither Seller nor any of its Affiliates shall have any obligations under this Section 5.17 following the consummation of the transactions contemplated by this Agreement, (F) except for the representations and warranties of Seller set forth in Article III of this Agreement, neither Seller nor any of its Affiliates shall have any liability to Buyer in respect of any financial statements, other financial information or data or other information provided pursuant to this Section 5.17, (G) neither Seller nor any of its Affiliates shall be required to provide any information other than with respect to the Precoat Business or any description of all or any component of the Financing, including any such description to be included in liquidity and capital resources disclosure or any “description of notes”, or other information customarily provided by the Financing sources or their counsel and (H) neither Seller nor any of its Affiliates shall be required to provide subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X. Notwithstanding anything to the contrary in this Agreement, the condition set forth in Section 8.02(a), as it applies to Seller’s obligation under this Section 5.17 shall be deemed satisfied unless (A) Seller has materially breached its obligations under this Section 5.17, (B) Buyer has given Seller prompt written notice thereof and a reasonable opportunity to cure such breach and (C) such breach has caused Buyer’s debt financing not to be obtained.
For the avoidance of doubt, Buyer may, to most effectively access the financing markets, require the cooperation of Seller and its Subsidiaries under this Section 5.17 at any time, and from time to time and on multiple occasions, between the date hereof and the Closing provided that, the Marketing Period shall not be applicable as to each attempt to access the markets and once the Marketing Period has been satisfied there shall be no further requirement to provide a subsequent Marketing Period.
(e)    Seller hereby consents to the use of the Precoat Subsidiaries’ logos in connection with Buyer’s debt financing; provided, that such logos are not used in a manner that is intended, or reasonably likely, to harm or disparage the Precoat Subsidiaries or the reputation or goodwill of any of them.
Section 5.18    Exclusive Dealing. From the date hereof until the Closing, Seller and the Precoat Subsidiaries shall not take, they shall cause their Representatives, Affiliates and other Precoat Subsidiaries to not, directly or indirectly: (a) solicit, authorize, propose, respond to or initiate discussions or engage in discussions or negotiations with any Person other than Buyer or its Affiliates, relating to any (i) possible acquisition, transfer or exclusive license of any material portion of the equity, business or assets of the Precoat Subsidiaries (or any rights to acquire, or securities convertible into or exchangeable for, any such equity, business or assets), whether by way of merger, consolidation, purchase of equity, purchase of assets or otherwise, or (ii) reorganization, liquidation or dissolution of any Precoat Subsidiary (other than as part of the Precoat Sale Restructuring) (each of the foregoing transactions described in clauses (i) and (ii), an “Acquisition Transaction”); (b) provide non-public information or documentation with respect to any Precoat Subsidiary to any Person other than Buyer or its Affiliates or their Representatives in connection with an Acquisition Transaction; or (c) enter into any letter of intent, term sheet or other Contract with any Person other than Buyer or its Affiliates relating to entering into an Acquisition Transaction. Seller shall (and shall cause the Precoat Subsidiaries and their Affiliates and Representatives) to immediately cease and cause to be terminated any existing discussions or negotiations with any Person (other than Buyer or its Affiliates) conducted heretofore with respect to any Acquisition Transaction. If any Precoat Subsidiary, any Seller or any of their respective Affiliates, equity holders or Representatives receives, prior to the Closing, any offer, proposal, request, inquiry or other contact, directly or indirectly, of the type referenced in this Section 5.18 Seller will immediately suspend or cause to be suspended any discussions with such offeror or Person with regard to such offers, proposals or requests.
Section 5.19    Noncompetition and Nonsolicitation. Seller acknowledges that the Precoat Subsidiaries have over many years devoted substantial time, effort and resources to developing the Precoat Subsidiaries’ trade secrets and other confidential and proprietary information, as well as the Precoat Subsidiaries’ relationships with customers, suppliers, employees and others doing business with the Precoat Subsidiaries; that such relationships, trade secrets and other information are vital to the successful conduct of the Precoat Subsidiaries’ businesses in the future; that because of Seller’s access to the Precoat Subsidiaries’ confidential information and trade secrets, Seller would be in a unique position to divert business from the Precoat Subsidiaries and to commit irreparable damage to the Precoat Subsidiaries were Seller to be allowed to compete with the Precoat Subsidiaries or to commit any of the other acts prohibited below; that the enforcement of the restrictive covenants against Seller would not impose any undue burden upon Seller; and that the ability to enforce the restrictive covenants against Seller is a material inducement to the decision of Buyer to consummate the transactions contemplated by this Agreement. Accordingly:
(a)    during the period commencing on the Closing Date and ending on the second (2nd) anniversary of the Closing Date (the “Restricted Period”), neither Seller nor any of its controlled Affiliates will, directly or indirectly, engage in any business anywhere in the world that competes with the Precoat Business, as the Precoat Business is operated as of the Closing Date, or own an interest in, manage, operate, join, control, lend money or render financial or other assistance to, or participate in as a partner, stockholder, consultant or similar role, any Person that is engaged or planning to become engaged in a business that competes with the Precoat Business, as the Precoat Business is operated as of the Closing Date; provided, however, that, for the purposes of this Section 5.19(a), passive or non-controlling ownership of securities having no more than 5% of the outstanding voting power of any Person which are listed on any national securities exchange will not be deemed to be in violation of this Section 5.19(a) as long as the Person owning such securities has no other connection or relationship with such Person. The Restricted Period will be extended by the length of any period during which Seller or any of its controlled Affiliates is in breach of the terms of this Section 5.19(a).
(b)    during the Restricted Period, neither Seller nor any of its controlled Affiliates will directly or indirectly, for itself or on behalf of or in conjunction with any other Person, (i) solicit any director, manager, officer, or managerial, supervisory or equivalent employee (each, a “Restricted Employee”) who is, at the time the individual is solicited, an employee of any Precoat Subsidiary for the purpose or with the intent of soliciting such Restricted Employee away from or out of the employ any Precoat Subsidiary, or employ or offer employment to any individual who was or is a Restricted Employee unless such individual has ceased to be employed by any Precoat Subsidiary for a period of at least six (6) months prior thereto or (ii) solicit, induce or attempt to solicit or induce any material customer, strategic partner, supplier, distributor or landlord of, or any other Person with a material business relationship with, any Precoat Subsidiary to cease or reduce the extent of its business relationship with such Precoat Subsidiary; provided, however, that this Section 5.19(b) will not be deemed to prohibit Seller or any of its Affiliates from engaging in general advertising or solicitation that may be targeted to a particular geographic or technical area but that is not targeted towards employees of any Precoat Subsidiary; and

(c)    during the Restricted Period, neither Seller nor any of its controlled Affiliates will disparage Buyer or the Precoat Subsidiaries; provided, however, that this Section 5.19(c) is not applicable to (i) truthful testimony obtained through subpoena, (ii) truthful information provided pursuant to any investigation by a Governmental Authority or (iii) truthful information provided pursuant to any Action asserted in good faith by Seller against Buyer or any Precoat Subsidiary under this Agreement or the Transaction Documents.
Section 5.20    280G Vote. With respect to any payment and/or benefit that could reasonably be expected to be deemed a “parachute payment” (as defined in Section 280G(b)(2) of the Code, but determined without regard to Section 280G(b)(4) and 280G(b)(5) of the Code) with respect to any Precoat Subsidiary payable to any individual who is or could reasonably be expected to be, as of the Closing Date, a “disqualified individual” (as defined in Section 280G(c) of the Code), Seller or the relevant Precoat Subsidiary shall have used commercially reasonable efforts to (i) submit for approval no later than three (3) Business Days prior to the Closing Date (pursuant to the method provided for in the treasury regulations issued under Section 280G of the Code) any such parachute payments and (ii) obtain waivers of any excess parachute payment (as described below) from each such disqualified individual who would reasonably be expected to receive any such payments and/or benefits in advance of such approval. Prior to delivery to the applicable stockholders of Seller or the relevant Precoat Subsidiary and disqualified individuals of documents in connection with the stockholder approval contemplated under this section, Seller will provide the Buyer and its counsel with a reasonable opportunity (but in any event no less than five (5) Business Days prior to such delivery), to review and reasonably comment on all documents to be delivered to the stockholders of Seller or the relevant Precoat Subsidiary and disqualified individuals in connection with the approval, and shall consider in good faith all reasonable comments thereon. Buyer shall provide to Seller, no less than fifteen (15) days prior to the Closing Date (or if entered into after such date, promptly after such arrangements have been executed by the parties thereto), any arrangements entered into at the direction of Buyer or between Buyer and its Affiliates, on the one hand, and a disqualified individual, on the other hand (“Buyer Arrangements”) and Seller and Buyer shall cooperate in good faith with respect to calculating the value of such arrangements, provided, however, that if such Buyer Arrangements are not provided or are provided to Seller fewer than fifteen (15) days prior to the Closing Date, compliance with the remainder of this paragraph shall be determined as if such Buyer Arrangements had not been entered into.
Section 5.21    Notification. Until the earlier of the Closing or the termination of this Agreement, to the extent permitted by applicable Law Seller or Buyer, as applicable, will give notice to such other Party promptly following receipt of Seller’s knowledge or Buyer’s knowledge, as applicable, of (a) any failure to comply with or satisfy in any material respect any material covenant or agreement to be complied with or satisfied by Buyer or Seller, respectively, under this Agreement prior to the Closing, (b) any notice or other communication from any Person alleging that the Consent of such Person is or may be required in connection with the consummation of the transactions contemplated by this Agreement; and (c) except with respect to matters addressed in Section 5.03, any notice from any Governmental Authority in connection with the consummation of the transactions contemplated by this Agreement.
Section 5.22    Employment Cooperation. Seller shall use commercially reasonable efforts to (a) provide information related to the individuals listed on Schedule 5.22 (the “Specified Key Employees”) and their dependents and beneficiaries, including employment records and benefits information, subject to applicable Law and the consent of the applicable Specified Key Employee and (b) facilitate an introduction between Buyer and the Specified Key Employees regarding offers of employment by Buyer or its Affiliates, which will be contingent upon the Closing.
Section 5.23    Pro Forma Financial Statements. Promptly after the date hereof, Seller shall use commercially reasonable efforts to prepare and deliver to Buyer the unaudited pro forma balance sheet of the Precoat Subsidiaries as of December 31, 2019 and 2020, reflecting certain pro forma adjustments to the balance sheet of the Precoat Business as of such date for (i) the assets and liabilities of the Dormant Precoat Subsidiaries and (ii) certain liabilities of the Precoat Business accrued on Seller’s balance sheet and reconciled to the combined balance sheets for the Precoat Business as of the applicable date included in the Audited Financial Statements. As promptly as practicable and in any event no later than the Closing Date, Seller shall prepare and deliver to Buyer true and complete copies of the audited combined balance sheet, and the related audited combined statements of operations, changes in parent company equity and cash flows, of the Precoat Business, in each case as of and for the twelve-month periods ended December 31, 2021 and 2020, together with the notes, if any, relating thereto, which financial statements shall be prepared on a basis consistent with the Audited Financial Statements referred to in Section 3.06 together with a subsequent event footnote to the financial statements as of andfor the one year period ended December 31, 2021 disclosing that Seller had entered into this Agreement and in accordance with Section 7.13 Buyer or one of the Precoat Subsidiaries had agreed to assume the obligations with respect to the Transferred Pension Benefits, including with respect to the amounts and descriptions of such obligations not to be inconsistent with the terms hereof.

ARTICLE VI
Tax Matters
Section 6.01    Tax Matters.
(a)    Notwithstanding anything to the contrary in this Agreement, Buyer shall bear and be responsible for the timely payment of all Transfer Taxes incurred in connection with transactions contemplated by this Agreement.
(b)    The determination of the amount of any Tax assets and liabilities included in Net Working Capital shall not take into account the effect of any action that Buyer or its Affiliates (including, after the Closing, the Precoat Subsidiaries) has taken outside of the ordinary course of business at any time on the Closing Date but after the Closing that decreases the amount or value of any Tax asset taken into account in such determination or increases the amount or detrimental effect of any Tax liability taken into account in such determination. Buyer agrees not to take (and to cause its Affiliates, including, after the Closing, the Precoat Subsidiaries, not to take) any action on the Closing Date after the Closing that is outside the ordinary course of business and that is not expressly contemplated by this Agreement that could adversely affect Seller or its Affiliates with respect to Tax matters. Without limiting the foregoing, to the extent such action could have any adverse effect on Seller or any of its Affiliates, without the prior written consent of Seller (such consent not to be unreasonably withheld, conditioned, or delayed), Buyer and its Affiliates (including, after the Closing, the Precoat Subsidiaries) shall not make, change or revoke any Tax election with effect in a Pre-Closing Tax Period (including for this purpose any entity classification election that is effective on or before the day after the Closing Date), amend any Tax Return with respect to a Pre-Closing Tax Period, settle or compromise any Tax liability with respect to a Pre-Closing Tax Period, or initiate any voluntary contact (including through any voluntary disclosure program) with any Governmental Authority with respect to Taxes (except, in any case, with respect to income or franchise Taxes of a Precoat Subsidiary (excluding, for the avoidance of doubt, a Precoat Subsidiary that is a disregarded entity in the relevant jurisdiction and where the relevant income or franchise Taxes would be a liability of Seller or an Affiliate of Seller) in Specified State Tax Jurisdictions; provided, that, for the avoidance of doubt and notwithstanding anything to the contrary in this Agreement, Buyer shall bear and pay all Taxes or other Losses arising from any such disclosures or similar Actions as such Taxes or other Losses relate solely to the Precoat Business and/or Precoat Subsidiaries (but do not, for the avoidance of doubt, relate to the Chromalloy Business)), in each case, that decreases the amount or value of any Tax asset or increases the amount or detrimental effect of any Tax liability taken into account in the determination of Net Working Capital or Indemnified Taxes, or that could otherwise adversely affect Seller or any of its Affiliates. Except with respect to income or franchise Tax Returns of a Precoat Subsidiary (that is not a disregarded entity in the relevant jurisdiction where the relevant income or franchise Taxes would be a liability of Seller or an Affiliate of Seller) filed in connection with any voluntary disclosure in a Specified State Tax Jurisdiction as provided in this Section 6.01(b) and the other terms of this Agreement, any Tax Return to be prepared and filed by Buyer or its Affiliates with respect to the Precoat Subsidiaries that pertains to a taxable period that ends prior to or includes the Closing Date and that could reasonably be expected to affect any Tax asset or liability of Seller or any of its Affiliates (including for the avoidance of doubt amounts included in the determination of Net Working Capital or Indemnified Taxes) (i) shall be prepared and filed consistent with the most recent past practices of the applicable Precoat Subsidiary or Precoat Subsidiaries unless otherwise required under applicable Law; and (ii) shall be provided to Seller at least fifteen (15) days prior to the due date thereof for Seller’s review and approval (such approval not to be unreasonably withheld, conditioned or delayed). Buyer and Seller agree as follows: (A) any deductions arising in connection with the transactions contemplated by this Agreement shall, to the fullest extent permitted by Law (using a “more likely than not” standard), be reported on Tax Returns as attributable to taxable periods (or portions thereof) ending on or before the Closing Date; (B) to the extent permitted under applicable Law and not materially prejudicial to Seller or its Affiliates, the Parties will take such actions as are necessary to cause the taxable period of each Precoat Subsidiary to end as of the end of the Closing Date for income tax purposes in connection with the Closing; and (C) any Tax items that would increase any Tax liability for which Seller or any of its Affiliates is liable, or that would decrease the amount or value of any Tax asset or any cash refund of Taxes to which Seller is entitled, that arise as a result of actions taken at the direction of Buyer on the Closing Date outside the ordinary course of business and that are not contemplated by this Agreement will be reported as attributable to the U.S. federal income Tax Return that includes Buyer for the period beginning on the day after the Closing Date, pursuant to the “next day rule” under Treasury Regulation Section 1.1502-76(b)(1)(ii)(B) (and items will not be accounted for pursuant to the ratable allocation method under Treasury Regulation Section 1.1502-76(b)(2)(ii) or 1.1502-76(b)(2)(iii)); Buyer and Seller shall (and shall cause their Affiliates to) file all Tax Returns consistent with such positions.
(c)    With respect to Taxes of a Precoat Subsidiary relating to any taxable period beginning on or before and ending after the Closing Date (a “Straddle Period”), for purposes of determining the allocation of Taxes relating to the Precoat Subsidiaries, the portion of any Tax that is allocable to the taxable period that is deemed to end on (and include) the Closing Date will be: (i) in the case of property Taxes and other Taxes similarly imposed on a periodic basis, apportioned on a daily basis, and (ii) in the case of all other Taxes (including income, capital gains and similar Taxes), apportioned as though the taxable period of the relevant entity terminated on (and included) the Closing Date; provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on (and including) the Closing Date and the period beginning after the Closing Date in proportion to the number of days in each period to which such exemption, allowance or deduction is applicable.
(d)    Following the Closing, Buyer and the Precoat Subsidiaries, on the one hand, and Seller and its Subsidiaries, on the other hand, shall cooperate as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns, and any proceeding, investigation, audit or review by a Governmental Authority with respect to Taxes. Such cooperation shall include (upon the other party’s request) the provision of records and information in such party’s control which are reasonably relevant to any such proceeding, investigation, audit or review and making employees reasonably available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement.
(e)    Buyer shall pay, or cause its Affiliates to pay, to Seller any cash refund of Indemnified Taxes that is actually received by Buyer or its Affiliates after the Closing (including, for these purposes, a cash refund that is instead used as a credit to offset Taxes due); provided, that, notwithstanding the foregoing, such refunds shall not include, and Buyer or its Affiliates shall not be required to pay, any amounts of any refunds or credits of Taxes to the extent (i) attributable to the carryback of any Tax asset or attribute that originates in a taxable period (or portion thereof) beginning after the Closing Date; or (ii) that are included in the computation of the Consideration.
(f)    Notwithstanding anything else in this Agreement, Seller is not providing any representation and warranty regarding, and no Buyer Indemnitee will be entitled to any indemnification or other payment in respect of, Tax liabilities arising in connection with the amount or availability of any net operating loss or other Tax attribute of any Precoat Subsidiary in any taxable period (or portion thereof) beginning after the Closing Date.
(g)    Within sixty (60) days after the determination of the Adjustment Amount pursuant to Section 2.05, Buyer shall prepare and deliver to Seller for its review and comment a schedule setting forth the allocation among the assets deemed acquired in connection with the purchase of the Mezzanine Interests of the Consideration (including for this purpose any assets deemed acquired in connection with the Section 338 Elections and any other amounts properly taken into account for U.S. federal income tax purposes) in a manner consistent with applicable Law (the “Proposed General

Allocation”), which allocation shall be in accordance with the methodologies set forth in Exhibit D. If Seller disagrees with the Proposed General Allocation, Seller may, within thirty (30) days after delivery of the Proposed General Allocation, deliver written notice to Buyer setting forth in reasonable detail its objections to the Proposed General Allocation (a “Notice of Objections”). If Seller does not deliver a Notice of Objections with respect to the Proposed General Allocation within such thirty (30) day window, then Seller shall be deemed to have accepted the Proposed General Allocation for purposes of this Section 6.01(g). If a Notice of Objections has been duly delivered pursuant to this Section 6.01(g), Seller and Buyer shall attempt to resolve any such objections and arrive at a mutually agreed upon allocation. If Seller and Buyer are unable to reach agreement within thirty (30) days, then any unresolved disputed matters shall be submitted to the Auditor (acting as an expert and not as an arbitrator) for final determination (which determination shall be consistent with Exhibit D). The Auditor shall resolve the disputed matters in accordance with the applicable procedures set forth in Section 2.05, applied mutatis mutandis. The Proposed General Allocation as accepted or as finally agreed or determined (including as adjusted pursuant to this Section 6.01(g)) shall be the “Final Allocation.” Buyer and Seller shall (and shall cause their Affiliates to) file all Tax Returns consistent with the Final Allocation and shall not take any action inconsistent therewith on any Tax Return unless required pursuant to a determination (as defined in Section 1313(a) of the Code or any similar provision of state or local Tax Law); provided, however, that nothing contained herein shall prevent any party from settling, or require any party to litigate before any court, any challenge, proposed deficiency or adjustment by any Governmental Authority based upon or arising out of the Final Allocation. Buyer and Seller shall promptly notify each other in the event of any Action by a Governmental Authority regarding the Final Allocation. If the amount of the Consideration is adjusted, the parties shall negotiate in good faith to update the Final Allocation to reflect such adjustment in a manner that is consistent with applicable Law and takes into account the nature of the circumstances giving rise to such adjustment.
(h)    Seller shall cause the Precoat Subsidiaries’ participation in all Tax allocation and Tax sharing agreements and arrangements between Seller and its Affiliates (other than the Precoat Subsidiaries), on the one hand, and the Precoat Subsidiaries, on the other hand, to be terminated as of the Closing Date, and no further payments shall be required to be made by or with respect to the Precoat Subsidiaries thereunder; provided, however, that prior to such termination any party that is owed payments under a Tax allocation or Tax sharing agreement shall be entitled to cause the parties owing such payments to make all payments due under such agreement or arrangement for any taxable period (or portion thereof, determined in accordance with Section 6.01(c)) ending on or before the Closing Date, as estimated as of the Closing Date.
(i)    Section 338 Elections.
(i)    Buyer and Seller shall timely make, or shall cause to be timely made, a joint election under Section 338(h)(10) of the Code (and any analogous election with respect to U.S. state and local Taxes) with respect to Buyer’s acquisition of the Section 338(h)(10) Elected Entities (the “Section 338(h)(10) Elections”). Buyer shall further timely make, or shall cause to be timely made, an election under Section 338(g) of the Code (and any analogous election with respect to U.S. state and local Taxes) with respect to Buyer’s indirect acquisition of Sequa Ltd. (the “Section 338(g) Election” and together with the Section 338(h)(10) Elections, the “Section 338 Elections”). Buyer and Seller shall timely prepare and file, or cause to be timely prepared and filed, all forms and documents as are required by applicable Law in connection with the Section 338(h)(10) Elections, including IRS Form 8023 (the “Section 338(h)(10) Election Forms”). At the Closing, Seller will provide to Buyer two originally executed IRS Forms 8023 (together with any schedules or attachments thereto) consenting to the making of the Section 338(h)(10) Elections. Buyer and Seller shall at all times cooperate (i) in making the Section 338(h)(10) Elections, and (ii) in preparing, executing, and filing the Section 338(h)(10) Election Forms. None of Buyer, Seller or their respective Affiliates will take any action (or omit to take any action) that prevents or impedes making the Section 338 Elections.
(ii)    Buyer, Seller, and their respective Affiliates shall file all Tax Returns in a manner consistent with the Section 338 Elections and the Final General Allocation, and shall not take any position contrary thereto unless required by applicable Law (including by reason of a final determination within the meaning of Section 1313(a) of the Code (or analogous provision of any state, local or non-U.S. Tax law)).
(j)    Notwithstanding anything to the contrary herein, and without limiting Buyer’s ability to undertake voluntary disclosures to the extent provided in Section 6.01(b) and the other terms of this Agreement, Seller (i) shall control in all respects any Tax Return, Tax proceeding, Tax audit, examination, contest investigation or assessment or other Tax matter (a “Tax Proceeding”) relating to any Chromalloy Group Taxes or any combined, consolidated, affiliated or similar Tax group that includes Seller and any of its Affiliates (including, for the avoidance of doubt, any Taxes imposed on Seller or any of its Affiliates as a result of their ownership of a “disregarded entity” for applicable Tax purposes) (“Seller Tax Group”), (provided, for the avoidance of doubt, that the Precoat Subsidiaries shall not be considered Affiliates of Seller for any tax period (or portion thereof) that begins after the Closing for this purpose), and (ii) shall be entitled to control any Tax Proceeding that is not described in clause (i) relating to Indemnified Taxes except with respect to any Tax Proceeding related to a Straddle Period; provided, that, with respect to any Tax Proceeding described in the foregoing clause (ii), other than any Tax Proceeding involving a Seller Tax Group, Seller shall keep Buyer reasonably informed regarding such Tax Proceeding, Buyer shall be entitled, at its sole cost and expense, to participate in any such Tax Proceeding and Seller shall not compromise or settle any such Tax Proceeding without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed). Buyer shall have the right to control any Tax Proceeding that does not relate to a Seller Tax Group that Seller is not entitled to, or does not elect to, control under the terms of this Section 6.01(j), including any Tax Proceeding relating to a Straddle Period; provided, however, that Buyer shall keep Seller reasonably informed regarding any such Tax Proceeding, Seller shall be entitled, at its sole cost and expense, to participate in any such Tax Proceeding and Buyer shall not compromise or settle any such Tax Proceeding if such settlement or compromise would give rise to Indemnified Taxes without the prior written consent of Seller (not to be unreasonably withheld, conditioned or delayed). Neither Buyer nor any Affiliate of Buyer shall be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which would adversely affect any liability for Taxes for which Seller or its Affiliates would be liable without the prior written consent of Seller, which may not be unreasonably withheld, conditioned or delayed. Buyer shall keep Seller reasonably informed regarding any matter described in the immediately preceding sentence. The provisions of this Article VI, and not Section 5.10(a), Section 5.10(b) or Article IX, shall govern the control and conduct of Tax audits or other proceedings related to the Precoat Subsidiaries. Notwithstanding anything to the contrary herein and for the avoidance of doubt, Seller shall not have any consent right with respect to the filing of a Tax Return (and associated proceedings) as part of the voluntary disclosures provided for in Section 6.01(b) and the other terms of this Agreement provided that the Specified State Tax Jurisdiction is the State of Tennessee, Georgia, Iowa, Maryland, North Carolina or Oklahoma or the Commonwealth of Pennsylvania and provided that the filing of such Tax Return (and the associated proceedings) are undertaken in a manner consistent with Section 6.01(b). The Parties shall jointly control any Tax Proceeding or the filing of a Tax Return with respect to the voluntary disclosures provided in Section 6.01(b) in the state of Maine, and neither party shall compromise or settle any such Tax Proceeding without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed).
(k)    Buyer agrees not to take any deduction for U.S. federal and state income Tax purposes for any Loss for which Buyer has been indemnified in connection with this Agreement. The Parties agree to (and to cause their Affiliates to) file their income Tax Returns consistent with the terms of this Section 6.01(k).
(l)    Buyer will not take any action with respect to Mezzanine, the Precoat Business or the Precoat Subsidiaries that would cause the transactions contemplated by this Agreement to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notice 2001-16 and 2008-111.
ARTICLE VII
Employee Matters
Section 7.01    Employee Communications and Consultations. From and after the date hereof until the Closing Date, each of Buyer and Seller shall cooperate with the other in good faith regarding any written communications to be distributed to any Precoat Business Employees relating to the transactions contemplated by this Agreement or post-Closing terms of employment. Seller shall consult with Buyer prior to distribution or dissemination of any broad-based written or electronic material communications relating to the foregoing, and shall consider in good faith the reasonable comments of Buyer thereon. Buyer shall consult with Seller prior to distribution or dissemination of any broad-based written or electronic material communications relating to the foregoing, and shall consider in good faith the reasonable comments of Seller thereon. In addition, to the extent necessary to satisfy any consultation or approval requirement under any Collective Bargaining Agreement or applicable Law, Buyer will reasonably cooperate and provide such information as Seller may reasonably request from time to time in connection with any formal or informal information and consultations processes relating to the transactions contemplated by this Agreement with any Precoat Business Employees or any union or other labor representative of the Precoat Business Employees. Seller shall, and shall cause its Affiliates to, satisfy in all material respects all contractual and legal requirements to provide notice or information to any union, labor organization or other organization representing Precoat Business Employees in connection with the transactions contemplated by this Agreement. If any Precoat Business Employee requires a work permit, employment pass, visa or other legal or regulatory approval for his or her employment with Buyer or its respective Affiliates, Buyer shall, and shall cause its respective Affiliates to, use their commercially reasonable efforts to cause any such permit, pass, visa or other approval to be obtained and in effect prior to the Transfer Time.
Section 7.02    Transferred Employees. Seller shall, or shall cause the applicable Chromalloy Subsidiary, to use reasonable best efforts to transfer the employment of the individual listed on Schedule 1.01(c)(ii) to a Precoat Subsidiary prior to the Closing (the “Specified Employee”) or make available the services of such Specified Employee exclusively to the Precoat Subsidiaries following the Closing Date and until a date mutually agreed between Seller and Buyer pursuant to an employee secondment, services or similar arrangement. Buyer shall, or shall cause its Affiliates to, bear all the liabilities, obligations and costs relating to, arising out of, or resulting from the employment or services, or termination of employment or services, whether arising before, on or after the Transfer Time, of the Specified Employee, and Buyer shall indemnify and hold harmless Seller and its Affiliates from and against any claims relating thereto. As of the Closing Date, Seller shall provide Buyer with an update to the Employee List and related information required by Section 3.19(d) to reflect new hires, terminations or other personnel changes occurring between the date hereof and the Closing Date.
Section 7.03    Effect of Transfer. The Parties intend that the transactions contemplated by this Agreement should not constitute a separation, termination or severance of employment of any Precoat Business Employee prior to or effective as of 12:01 a.m., local time, on the Closing Date (the “Transfer Time”), and that such employee will have continuous and uninterrupted employment immediately before and immediately after the Transfer Time. Except as otherwise provided in this Article VII, as of the Closing Date, Buyer shall, or shall cause its Affiliates to, bear all the liabilities, obligations and costs relating to, arising out of, or resulting from the employment or services, or termination of employment or services, whether arising before, on or after the Transfer Time, of any (a) Precoat Business Employee or (b) former employee of the Precoat Business, as determined based on whether such former employee last primarily performed services for the Precoat Business as opposed to either the Chromalloy Business or any other business (the employees described in clauses (a) and (b) hereto, the “Subject Employees”), and Buyer shall indemnify and hold harmless Seller and its Affiliates from and against any claims relating thereto, other than with respect to the Assumed Plans. Except as otherwise provided in this Article VII, as of the Closing Date, Seller shall, or shall cause its Affiliates to, bear all the liabilities, obligations and costs relating to, arising out of, or resulting from the employment or services, or termination of employment or services, whether arising before, on or after the Transfer Time, of any current or former employee of the Chromalloy Subsidiaries who is not a Subject Employee, and Seller shall indemnify and hold harmless Buyer and its Affiliates from and against any claims relating thereto. Effective as of the Closing Date, Buyer shall, or shall cause its Affiliates to assume and honor, in accordance with their terms, the Assumed Plans, and shall be solely responsible for, and shall assume (or retain) and indemnify and hold harmless Seller and its Affiliates against, all Liabilities arising under each Assumed Plan, whether arising before, on or after the Transfer Time. Except as otherwise contemplated by this Agreement, from and after Closing, Seller shall indemnify and hold harmless Buyer and its Affiliates against, any Liability arising under any Employee Plan or any other employee benefit plan, program or arrangement sponsored by Seller or its Affiliates that is not an Assumed Plan.

Section 7.04    Continuation of Benefits. Buyer agrees that Buyer shall provide (or cause one of its Affiliates to provide) each Transferred Employee (a) for a period beginning on the Closing Date and ending on February 28, 2023 (i) an annual base salary or wage rate substantially comparable to the Transferred Employee’s annual base salary or wage rate in effect immediately prior to the Closing Date; (ii) severance benefits no less favorable than the severance benefits to which the Transferred Employee was entitled under the terms of the applicable Employee Plan or Precoat Subsidiary Plan as in effect immediately prior to the Closing Date; and (iii) short term incentive compensation opportunities (excluding equity or equity-based incentive opportunities) that have a target opportunity substantially comparable to the Transferred Employee’s target short-term incentive compensation opportunities (excluding equity or equity-based incentive opportunities) in effect immediately prior to the Closing Date; provided that the obligations of this Section 7.04 shall not apply in the event of general, organization-wide reductions that apply to all of the employees of Buyer and its Affiliates in salary, wage rate, benefits or other compensation and benefits of Buyer or its Affiliates in response to general economic downturns or changes in the industries or markets that Buyer and its Affiliates (including, after Closing, the Precoat Subsidiaries) operate; and (b) for a period beginning on the Closing Date and ending on December 31, 2022, other compensation and benefits (excluding equity and equity-based benefits, U.S. defined benefit pension benefits) that are substantially comparable in the aggregate to those provided to the Transferred Employee immediately prior to the Closing Date. This Section 7.04 shall not limit the obligation of Buyer or any of the Precoat Subsidiaries to maintain any compensation arrangement or benefit plan that, pursuant to an existing Contract or applicable Law, must be maintained for a period beyond the applicable period set forth in this Section 7.04. No provision of this Agreement shall be construed as a guarantee of continued employment of any Transferred Employee and this Agreement shall not be construed so as to prohibit Buyer or any of its Subsidiaries (including the Precoat Subsidiaries) from having the right to terminate the employment of any Transferred Employee.
Section 7.05    Assumed Incentive Payments. As of the Closing, Buyer shall assume and honor or cause its Affiliates to assume (or retain) and honor, in accordance with their terms, all obligations with respect to bonus amounts payable to Transferred Employees under each cash incentive plan that is an Assumed Plan with respect to the performance period in which the Closing Date occurs (the “Assumed Incentive Payments”). Such Assumed Incentive Payments shall be determined in accordance with the terms of the applicable plan or agreement, and Buyer shall or shall cause its Affiliates to pay such Assumed Incentive Payments in accordance with the terms of the applicable plan or agreement, subject to equitable adjustments as may be reasonably necessary as a result of the transactions contemplated by this Agreement, to the extent that the Transferred Employees thereunder shall otherwise become eligible to receive payment of such bonus amounts under the terms of the applicable plan or agreement.
Section 7.06    Service Credit. With respect to each Transferred Employee, effective from and after the Closing, Buyer shall, and shall cause its Affiliates to, (a) give each Transferred Employee full credit for all purposes (including for purposes of eligibility to participate, level of benefits, early retirement eligibility, early retirement subsidies and vesting) under any employee benefit plans, arrangements, collective agreements and employment-related entitlements (including under any applicable pension, 401(k), savings, medical, dental, life insurance, vacation, long-service leave or other leave entitlements, post-retirement health and life insurance, termination indemnity, severance or separation pay plans) provided, sponsored, maintained or contributed to by Buyer or any of its Subsidiaries for such Transferred Employee’s service with Seller and its Subsidiaries, and with any predecessor employer, to the same extent recognized by Seller and its Subsidiaries as of immediately prior to the Closing Date, except to the extent such credit would result in the duplication of benefits for the same period of service, (b) waive for each Transferred Employee and his or her dependents, any waiting period provision, payment requirement to avoid a waiting period, pre-existing condition limitation, actively-at-work requirement and any other restriction that would prevent immediate or full participation under the health and welfare plans of Buyer or any of its Subsidiaries applicable to such Transferred Employee to the extent such waiting period, pre-existing condition limitation, actively-at-work requirement or other restriction would not have been applicable to such Transferred Employee under the terms of the corresponding health and welfare plans of Seller and its Subsidiaries, and (c) give full credit under the health and welfare plans of Buyer and its Subsidiaries applicable to each Transferred Employee and his or her dependents for all co-payments, deductibles and similar payments made or incurred by a Transferred Employee prior to the Closing in the same plan year as the Closing, and for any lifetime maximums or out-of-pocket maximums, in each of clauses (b) and (c), as if there had been a single continuous employer. Buyer’s obligations under this Section 7.06 regarding service crediting the crediting of deductible, co-payment and out-of-pocket amounts are contingent on Buyer’s receipt from Seller or otherwise all information reasonably necessary to implement such Buyer obligations within fifteen (15) days following Closing.
Section 7.07    Vacation. As of the Closing Date, Buyer shall assume, or shall cause its Affiliates (including the Precoat Subsidiaries) to assume (or retain) all liabilities associated with accrued (but not yet taken) vacation and paid time off balances of any Precoat Business Employees to the extent included in Net Working Capital.
Section 7.08    Health and Welfare Benefits.
(a)    Other than with respect to any Assumed Plan or as provided in Section 7.08(b), Seller shall be, or shall cause the other Chromalloy Subsidiaries to be, responsible for all (i) medical, vision, dental and prescription drug claims for expenses incurred by any Transferred Employee or his or her dependents, (ii) claims for long- and short-term disability income benefits incurred by any Transferred Employee and (iii) claims for group life, travel and accident, and accidental death and dismemberment insurance benefits incurred by any Transferred Employee, in each case, prior to the Transfer Time. Without limiting any obligations under any Assumed Plan or as provided in Section 7.08(b), Buyer shall be, or shall cause its Affiliates to be, responsible for all (A) medical, vision, dental and prescription drug claims for expenses incurred by any Transferred Employee or his or her dependents, (B) claims for long- and short-term disability income benefits incurred by any Transferred Employee and (C) claims for group life, travel and accident, and accidental death and dismemberment insurance benefits incurred by any Transferred Employee, in each case, on or after the Transfer Time. For purposes of this Agreement, the following claims and liabilities shall be deemed to be incurred as follows: (1) medical, vision, dental or prescription drug benefits (including hospital expenses), upon provision of the services, materials or supplies comprising any such benefits; and (2) long-term disability, life, accidental death and dismemberment and business travel accident insurance benefits, upon the death, illness, injury or accident giving rise to such benefits.
(b)    The Parties have agreed that, following the Transfer Time, the Transferred Employees shall remain on a transitional basis as participants under certain employee benefit plans of the Chromalloy Subsidiaries set forth on Schedule 7.08(b) (the “Specified Benefit Plans”). The applicable Chromalloy Subsidiary shall continue to administer claims under such Specified Benefit Plans in accordance with the Transition Services Agreement but Seller and Buyer agree that (i) all claims and administrative fees under such Specified Benefit Plans by Transferred Employees, former employees of the Precoat Business or any dependents of a Transferred Employee or former employee of the Precoat Business (each, a “Specified Plan Beneficiary”) that are received by Seller or any of its Affiliates prior to the Transfer Time shall be accrued on the Closing Balance Sheet in accordance with the Accounting Principles and financial obligations with respect to the payment of such claims (as a result of deductibles, self-retention amounts or that are otherwise self-insured) shall be the responsibility of Buyer and shall be paid to Seller pursuant to the Transition Services Agreement for disbursement to the Specified Plan Beneficiaries who made such claims or the applicable vendor, as applicable, (ii) a liability shall be reflected on the Closing Balance Sheet for “incurred but not reported” claims under such Specified Benefit Plans in accordance with the Accounting Principles, and (iii) all reimbursement obligations for claims submitted by Specified Plan Beneficiaries and related administrative fees, in each case, that are received as of or after the Transfer Time (including following the applicable “Service Term” under the Transition Services Agreement) shall be the responsibility of Buyer and paid to Seller in accordance with the Transition Services Agreement. The Parties shall cooperate prior to the Closing to establish a reimbursement mechanism so that Buyer funds such reimbursement obligations in a manner that is administratively reasonable while minimizing the period for which Seller may have to go out-of-pocket for such claims. Notwithstanding anything to the contrary in this Section 7.08(b), Seller shall cause the relevant Chromalloy Subsidiaries to use commercially reasonable efforts to ensure that any insured stop-loss coverage related to any Specified Benefit Plan shall apply to all claims for which Buyer is responsible for under this Section 7.08(b) and the Transition Services Agreement. For the avoidance of doubt, the Specified Benefit Plans themselves shall not transfer to a Precoat Subsidiary as a result of the Closing.

Section 7.09    Workers Compensation. Effective as of the Closing, without limiting any obligations under any Assumed Plan, Buyer and its Affiliates shall be responsible for all claims for workers compensation benefits that are incurred or existing prior to, on or after the Transfer Time by any Transferred Employee. Notwithstanding the foregoing, with respect to claims for workers compensation benefits to the extent relating to the Precoat Business or Precoat Business Employees that are incurred or existing on or prior to the Closing Date that are covered by a workers compensation plan or policy of the Chromalloy Subsidiaries under which a Precoat Subsidiary is a named insured on or prior to the Closing Date, such Precoat Subsidiary may make claims under such plan or policy subject to the terms and conditions of such plan or policy and this Agreement, to the extent such coverage and limits are available; provided that, with respect to the Precoat Business or such Precoat Business Employee, such Precoat Subsidiary (with respect to such covered claims): (a) shall notify Seller in writing of all such covered claims; and (b) shall exclusively bear, and no Chromalloy Subsidiary or any of its Affiliates shall have any obligation to repay or reimburse the Precoat Subsidiaries for, the amount of any deductibles or self-insured retentions associated with claims under such workers compensation plan or policy and shall be liable for all uninsured, uncovered, unavailable or uncollectible amounts of such claims. Seller shall, and shall cause each other Chromalloy Subsidiary to, cooperate with the Precoat Subsidiaries as is reasonably requested by Buyer and at Buyer’s sole cost in order to permit the Precoat Subsidiaries to submit and pursue such claims.
Section 7.10    Termination of Participation in Benefit Plans. Effective as of the Transfer Time, each Transferred Employee shall cease to participate in any Employee Plan (other than any Assumed Plan or except as provided under the Transition Services Agreement).
Section 7.11    Third-Party Rights. The provisions contained in this Agreement with respect to any Precoat Business Employee are included for the sole benefit of the Parties and shall not create any right in any other Person, including any Precoat Business Employee (or dependent or beneficiary of any of the foregoing). Nothing in this Article VII shall (a) be construed as an amendment or other modification of any Employee Plan, Assumed Plan or other employee benefit plan, (b) give any third party any right to enforce the provisions of this Agreement or (c) limit the right of any Party or any of their respective Affiliates to amend, terminate or otherwise modify any Employee Plan, Assumed Plan or other employee benefit plan.
Section 7.12    Treatment of EAR Plans.
(a)    As of the Closing, Seller shall retain all, and Buyer shall not assume any, obligations with respect to the Sequa EAR Payments. For the avoidance of doubt, none of the EAR Plans shall be an Assumed Plan.
(b)    No later than ten (10) days following the Closing Date, Seller shall pay or cause one of its Affiliates (other than a Precoat Subsidiary) to pay (through its payroll system) the Precoat EAR Payments to the applicable holder of the Precoat EAR Award in accordance with their terms, less applicable withholdings and, if requested by Seller, subject to the holder’s execution of a release of claims in the form provided by Seller.
Section 7.13    Treatment of Defined Benefit Pension Plan.
(a)    As soon as reasonably practicable after the Closing Date but no later than the Pension Transfer Date, Buyer (or one of the Precoat Subsidiaries) (the “Precoat Plan Sponsor”) will either establish a new defined benefit plan, or designate an existing defined benefit plan, intended to be qualified under Section 401(a) of the Code (the “Precoat Pension Plan”) and a related trust intended to be exempt from federal income Tax under Section 501(a) of the Code (the “Precoat Pension Trust”) to provide benefits to Precoat Participants.
(b)    Effective on the ninetieth (90th) day after the Closing Date (the “Pension Transfer Date”), and subject to the transfer of assets as described below, the Precoat Pension Plan will assume the accrued benefits (including optional forms of benefit payment, early retirement benefits, early retirement and retirement-type subsidies and any and all other protected benefits described in Section 204(g) of ERISA, Section 411(d)(6) of the Code and Treasury Regulations Section 1.411(d)-4) and

benefit liabilities accrued under the written terms of the Sequa Group Pension Plan (the “Chromalloy Pension Plan”) for all participants in the Chromalloy Pension Plan, other than the Chromalloy Subject Employees (and their alternate payees and beneficiaries, if any) (such participants, the “Precoat Participants,” and such benefits and liabilities, together, the “Transferred Pension Benefits”).
(c)    Prior to the Pension Transfer Date, Seller shall select an enrolled actuary who meets the qualification standards of the American Academy of Actuaries to render such actuarial opinions (the “Qualified Actuary”) and shall direct such Qualified Actuary to determine an estimate of the Pension Transfer Amount to be transferred from the trust funding the Chromalloy Pension Plan (the “Chromalloy Pension Trust”) to the Precoat Pension Trust in compliance with Sections 411(d) and 414(l) of the Code and the Treasury Regulations issued thereunder (collectively, the “414(l) Requirements”) and Section 208 of ERISA. At least ten (10) days prior to the Pension Transfer Date, Seller will provide Buyer and its actuaries and counsel with reasonably requested information and a reasonable opportunity to review and reasonably comment on the calculation of the Pension Transfer Amount and the Transferred Pension Benefits.
(d)    On the Pension Transfer Date, Seller and the Precoat Plan Sponsor shall cooperate to transfer or cause to be transferred from the Chromalloy Pension Trust to the Precoat Pension Trust an amount equal to seventy-five percent (75%) of the estimated Pension Transfer Amount (“Initial Transfer Amount”) and Seller will furnish the Precoat Plan Sponsor with the pension census data used to determine the Pension Transfer Amount. Effective as of the Pension Transfer Date and subject to the substantial completion of the asset transfer contemplated in this Section 7.13(d), the Transferred Pension Benefits will be assumed in full by the Precoat Pension Plan and Precoat Pension Trust, and none of the Chromalloy Subsidiaries or the Chromalloy Pension Plan shall have any liabilities whatsoever with respect to such benefits.
(e)    As soon as reasonably practicable but no later than ninety (90) days after the Pension Transfer Date, Seller shall direct the Qualified Actuary to update the estimate and finalize such Qualified Actuary’s determination of the Pension Transfer Amount (such amount, the “Final Pension Transfer Amount”). No later than ten (10) days after the Qualified Actuary’s determination of the Final Pension Transfer Amount (the “True-Up Date”), Seller and the Precoat Plan Sponsor shall cooperate to transfer or cause to be transferred from the Chromalloy Pension Trust to the Precoat Pension Trust an amount equal to the difference between the Final Pension Transfer Amount and the Initial Transfer Amount, adjusted from the Pension Transfer Date to the True-Up Date to reflect investment experience in the Chromalloy Pension Plan, the Precoat Pension Plan’s allocable share of recordkeeping, administrative, investment and other plan expenses, including Pension Benefit Guaranty Corporation premiums and any benefit distributions made to Precoat Participants (the “True-Up Amount”). On or before the True-Up Date, Seller shall provide or cause the Qualified Actuary to provide to the Precoat Plan Sponsor the updated pension census data and a copy of the actuarial reports related to the determination of the Initial Transfer Amount, Final Pension Transfer Amount and True-Up Amount and provide Buyer and its actuaries and counsel with a reasonable opportunity to review and reasonably comment on the Initial Transfer Amount, Final Pension Transfer Amount and True-Up Amount.
(f)    For purposes of this Section 7.13, “Pension Transfer Amount” means the assets allocated to the Precoat Pension Plan based on the Transferred Pension Benefits as of the Pension Transfer Date, determined in compliance with the 414(l) Requirements.
(g)     The assets transferred from the Chromalloy Pension Trust to the Precoat Pension Trust pursuant to this Section 7.13 shall be transferred in the form of cash, cash equivalents, readily marketable securities or other assets that are reasonably representative of the Chromalloy Pension Plan’s investment portfolio as a whole. All transfers of assets and benefit Liabilities under this Section 7.13 shall be made in accordance with the 414(l) Requirements and Seller, Buyer and the Precoat Plan Sponsor shall reasonably cooperate with respect to the implementation of the transactions contemplated by this Section 7.13, including in (i) making all filings required under the Code or ERISA, including the timely filing of Internal Revenue Service Form 5310-A, (ii) implementing all appropriate communications with the Precoat Participants (and their alternate payees and beneficiaries, if any), (iii) transferring appropriate records, including census data and copies of benefit calculations for the frozen accrued benefits for active and deferred vested participants for Precoat Participants and (iv) taking all such other actions (including any corrective actions) as may be necessary and appropriate to implement the provisions of this Section 7.13 in a timely manner and in accordance with ERISA and the Code.
(h)    As soon as reasonably practicable after the True-Up Date, Seller shall provide Buyer with a schedule (together with reasonable supporting documentation) of (i) all fees and costs associated with Seller’s actions taken in accordance with this Section 7.13 that the plan administrator for the Chromalloy Pension Plan determined, in its sole discretion, were not permitted to be charged to the Chromalloy Pension Plan under ERISA and the Code and (ii) the amount of any required minimum funding contribution made by Seller to the Chromalloy Pension Plan from the Closing Date through the Pension Transfer Date (net of any Tax deduction allowable to Seller with respect to such contribution) multiplied by the a fraction, the numerator of which is the Final Pension Transfer Amount and the denominator of which is the total Chromalloy Pension Plan assets as of the date immediately prior to the Pension Transfer Date (collectively, the “Pension Expense Reimbursement Amount”). No later than thirty (30) days after the date Seller provides Buyer the schedule of the Pension Expense Reimbursement Amount, Buyer shall pay Seller (by wire transfer) the Pension Expense Reimbursement Amount.
Section 7.14    Cooperation. Buyer and Seller will, and will cause their respective Subsidiaries to, each reasonably cooperate with the other to effect the transactions contemplated by this Article VII, including (a) exchanging information and data relating to workers’ compensation, employee benefits, payments described in Section 7.12 and employee benefit plans, (b) sharing with each other and their respective agents and vendors all participant information reasonably necessary for the efficient and accurate administration of their respective employee benefit plans with respect to Precoat Business Employees, (c) resolving any and all employment-related claims regarding Precoat Business Employees, and (d) in responding to questions posed by employees or any other individual service providers.
ARTICLE VIII
Conditions to Closing
Section 8.01    Conditions to the Obligations of the Parties. The obligations of the Parties to consummate, or cause to be consummated, the transactions contemplated by this Agreement are subject to the satisfaction on or prior to the Closing Date of the following conditions, any one or more of which may be waived in writing by each of Buyer and Seller:
(a)    all waiting periods (and all extensions thereof) under the HSR Act relating to the transactions contemplated hereby shall have expired or been terminated;
(b)    there shall not be in force or effect any Governmental Order of any court of competent jurisdiction, or any Law, enjoining, restraining, prohibiting or making unlawful the consummation of the transactions contemplated by this Agreement (each, a “Closing Legal Impediment”); provided, however, that, for the avoidance of doubt, an Antitrust Communication shall not constitute a Closing Legal Impediment and the receipt by a Party of an Antitrust Communication shall not constitute a failure of the condition set forth in this Section 8.01(b); and
(c)    the Precoat Sale Restructuring shall have been completed in accordance with Section 2.01.
Section 8.02    Conditions to the Obligations of Buyer. The obligations of Buyer to consummate, or cause to be consummated, the transactions contemplated by this Agreement are also subject to the satisfaction on or prior to the Closing Date of the following conditions, any one or more of which may be waived in writing by Buyer:
(a)    each of the obligations, agreements and covenants of Seller to be performed at or prior to the Closing shall have been performed in all material respects;
(b)    (i) the representations and warranties in Section 3.05(b) shall be true and correct in all respects as of the Closing as if made at such time, (ii) the Fundamental Representations (other than the representations and warranties contained in Section 3.05) shall be true and correct in all material respects as of the Closing as if made at such time (other than such representations and warranties that by their terms address matters only as of an earlier specified date, which shall be true and correct only as of such date), (iii) the representations and warranties contained in Section 3.05 (other than the representations and warranties contained in Section 3.05(b)) shall be true and correct (except for de minimis inaccuracies) as of the Closing as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of an earlier specified date, which shall be true and correct (except for de minimis inaccuracies) only as of such date), (iv) the representations in Section 3.07(b) shall be true and correct in all respects as of the specified date it is given, and (v) the representations and warranties of Seller contained in Article III of this Agreement (other than the Fundamental Representations), without giving effect to materiality, Material Adverse Effect or similar qualifications (other than in as it relates to a defined term such as “Material Contract”), shall be true and correct as of the Closing as if made as of such time (other than such representations and warranties that by their terms address matters only as of an earlier specified date, which shall be true and correct only as of such date), except for any failure of such representations and warranties described in this clause (ii) to be so true and correct has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Precoat Subsidiaries;
(c)    Seller shall have delivered to Buyer a certificate signed by an officer of Seller, dated as of the Closing Date, certifying that the conditions specified in Section 8.02(a), Section 8.02(b) and Section 8.02(d) have been fulfilled; and
(d)    since the date of this Agreement, no change, event or circumstance shall have occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Precoat Subsidiaries.
Section 8.03    Conditions to the Obligations of Seller. The obligations of Seller to consummate, or cause to be consummated, the transactions contemplated by this Agreement are also subject to the satisfaction on or prior to the Closing Date of the following conditions, any one or more of which may be waived in writing by Seller:
(a)    each of the obligations, agreements and covenants of Buyer to be performed at or prior to the Closing shall have been performed in all material respects;
(b)    the representations and warranties of Buyer contained in Article IV of this Agreement, without giving effect to materiality or similar qualifications, shall be true and correct at and as of the Closing as if made as of such time (other than such representations and warranties that by their terms address matters only as of an earlier specified date, which shall be true and correct only as of such date), except where the failure of such representations and warranties to be so true and correct have not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Buyer; and
(c)    Buyer shall have delivered to Seller a certificate signed by an officer of Buyer, dated as of the Closing Date, certifying that the conditions specified in Section 8.03(a) and Section 8.03(b) have been fulfilled.
Section 8.04    Waiver of Conditions; Frustration of Conditions. All conditions to the Closing shall be deemed to have been satisfied or waived from and after the Closing. No Party may rely on the failure of any condition set forth in this Article VIII to be satisfied if such failure was primarily caused by the failure of Buyer, on the one hand, or Seller, on the other hand, respectively, to (a) use commercially reasonable efforts to consummate the transactions contemplated hereby or (b) otherwise comply with its obligations under this Agreement.
ARTICLE IX
Indemnification
Section 9.01    Survival. None of the representations and warranties of the Parties contained in this Agreement (or any certificate delivered pursuant hereto) or the covenants and agreements contained in this Agreement that are to be performed on or prior to the Closing (other than the Surviving Pre-Closing Covenants (defined below)) shall survive the Closing (other than the obligations hereunder to make payments at or in connection with the Closing, which shall survive until performed in accordance with their terms); provided that the foregoing shall not affect or otherwise limit any claim under any representation and warranty insurance policies obtained by Buyer in connection herewith, including the RWI Policy. All of the covenants set forth in Section 5.01 (Conduct of the Precoat Business) and Section 5.06 (Intercompany Balances; Affiliate Transactions) (collectively, the “Surviving Pre-Closing Covenants”) shall survive Closing until the date that is six (6) months after the Closing Date. All of the covenants contained in this Agreement that by their nature are required to be performed after the Closing shall survive the Closing until fully performed or fulfilled, unless and only to the extent that non-compliance with such covenants or agreements is waived in writing by the Party entitled to such performance (the applicable date on which the Surviving Pre-Closing Covenants and the covenants or agreements to be performed after the Closing expire pursuant to this sentence, each a “Survival Expiration Date”). Notwithstanding the preceding sentence, any specific claim for the breach of any covenant or agreement in respect of which indemnity may be sought under this Agreement (including the Surviving Pre-Closing Covenants) shall survive the applicable Survival Expiration Date, if notice of such claim shall have validly delivered to the Party against whom such indemnity may be sought prior to the applicable Survival Expiration Date in accordance with Section 9.03.
Section 9.02    Indemnification.
(a)    Subject to the other provisions of this Article IX, effective at and after the Closing, Buyer and its Affiliates (including, after the Closing, the Precoat Subsidiaries) and its and their respective Representatives (collectively, the “Buyer Indemnitees”) shall be entitled to indemnification from Seller for and Seller will pay to the Buyer Indemnitees the monetary value of:
(i)    any and all Losses incurred or suffered by any Buyer Indemnitee to the extent arising from or relating to any nonfulfillment, nonperformance or other breach of any covenant or agreement to be performed by Seller pursuant to this Agreement that by its nature is required to be performed after the Closing;
(ii)    any and all Losses incurred or suffered by any Buyer Indemnitee to the extent arising from or relating to any nonfulfillment, nonperformance or other breach of any Surviving Pre-Closing Covenant to the extent, and only to the extent, that any individual claim exceeds $100,000;
(iii)    the Chromalloy Group Taxes, any Taxes arising from the Precoat Sale Restructuring and reasonable out-of-pocket costs and expenses incurred in connection with such Taxes (such Taxes collectively, “Indemnified Taxes”); and
(iv)    any and all Losses incurred or suffered by any Buyer Indemnitee to the extent arising from or relating to any Action set forth on Schedule 9.02(a)(iv).
(b)    Subject to the other provisions of this Article IX, effective at and after the Closing, Seller and its Affiliates and its and their respective Representatives (collectively, the “Chromalloy Indemnitees”) shall be entitled to indemnification from Buyer for and Buyer will pay to the Chromalloy Indemnitees the monetary value of:
(i)    any and all Losses incurred or suffered by any Chromalloy Indemnitee to the extent arising from or relating to any nonfulfillment, nonperformance or other breach of any covenant or agreement to be performed by Buyer pursuant to this Agreement; and
(ii)    any and all Losses incurred or suffered by any Chromalloy Indemnitee to the extent arising from or relating to any Action set forth on Schedule 9.02(b)(ii).
Notwithstanding the foregoing, (i) in no event will any Buyer Indemnitee be entitled to indemnification under this Section 9.02 for any Losses to the extent attributable to any material breach by Buyer of this Agreement; and (ii) in no event will any Chromalloy Indemnitee be entitled to indemnification under this Section 9.02 for any Losses to the extent attributable to any material breach by Seller of this Agreement. Notwithstanding the provisions of Section 9.02(b)(ii), from and after Closing,

Buyer shall have the sole right to conduct the defense of any Specified Matter with counsel of Buyer’s choice and at Buyer’s sole cost and expense and Buyer shall not be required to indemnify any Chromalloy Indemnitee for any expenses or fees of counsel retained by any Chromalloy Indemnitee with respect to any defense by such Chromalloy Indemnitee of any Specified Matter, unless such Chromalloy Indemnitee has been advised by outside counsel that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them and, in such event, the applicable Chromalloy Indemnitee may retain separate counsel approved in writing by Buyer in its reasonable discretion. In the event such a conflict exists and such Chromalloy Indemnitee retains independent counsel in accordance with the foregoing sentence, Buyer shall be liable for the reasonable expenses and fees of one separate counsel (in addition to one local counsel) for the Chromalloy Indemnitee. As promptly as reasonably practicable following Closing and at the sole cost and expense of Buyer, Seller shall (i) make available any insurance policies of the Chromalloy Subsidiaries under which coverage exists as of the Closing for any Specified Matter to Buyer and its Subsidiaries (including the Precoat Subsidiaries) pursuant to Section 5.09(b) and (ii) reasonably cooperate with Buyer and its Subsidiaries (including the Precoat Subsidiaries) to permit Buyer or its Subsidiaries (including the Precoat Subsidiaries) to obtain insurance covering the Specified Matters, including any tail coverage related to the Specified Matters.
Section 9.03    Procedures. Claims for indemnification under this Agreement shall only be asserted and resolved as follows:
(a)    Any Buyer Indemnitee or Chromalloy Indemnitee claiming indemnification under this Agreement (an “Indemnified Party”) with respect to any claim asserted (or the impositions of any penalty or assessment) against the Indemnified Party by a third party (“Third-Party Claim”) in respect of any matter that is subject to indemnification under Section 9.02 shall (i) promptly (but no later than twenty (20) days after receiving notice of the Third-Party Claim and becoming aware that such Indemnified Party may be entitled to indemnification therefor hereunder) notify the other Party (the “Indemnifying Party”) of the Third-Party Claim and (ii) transmit to the Indemnifying Party a written notice (a “Claim Notice”) stating the nature, basis, the amount thereof (to the extent known or estimated, which amount shall not be conclusive of the final amount of such Third-Party Claim), the method of computation thereof (to the extent known or estimated), any other remedy sought thereunder, any relevant time constraints relating thereto, and, to the extent reasonably practicable, any other material details pertaining thereto, along with copies of the relevant documents evidencing such Third-Party Claim and the basis for indemnification sought. Failure to notify the Indemnifying Party in accordance with this Section 9.03(a) will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent the Indemnifying Party is actually prejudiced by the Indemnified Party’s failure to give such notice (and then only to the extent so prejudiced). The Parties will act in good faith in responding to, defending against, settling or otherwise dealing with Third-Party Claims. Within thirty (30) days after delivery of a Claim Notice, the Indemnifying Party will deliver to the Indemnified Party a written response to such Claim Notice. If the Indemnifying Party fails to so respond within thirty (30) days after delivery of the Claim Notice, then the Indemnifying Party will be entitled to defend the Third-Party Claims specified in such Claim Notice.
(b)    An Indemnifying Party may elect at any time to assume and thereafter conduct the defense of any Third-Party Claim with counsel of the Indemnifying Party’s choice if: (i) such Third-Party Claim involves only monetary damages and does not seek an injunction or other equitable relief against the Indemnified Party; (ii) in the reasonable opinion of counsel to the Indemnified Party there is no actual or potential conflict that exists between the Indemnified Party and the Indemnifying Party in connection with the defense of such Third-Party Claim; (iii) such Third-Party Claim does not involve any criminal or quasi-criminal Action or liability, (iv) such Third-Party Claim does not relate to Taxes and (v) such Third-Party Claim is not covered by the RWI Policy and the insurer under such RWI Policy does not assume control of the defense of such Third-Party Claim. Notwithstanding any such assumption of the defense of a Third-Party Claim by the Indemnifying Party, the Indemnified Party shall be entitled to participate in such defense at its own cost and expense. Each Indemnified Party shall cooperate in all respects with the conduct of such defense by the Indemnifying Party (including the making of any reasonable and related claims, counterclaims or cross complaints against any Person (other than a customer or supplier of the Precoat Business or any other Person with material business dealings with the Precoat Business) in connection with the Third-Party Claim). The Indemnifying Party will not approve of the entry of any judgment or enter into any settlement or compromise with respect to such Third-Party Claim without the Indemnified Party’s prior written approval (not to be unreasonably withheld, conditioned or delayed), unless the terms of such settlement meets all of the following criteria: (w) the Indemnifying Party agrees in writing to pay or cause to be paid all amounts required by such judgment, settlement or compromise, (x) does not impose any consent order, injunction or decree that would restrict the future operation or conduct of the business of the Indemnified Party or any of its Affiliates or any other material non-monetary condition or obligation on the Indemnified Party or any of its Affiliates, (y) does not involve any finding or admission of a violation of Law and (z) provides for a full, unconditional and complete release of the claims that are the subject of such Third-Party Claim in favor of the Indemnified Party. If the Indemnified Party gives an Indemnifying Party notice of a Third-Party Claim and the Indemnifying Party does not, within thirty (30) days after such notice is given, (i) give notice to the Indemnified Party of its election to assume the defense of the Third-Party Claim pursuant to this Section 9.03 and (ii) thereafter promptly assume such defense, then the Indemnified Party may conduct the defense of such Third-Party Claim; provided, however, that the Indemnified Party will not agree to the entry of any judgment or enter into any settlement or compromise with respect to such Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed). If (A) the Indemnifying Party and the Indemnified Party are both named parties to the Third-Party Claim and the Indemnified Party has been advised by outside counsel that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them, or (B) the Indemnified Party assumes the defense of a Third-Party Claim in accordance with this Agreement, in each case, the Indemnifying Party shall be liable for the reasonable expenses and fees of one separate counsel (in addition to one local counsel) for the Indemnified Party.
(c)    If any Indemnified Party becomes aware of any circumstances that may give rise to a claim for indemnification pursuant to Section 9.02 for any matter not involving a Third-Party Claim, then such Indemnified Party shall promptly (i) notify the Indemnifying Party and (ii) deliver to the Indemnifying Party a Claim Notice describing in reasonable detail the nature of the claim, describing in reasonable detail the basis of the Indemnified Party’s request for indemnification under this Agreement and including the Indemnified Party’s best estimate of the amount of Liabilities that may arise from such claim. Failure to notify the Indemnifying Party in accordance with this Section 9.03(c) will not relieve the Indemnifying Party of any liability that it may have to the Indemnified Party, except to the extent the Indemnifying Party is prejudiced by the Indemnified Party’s failure to give such notice (and then only to the extent so prejudiced).
(d)    With respect to a Third-Party Claim, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its Representatives all reasonable access to the books, records, employees and properties of such Indemnified Party to the extent reasonably related to the matters to which the applicable Third-Party Claim relates. All such access shall be granted during normal business hours and shall be granted under the conditions, which shall not unreasonably interfere with the business and operations of such Indemnified Party. The Indemnified Party and the Indemnifying Party shall use reasonable efforts to avoid production of confidential information (consistent with applicable Law), and to cause all communications among employees, counsel and others representing any party to a Third-Party Claim to be made so as to preserve any Privileges.
(e)    Any indemnification payment pursuant to this Article IX will be effected by wire transfer of immediately available funds from the Indemnifying Party, to an account designated by the Indemnified Party, and will be made within five (5) Business Days after the date on which (i) the amount of such payments are determined by mutual agreement of the Indemnifying Party and the Indemnified Party or (ii) both such amount and the Indemnifying Party’s obligation to pay such amount have been finally determined by a final, non-appealable Governmental Order of a court having jurisdiction over such matter as permitted by Section 11.05 and Section 11.06 if a written response has been timely delivered in accordance with this Section 9.03.
Section 9.04    Calculation of Liabilities. Notwithstanding anything to the contrary herein:
(a)    each Indemnified Party shall use its commercially reasonable efforts to mitigate any Losses for which it is entitled to indemnification pursuant to this Article IX;

(b)    the amount of any Losses for which an Indemnified Party claims indemnification under this Agreement shall be reduced by (i) any insurance proceeds actually recovered with respect to such Losses (net of the deductible for such insurance policy and any increase in the premium for such policies arising out of or in connection with such Losses) and (ii) all other amounts recovered from a third party pursuant to indemnification or otherwise in respect of such Losses, in each case, net of out-of-pocket costs and expenses reasonably incurred by such Indemnified Party; provided that, if an Indemnified Party recovers an amount from a third party in respect of Losses that are the subject of indemnification hereunder after all or a portion of such Losses have been paid by an Indemnifying Party pursuant to this Article IX, then the Indemnified Party shall promptly remit to the Indemnifying Party the excess (if any) of (A) (x) the amount paid by the Indemnifying Party in respect of such Losses plus (y) the amount received by the Indemnified Party in respect thereof (net of out-of-pocket costs and expenses reasonably incurred in obtaining such recovery) over (B) the full amount of the Losses;
(c)    in the event an Indemnified Party shall recover in respect of a claim of indemnification under this Article IX, no other Indemnified Party shall be entitled to recover the same Losses in respect of a claim for indemnification;
(d)    following the Closing and solely in respect of claims under the RWI Policy, for purposes of determining whether any representation or warranty has been breached and the amount of Losses arising therefrom, each representation and warranty in this Agreement (and Schedules and Exhibits hereto) will be read without regard and without giving effect to the terms or phrases “material,” “in all material respects,” “in any material respect,” “material adverse change,” “material adverse effect,” “Material Adverse Effect,” “which would not reasonably be expected to be material to the Precoat Business,” “except where the failure to so qualify has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect” or similar words or phrases contained in such representation or warranty (as if such words or phrases were deleted from such representation and warranty);
(e)    notwithstanding anything to the contrary herein (unless related to a Third-Party Claim), no Party shall be liable for any special, punitive or exemplary Losses, whether based on contract, tort, strict liability, other Law or otherwise, and whether or not arising from any other Party’s sole, joint or concurrent negligence, strict liability or other fault;
(f)    notwithstanding anything to the contrary in this Agreement, nothing in this Agreement will limit the Liability of a Party to another Party for any Fraud or for Willful Breach of this Agreement; and
(g)    Seller acknowledges that Buyer is entering into the RWI Policy and that, in connection therewith, a Buyer Indemnitee may make claims for the same Loss or series of related Losses under both this Article IX and the RWI Policy. Seller further acknowledges and agrees that the denial of any claim by any Buyer Indemnitee under the RWI Policy shall not be construed as, or used as evidence that, such Buyer Indemnitee is not entitled to indemnification under this Article IX subject to the limitations set forth in this Article IX. Nothing in this Agreement shall limit the right of any Buyer Indemnitee to make claims against the RWI Policy. The provisions of this Article IX shall still apply (i) if the RWI Policy is never issued by the insurer, (ii) if the RWI Policy is revoked, cancelled or modified in any manner after issuance, or (iii) if any Buyer Indemnitee makes a claim under the RWI Policy and such claim is denied by the insurer.
Section 9.05    Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses pursuant to Section 9.02 and the Indemnified Party could have recovered all or a part of such Losses from a third party that does not have an ongoing business relationship with the Indemnified Party or any of its Affiliates (a “Potential Contributor”) based on the underlying claim asserted against the Indemnified Party, the Indemnified Party shall, to the extent permitted by Law, assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.
Section 9.06    Tax Treatment of Indemnification Payments. For applicable income Tax purposes, the Indemnified Party and the Indemnifying Party shall treat indemnification payments made pursuant to this Article IX as adjustments to the Consideration for applicable Tax purposes, except as otherwise required by Law.
Section 9.07    Indemnification Sole and Exclusive Remedy. Except with respect to Fraud or Willful Breach and claims for injunctive or equitable remedies, following the Closing, (a) indemnification pursuant to this Article IX will be the sole and exclusive remedy of the Parties and any Person claiming by or through any party (including the Indemnified Parties) related to or arising from any breach of any Surviving Pre-Closing Covenant or any covenant or agreement contained in this Agreement that by its nature is to be performed after the Closing, (b) except as otherwise specifically set forth in this Article IX, no Party shall be liable for any breach of or inaccuracy in any representation, warranty, covenant or agreement contained in, or otherwise pursuant to, this Agreement and (c) no Party will have any other rights or remedies in connection with any breach of this Agreement or any other liability arising out of the negotiation, entry into or consummation of the transactions contemplated by this Agreement, whether based on contract, tort, strict liability, other Laws or otherwise. All representations and warranties set forth in this Agreement are contractual in nature only and shall automatically terminate at the Closing without any further force or effect. Furthermore, the Parties acknowledge and agree that:
(a)    the Parties have voluntarily agreed to define their rights, liabilities and obligations respecting the transactions contemplated hereby exclusively in contract pursuant to the express terms and provisions of this Agreement and hereby waive any statutory and common law remedies, with respect to matters relating to the transactions contemplated by this Agreement;
(b)    the sole and exclusive remedies for any breach of the terms and provisions of this Agreement or any Action otherwise arising out of or related to the transactions contemplated by this Agreement shall be those remedies available at law or in equity for breach of contract only (as such contractual remedies have been further limited or excluded pursuant to the express terms of this Agreement);
(c)    the provisions of and the limited remedies provided in this Article IX were specifically bargained for between the Parties and were taken into account by the Parties in arriving at the Base Purchase Price; and
(d)    after the Closing, no Party or its Affiliates may seek the rescission of the transactions contemplated by this Agreement.
For the avoidance of doubt, any adjustments made to the Consideration pursuant to Section 2.05 shall not be considered “remedies” for purposes of this Section 9.07 and shall not be limited by the terms of this Section 9.07.
Section 9.08    No Right of Indemnification or Contribution. Seller has no right of indemnification or contribution against any Precoat Subsidiary with respect to any breach by Seller or any Precoat Subsidiary of any of their representations, warranties, statements, covenants or agreements contained in this Agreement, any other Transaction Document or in any certificate, instrument or other document delivered by or on behalf of Seller or any Precoat Subsidiary pursuant to this Agreement or any other Transaction Document, whether by virtue of any contractual or statutory right of indemnity or otherwise, and all claims to the contrary are hereby waived and released.
ARTICLE X
Termination
Section 10.01    Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:
(a)    by mutual written agreement of Seller and Buyer;
(b)    by written notice from Seller to Buyer or from Buyer to Seller, if the consummation of the transactions contemplated hereby is permanently enjoined or otherwise prohibited by the terms of a final, non-appealable order or judgment of a court of competent jurisdiction; provided that, this right of termination shall not be available to any Party whose failure to comply with its obligations under Section 5.03 has been the cause of, or has resulted in, such order or judgment;
(c)    by written notice from Buyer to Seller, if there is a breach of any representation or warranty set forth in Article III hereof or any covenant or agreement to be complied with or performed prior to the Closing by Seller pursuant to the terms of this Agreement, in each case, that would cause the failure of a condition set forth in Section 8.01 or Section 8.02 to be satisfied at the Closing; provided that, in each case under this clause (c), Buyer may not terminate this Agreement unless (i) Buyer has given written notice of such breach to Seller and Seller has not cured such breach by the earlier of thirty (30) days after receipt of such notice (but only as long as Seller continues to use its reasonable best efforts to cure such breach) and the Outside Date or (ii) such breach is not capable of being cured; provided, further, that Buyer may not terminate this Agreement pursuant to this Section 10.01(c) if at the time of such termination Buyer is in breach of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach would give rise to the failure of a condition set forth in Section 8.03(a) or Section 8.03(b);
(d)    by written notice from Seller to Buyer, if
(i)    if there is a breach of any representation or warranty set forth in Article IV hereof or any covenant or agreement to be complied with or performed prior to the Closing by Buyer pursuant to the terms of this Agreement, in each case, that would cause the failure of a condition set forth in Section 8.01 or Section 8.03 to be satisfied at the Closing; provided that, in each case under this clause (d), Seller may not terminate this Agreement unless (A) Seller has given written notice of such breach to Buyer and Buyer has not cured such breach by the earlier of thirty (30) days after receipt of such notice (but only as long as Buyer continues to use its reasonable best efforts to cure such breach) and the Outside Date or (B) such breach is not capable of being cured; provided, further, that Seller may not terminate this Agreement pursuant to this Section 10.01(d)(i) if at the time of such termination Seller is in breach of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach would give rise to the failure of a condition set forth in Section 8.02(a) or Section 8.02(b), or
(ii)    (A) all of the conditions set forth in Section 8.01 and Section 8.02 have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing) as of the date the Closing should have occurred pursuant to Section 2.04(a), (B) Seller has irrevocably confirmed in writing to Buyer that Seller is ready, willing and able to consummate the transactions contemplated by this Agreement subject to only those conditions set forth in Section 8.01 or Section 8.02 that by their nature are to be satisfied at the Closing but which would be capable of being satisfied if the Closing Date were the date that the notice of such termination is delivered to Buyer and (C) Buyer has failed to consummate the transactions contemplated by this Agreement within five (5) Business Days following the date the Closing should have occurred pursuant to Section 2.04(a), so long as all of the conditions set forth in Section 8.01 and Section 8.02 remain satisfied during such five (5) Business Day period (other than those conditions that by their nature are to be satisfied at the Closing);
(e)    by written notice from Seller to Buyer or from Buyer to Seller, if any of the conditions set forth in Sections 8.01, 8.02 and 8.03 of this Agreement, as applicable, have not been satisfied or waived on or before July 7, 2022 (the “Initial Outside Date” and, as the same may be extended pursuant to Section 11.12 or this Section 10.01(e), the “Outside Date”), unless a breach of this Agreement by the Party seeking termination is the primary reason for the Closing not occurring on or before such date; provided that if the conditions set forth in Section 8.01(a) or, with respect to matters addressed in Section 8.01(a), Section 8.01(b) have not been satisfied or waived on or prior to such date, but all other conditions set forth in Article VIII have been satisfied or waived (except for those conditions that by their nature are to be satisfied at the Closing), then the Outside Date may be extended by written notice of Buyer or Seller to the other to a date not beyond September 7, 2022; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(e) shall not be available to any Party whose failure to fulfill any obligation under this Agreement or such Party’s breach shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to such date; or

(f)    by written notice from Buyer to Seller if there has been a Material Adverse Effect on the Precoat Business, which has not been cured or cannot be cured by the Initial Outside Date.
Section 10.02    Effect of Termination.
(a)    Except as otherwise set forth in this Section 10.02, in the event of the valid termination of this Agreement pursuant to Section 10.01, this Agreement shall forthwith become void and have no effect, without any Liability on the part of any Party or its Affiliates, Representatives or stockholders (in each case, subject to the terms and conditions of the surviving provisions of this Agreement set forth in this Section 10.02), other than Liability of Seller or Buyer, as the case may be, for any Willful Breach of this Agreement occurring prior to such termination or Fraud and the aggrieved Party will be entitled to all rights and remedies available under any Law or in equity; provided, however, that, a failure of any of the conditions of Buyer set forth in Article VIII resulting from any breach of any covenant of Buyer hereunder to be performed after the date hereof, including Section 5.03 (other than a breach of any covenant due to a Force Majeure Event), shall be deemed to be a Willful Breach whether or not Buyer had sufficient funds available to consummate such transactions. In determining losses or damages recoverable upon termination by a Party for the other Party’s breach, the Parties acknowledge and agree that such losses and damages shall not be limited to reimbursement of expenses or out-of-pocket costs, and shall include the benefit of the bargain lost by such Party (taking into consideration relevant matters, including other opportunities and the time value of money), which shall be deemed to be damages of such Party. Notwithstanding the immediately preceding sentence of this Section 10.02, termination of this Agreement pursuant to Section 10.01 shall not release any Party from any Liability (a) for any Willful Breach or Fraud by such Party that occurred prior to such termination (including such Party’s failure to close if it was otherwise obligated to do so under the terms of this Agreement) or (b) pursuant to the provisions of Section 5.12, Section 5.13, this Section 10.02, Article XI and the Confidentiality Agreement shall survive any termination of this Agreement.
(b)    The Parties acknowledge and agree that the agreements contained in this Section 10.02 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, none of the Parties would have entered into this Agreement.
ARTICLE XI
Miscellaneous
Section 11.01    Notices. All notices and other communications between the Parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person as of the date delivered, (b) when delivered by UPS, FedEx or other nationally recognized overnight delivery service as of the date delivered, or (c) when delivered by email (in the case of this clause (c), solely if receipt is confirmed (and such receiving Party shall confirm receipt when received) and if transmitted prior to 6:00 p.m. (Eastern Time), otherwise the next Business Day after such transmission), addressed as follows:
if to Buyer, to:
One Museum Place, Suite 500
3100 West 7th Street
Fort Worth, Texas 76107
Attention: Tara D. Mackey
Email: TaraMackey@AZZ.com
with a copy (which shall not constitute notice) to:
Baker McKenzie LLP
1900 N. Pearl Street, Suite 1500
Dallas, Texas 75201
Attention: Amar Budarapu
Email: Amar.Budarapu@bakermckenzie.com
if to Seller, to:

c/o The Carlyle Group
1001 Pennsylvania Avenue, NW
Washington, DC 20004
Attention: Doug Brandely
Email: Douglas.Brandely@carlyle.com

and
4100 RCA Blvd.
Palm Beach Gardens, FL 33410
Attention: Steven R. Lowson
Steven_Lowson@Sequa.com

with a copy (which shall not constitute notice) to:
Latham & Watkins LLP
555 Eleventh Street, N.W., Suite 1000
Washington, D.C. 20004-1304
Attention: David Dantzic
Email: David.Dantzic@lw.com

or to such other address or addresses as a Party may from time to time designate in a written notice delivered in accordance with this Section 11.01.
Section 11.02    Waiver; Amendment. Subject to Section 11.16, this Agreement may be amended or modified only by written agreement executed and delivered by authorized officers of each of the Parties (and any amendment or modification except expressly in accordance with the foregoing shall be void). Subject to Section 11.16, any Party may waive any of the terms or conditions of this Agreement by an agreement in writing executed in the same manner (but not necessarily by the same individuals) as this Agreement. No waiver by any Party of any default, misrepresentation or breach of representation, warranty, covenant or other agreement hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the Party sought to be charged with such waiver.
Section 11.03    Expenses. Except as otherwise provided in this Agreement (including, for clarity, Unpaid Company Transaction Expenses, which shall be the sole responsibility of Seller), each Party shall bear its own fees, costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants; provided, however, that the fees and expenses of the Auditor, if any, shall be paid in accordance with Section 2.05; provided, further, that Buyer shall (a) pay all fees payable to the Antitrust Authorities in connection with the transactions contemplated by this Agreement no matter which Party is obligated to pay such fees under applicable Law, (b) pay all fees and expenses in connection with any financing arrangements, regardless of whether such fees and expenses were to be incurred by any of the Precoat Subsidiaries and (c) bear and shall timely pay any and all Transfer Taxes incurred in connection with transactions contemplated by this Agreement.
Section 11.04    Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of each other Party; provided, however, that (a) Buyer may collaterally assign its rights under this Agreement to any of its Debt Financing Sources (provided that such assignment shall not relieve Buyer of any of its obligations hereunder) and (b) by notice no less than three (3) Business Days prior to the Closing Date, Buyer may assign its rights but not its obligations under this Agreement or any such right to any direct or indirect wholly owned Subsidiary of Buyer that is a “United States person” within the meaning of Section 7701(a)(30) of the Code without the prior written consent of Seller unless such assignment would delay the Closing or would result in any condition to Closing not being satisfied. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. In the event that Buyer, Seller or any of their respective successors or permitted assigns consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger or transfers or conveys all or substantially all of their respective properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Buyer or Seller shall succeed to the Liabilities of such Party under this Agreement. Any attempted assignment or transfer in violation of this Section 11.04 shall be void.
Section 11.05    Governing Law. This Agreement, including its validity, interpretation, construction, performance and enforcement, and all claims, disputes or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.
Section 11.06    Jurisdiction; Waiver of Jury Trial.
(a)    Any Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby shall be brought in the New York State courts in the Borough of Manhattan in the State of New York or, in the case of claims to which the federal courts have exclusive subject matter jurisdiction, in the United States District Court for the Southern District of New York, and, in each case, appellate courts therefrom, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of any such Action shall be heard and determined only in any such court and agrees not to bring any such Action in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by Law or to commence legal proceedings or otherwise proceed against the other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 11.06(a). This Section 11.06(a) shall not apply to any dispute under Section 2.05 that is required to be decided by the Auditor.
(b)    EACH PARTY HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE). EACH PARTY (I) CERTIFIES THAT NO REPRESENTATIVE OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY SUCH ACTION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 11.06(b).
Section 11.07    Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by electronic means (including .portable document format (.pdf) or DocuSign) with the same binding effect as the original.
Section 11.08    Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the entities expressed named as parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that, notwithstanding the foregoing (a) Carlyle Investment Management L.L.C. and its Affiliates are intended third-party beneficiaries of, and may enforce, Section 5.13, (b) Prior Business Counsel and the Designated Persons shall be intended third-party beneficiaries of, and may enforce, Section 11.14, (c) in the event the Closing occurs, the Chromalloy Indemnitees (and their successors, heirs and Representatives) shall be intended third-party beneficiaries of, and may enforce, Section 5.07(b) and Article IX, (d) in the event Closing occurs, the Buyer Releasees shall be intended third-party beneficiaries of, and may enforce,

Section 11.17(a), (e) in the event Closing occurs, the Seller Releasees shall be intended third-party beneficiaries of, and may enforce, Section 11.17(b), and (f) in the event the Closing occurs, the Buyer Indemnitees (and their successors, heirs and Representatives) shall be intended third-party beneficiaries of, and may enforce, Section 5.07(b) and Article IX; provided, further, that each of the Debt Financing Sources shall be a third-party beneficiary of Section 11.02, this Section 11.08, Section 11.10 and Section 11.16.
Section 11.09    Entire Agreement. The Transaction Documents (together with the Schedules to this Agreement) and the Confidentiality Agreement constitute the entire agreement among any of the Parties relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by any of the Parties or any of their respective Affiliates or Representatives relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings or agreements, oral or otherwise, relating to the transactions contemplated by the Transaction Documents (together with the Schedules to this Agreement) exist among any of the Parties or any of their respective equityholders, Affiliates or Representatives except, in each case, as expressly set forth in the Transaction Documents (together with the Schedules to this Agreement) and the Confidentiality Agreement.
Section 11.10    Severability. If any provision of this Agreement is held invalid, illegal, inoperative or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid, illegal, inoperative or unenforceable in any respect under the Laws governing this Agreement, they shall negotiate in good faith and take any actions necessary to render the remaining provisions of this Agreement valid, legal, operative and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid, illegal, inoperative or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.
Section 11.11    Schedules. The Schedules referenced herein are a part of this Agreement as if fully set forth herein. The Parties acknowledge and agree that (a) the disclosure by Seller of any item, information or other matter in the Schedules shall not be deemed to constitute an acknowledgement by Seller that such item, information or other matter is required to be disclosed by the terms of this Agreement or that such item, information or other matter is material, (b) if any section of the Schedules lists an item or information in such a way as to make its relevance to the disclosure required by or provided in another section of the Schedules or the statements contained in any Section of Article III reasonably apparent on its face, such item or information shall be deemed to have been disclosed in or with respect to such other section, notwithstanding the omission of an appropriate cross-reference to such other section or the omission of a reference in the particular representation and warranty to such section of the Schedules, (c) except as provided in clause (b) above, headings have been inserted in the Schedules for convenience of reference only, (d) the Schedules are qualified in their entirety by reference to specific provisions of this Agreement and (e) the Schedules and the information and statements contained therein are not intended to broaden or constitute, and shall not be construed as broadening or constituting, representations, warranties or covenants of Seller or any of its Affiliates except as and to the extent provided in this Agreement.
Section 11.12    Enforcement. The Parties agree that irreparable damage would occur, and that the Parties would not have an adequate remedy at Law, in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions (or other forms of specific performance) to prevent breaches or anticipated breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement, without proof of actual damages or otherwise. Each Party agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. No right or remedy herein conferred by this Agreement is intended to be exclusive of any other right or remedy, and every other right and remedy shall be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law, in equity, under contract or otherwise.

Section 11.13    Non-Recourse. Other than to the extent set forth in the Confidentiality Agreement, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of or related to this Agreement, or the negotiation, execution or performance of this Agreement, or the transactions contemplated hereby (including any representation or warranty made in, in connection with, or as an inducement to this Agreement) may only be brought against, the entities that are expressly named as Parties (or their successors or permitted assigns) and then only with respect to the specific obligations set forth herein with respect to such named Party or a third party beneficiary pursuant to Section 11.08. Except to the extent a named party to this Agreement or a third party beneficiary pursuant to Section 11.08 (and then only to the extent of the specific obligations of such party set forth in this Agreement and not otherwise) and except as set forth in the Confidentiality Agreement, no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor, Debt Financing Source or other Representative of any Party, or Affiliate of any of the foregoing (excluding any party to the Confidentiality Agreement, Buyer and Seller or their successors or permitted assigns), shall have any Liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or Liabilities of any Party under this Agreement (whether for indemnification or otherwise) or of or for any claim based on, arising out of or related to this Agreement, or the negotiation, execution or performance of this Agreement, or the transactions contemplated hereby (including any representation or warranty made in, in connection with, or as an inducement to this Agreement). Notwithstanding the foregoing, nothing contained in this Section 11.13 shall limit or restrict any claim or remedy based on or arising out of Fraud or Willful Breach.
Section 11.14    Privileged Matters; Conflicts of Interest.
(a)    Transaction Information. The Parties agree that their respective rights and obligations to maintain, preserve, assert or waive any attorney-client, work product or other legal privileges (collectively, “Privileges”) shall be governed by the provisions of this Section 11.14(a) and Section 11.14(b). With respect to matters to the extent relating to the books, records, documents, communications or other information of Seller or any of its Affiliates prepared in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby in each case, in existence prior to Closing (collectively, “Transaction Information”), Seller shall have sole authority to determine whether to assert or waive any Privileges, including the right to assert any Privilege against Buyer and its Subsidiaries. Buyer shall use commercially reasonable efforts not to, and shall cause its Subsidiaries (including, after the Closing, the Precoat Subsidiaries) to use commercially reasonable efforts not to, take any action without the prior written consent of Seller that would reasonably be expected to result in any waiver of any such Privileges of Seller. After the Closing, Buyer shall have sole authority to determine whether to assert or waive any Privileges with respect to matters relating to the Precoat Business (except for Transaction Information). However, Buyer may not assert any such Privileges of Buyer related to pre-Closing advice or communications relating to the transactions contemplated hereby against Seller. Seller shall use commercially reasonable efforts not to, and shall cause its Subsidiaries to use commercially reasonable efforts not to, take any action after the Closing without the prior written consent of Buyer that would reasonably be expected to result in any waiver of any such Privileges of Buyer. The rights and obligations created by this Section 11.14(a) shall apply to all Transaction Information as to which Seller, its Subsidiaries, or the Precoat Subsidiaries would be entitled to assert or has asserted a Privilege without regard to the effect, if any, of the transactions contemplated hereby (the “Privileged Transaction Information”). Upon receipt by Seller or its Affiliates, or Buyer or its Subsidiaries (including, after the Closing, the Precoat Subsidiaries), as the case may be, of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Transaction Information of the other, such Party shall, to the extent legally permitted, promptly notify the other of the existence of the request and shall provide the other a reasonable opportunity to review the Privileged Transaction Information and to assert any rights it may have under this Section 11.14(a) or otherwise to prevent the production or disclosure of Privileged Transaction Information.
(b)    Chromalloy Information. With respect to matters to the extent relating to the Chromalloy Subsidiaries and the Chromalloy Business (collectively, “Chromalloy Information”), Seller shall have sole authority to determine whether to assert or waive any Privileges, including the right to assert any Privilege against Buyer and its Subsidiaries. Buyer shall use commercially reasonable efforts not to, and shall cause its Subsidiaries (including, after the Closing, the Precoat Subsidiaries) to use commercially reasonable efforts not to, take any action without the prior written consent of Seller that would reasonably be expected to result in any waiver of any such Privileges of Seller. The rights and obligations created by this Section 11.14(b) shall apply to all Chromalloy Information as to which Seller, its Affiliates or the Precoat Subsidiaries would be entitled to assert or has asserted a Privilege without regard to the effect, if any, of the transactions contemplated hereby (the “Privileged Chromalloy Information”). Upon receipt by Buyer or its Subsidiaries (including, after the Closing, the Precoat Subsidiaries), as the case may be, of any subpoena, discovery or other request from any third party that actually or arguably calls for the production or disclosure of Privileged Chromalloy Information of the other, Buyer shall, to the extent legally permitted, promptly notify Seller of the existence of the request and shall provide Seller a reasonable opportunity to review the Privileged Chromalloy Information and to assert any rights it may have under this Section 11.14(b) or otherwise to prevent the production or disclosure of Privileged Chromalloy Information.
(c)    Privileged Materials. All Privileges relating to Transaction Information and Chromalloy Information, and all books and records and other documents of the Precoat Subsidiaries containing any advice or communication that is subject to any such Privilege (“Privileged Materials”), shall be excluded from the purchase, and shall be distributed to Seller (on behalf of the applicable Designated Persons) immediately prior to the Closing. Absent the prior written consent of Seller, acting on behalf of the applicable Designated Persons, neither Buyer nor (following the Closing) the Precoat Subsidiaries shall have a right of access to Privileged Materials.
(d)    Conflicts of Interest. Buyer hereby waives and agrees not to assert, and after the Closing, Buyer shall cause the Precoat Subsidiaries to waive and to not assert, any conflict of interest arising out of or relating to the representation, after the Closing, of Seller or any of the other Chromalloy Subsidiaries or other Affiliates, or any of their respective officers, employees or directors (any such Person, a “Designated Person”) in any matter involving this Agreement or any of the other Transaction Documents or transactions contemplated hereby or thereby, by Latham & Watkins LLP (“Prior Business Counsel”). Without limiting the foregoing, Buyer acknowledges that Prior Business Counsel have, on or prior to the Closing Date, represented Designated Persons in one or more matters relating to this Agreement or any other agreements or transactions contemplated hereby (including any matter that may be related a litigation, claim or dispute arising under or related to this Agreement or such other agreements or in connection with such transactions) (each, an “Existing Representation”), and agrees that, following the Closing, Prior Business Counsel may serve as counsel to any Designated Person in connection with any matters related to this Agreement or any other agreements or the transactions contemplated hereby, including any litigation, claim or obligation arising out of or relating to this Agreement, and such other agreement or the transactions contemplated by this Agreement notwithstanding any representation by Prior Business Counsel prior to the Closing, and Buyer (on behalf of itself and its Subsidiaries (including, after the Closing, the Precoat Subsidiaries)) hereby agrees that, in the event that a dispute arises after the Closing between Buyer or any of its Subsidiaries (including, after the Closing, the Precoat Subsidiaries), on the one hand, and any Designated Person, on the other hand, Prior Business Counsel may represent one or more Designated Persons in such dispute even though the interests of such Person(s) may be directly adverse to Buyer or its Subsidiaries (including, after the Closing, the Precoat Subsidiaries) and even though Prior Business Counsel may have represented such Precoat Subsidiary in a matter substantially related to such dispute. Without limiting the foregoing, each of Buyer and Seller (on behalf of itself and its Affiliates) consents to the disclosure by Prior Business Counsel, in connection with one or more post-Closing representations, to the Designated Persons of any information learned by Prior Business Counsel in the course of one or more Existing Representations, whether or not such information is subject to any Privilege of Seller or any of its Subsidiaries or Prior Business Counsel’s duty of confidentiality as to Seller or any of its Subsidiaries and whether or not such disclosure is made before or after the Closing.
(e)    Miscellaneous. Buyer hereby acknowledges that it has had the opportunity to discuss and obtain adequate information concerning the significance and material risks of, and reasonable available alternatives to, the waivers, permissions and other provisions of this Agreement, including the opportunity to consult with counsel other than Prior Business Counsel. This Section 11.14 shall be irrevocable, and no term of this Section 11.14 may be amended, waived or modified, without the prior written consent of Seller, acting on behalf of the applicable Designated Persons and their respective Affiliates and Prior Business Counsel affected thereby.
Section 11.15    RWI Policy. Buyer shall use its commercially reasonable efforts to bind the RWI Policy as promptly as possible after the execution of this Agreement. Buyer shall bear all costs related to the RWI Policy, including, without limitation, the premium, broker commission, applicable Taxes and any related fees. Buyer shall cause the RWI Policy to include a provision whereby the RWI Insurer expressly waives, releases, and agrees not to pursue, directly or indirectly, any rights, including rights of or via subrogation, assignment, or otherwise, against Seller or any of the other Buyer Releasees with respect to any claim made thereunder (except in the case of, and only to the extent of, damages paid by the RWI Insurer under the RWI Policy resulted from Fraud, and in such case only against the party who has committed such Fraud) and not against any other Person. Seller shall be identified in the RWI Policy as express third party beneficiaries of the foregoing provision with the right of enforcement. The foregoing waiver and release under the RWI Policy shall not be in any way amended, modified, supplemented, terminated, waived, or otherwise revised, and no amendment, modification, supplementation, termination, waiver or revision shall be effective, without the express written consent of Seller.
Section 11.16    Debt Financing Sources. Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto: (a) agrees that it will not bring or support any person in any action, suit, proceeding, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Debt Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the Debt Financing contemplated thereby, in any forum other than the federal and New York State courts located in the Borough of Manhattan of the City of New York; (b) agrees that, except as specifically set forth in the Debt Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to the Debt Commitment Letter, the performance thereof or its negotiation, execution, performance or breach or any transaction contemplated hereby or the Debt Financing contemplated thereby, shall be exclusively governed by, and construed in accordance with, the Laws of the State of New York; and (c) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether in law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the Debt Financing contemplated thereby. Notwithstanding anything to the contrary contained in this Agreement, (i) Seller and the Precoat Business and their respective representatives, Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders shall not have any rights or claims against any Debt Financing Source, in any way relating to this Agreement or any of the transactions contemplated by this Agreement or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the Debt Financing contemplated thereby, whether based on contract, tort or strict liability by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation, or applicable Laws or otherwise and whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of a party hereto or another Person (including a claim to enforce the Debt Commitment Letter) or otherwise and (ii) no Debt Financing Source shall have any liability (whether in contract, in tort or otherwise) to Seller, the Precoat Business, their respective representatives and their respective Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the Debt Financing contemplated thereby, whether based on contract, tort or strict liability by the enforcement of any assessment, by any legal or equitable proceeding, by virtue of any statute, regulation or applicable Laws or otherwise and whether by or through attempted piercing of the corporate, limited liability company or partnership veil, by or through a claim by or on behalf of a party hereto or another Person (including a claim to enforce the Debt Commitment Letter) or otherwise; provided that notwithstanding the foregoing, nothing herein shall affect the rights, claims or remedies of Buyer against the Debt Financing Sources with respect to the Debt Commitment Letter, the Debt Financing or the definitive documentation with respect thereto or any of the transactions contemplated thereby or the performance of services thereunder. Notwithstanding anything to the contrary contained in this Agreement, (i) the Debt Financing Sources are intended third-party beneficiaries of, and shall be entitled to the protections of Section 11.02 (Waiver; Amendment), Section 11.08 (Rights of Third Parties), Section 11.10 (Severability) and this Section 11.16 (Debt Financing Sources) and (ii) each of (x) Section 11.02 (Waiver; Amendment), Section 11.08 (Rights of Third Parties), Section 11.10 (Severability) and this Section 11.16 (Debt Financing Sources) may not be amended in a manner adverse to the Debt Financing Sources and (y) any other provision of this Agreement may not be amended in a way that conflicts with this Section 11.16 in a manner adverse to the Debt Financing Sources, in each case, without the prior written consent of the Debt Financing Sources party to the Debt Commitment Letter. This Section 11.16 is intended to benefit and may be enforced by Buyer and the Debt Financing Sources and shall be binding on all successors and assigns of Seller, the Precoat Business, their respective representatives and their respective Affiliates, directors, officers, employees, agents, partners, managers, members or stockholders.
Section 11.17    Release.
(a)    Effective as of the Closing, Buyer, on behalf of the Buyer Releasors, hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, Actions and causes of action of whatever kind or nature, whether known or unknown, which any Buyer Releasor has, may have, or might have or may assert now or in the future, against each Buyer Releasee, in each case, arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed or was taken or permitted at or prior to the Closing to the extent relating to Seller’s ownership of the Mezzanine Interest; provided, however, that nothing contained in this Section 11.17(a) shall release, waive, discharge, relinquish or otherwise affect any claim for Fraud, Willful Breach or the rights or obligations of any Person under this Agreement, the other Transaction Documents or any other agreement delivered or required to be delivered pursuant hereto. Buyer shall, and shall cause the Precoat Subsidiaries to, refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced any legal proceeding of any kind against a Buyer Releasee based upon any matter released pursuant to this Section 11.17(a). Each Buyer Releasee to whom this Section 11.17(a) applies shall be a third party beneficiary of this Section 11.17(a).
(b)    Effective as of the Closing, Seller, on behalf of Seller Releasors, hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, Actions and causes of action of whatever kind or nature, whether known or unknown, which any Seller Releasor has, may have, or might have or may assert now or in the future, against each Seller Releasee, in each case, arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act or occurrence of any sort or type, whether known or unknown, and which occurred, existed or was taken or permitted at or prior to the Closing to the extent relating to the ownership of the Mezzanine Interests; provided, however, that nothing contained in this Section 11.17(b) shall release, waive, discharge, relinquish or otherwise affect any claim for (i) Fraud, Willful Breach or the rights or obligations of any Person under any Portfolio Company Contract, this Agreement, the other Transaction Documents or any other agreement delivered or required to be delivered pursuant hereto or (ii) in the case of any employee or former employee of the Precoat Subsidiaries, any accrued compensation or benefits or other rights or claims arising out of such employee’s of former employee’s employment relationship. Seller shall, and shall cause the Chromalloy Subsidiaries to, refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced any legal proceeding of any kind against a Seller Releasee based upon any matter released pursuant to this Section 11.17(b). Each Seller Releasee to whom this Section 11.17(b) applies shall be a third party beneficiary of this Section 11.17(b).
[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.
SEQUA CORPORATION

By: /s/ Steven R. Lowson
Name: Steven R. Lowson
Title: Executive Vice President, General Counsel and Secretary
AZZ INC.
By: /s/ Tom Ferguson
Name: Tom Ferguson
Title: President and Chief Financial Officer

[Signature Page to Securities Purchase Agreement]